Exhibit 2.1

AGREEMENT AND PLAN

OF

MERGER AND CONTRIBUTION

Dated as of January 26, 2004

Among

IMC GLOBAL INC.,

GLOBAL NUTRITION SOLUTIONS, INC.,

GNS ACQUISITION CORP.,

CARGILL, INCORPORATED

And

CARGILL FERTILIZER, INC.

Table of Contents

ARTICLE I DEFINITIONS
1.01	Definitions

ARTICLE II THE TRANSACTIONS; CLOSINGS; EFFECTIVE DATE
2.01	The Transactions
2.02	Closings
2.03	Effective Date
2.04	The Surviving Corporation

ARTICLE III CONVERSION AND EXCHANGE OF IMC STOCK
3.01	IMC Common Stock
3.02	IMC Preferred Stock
3.03	GNS Acquisition Corp. Common Stock
3.04	Stock Option and Award Plans
3.05	Exchange Agent; Exchange of Shares
3.06	Withholding Taxes

ARTICLE IV PRE-CONTRIBUTION RESTRUCTURING AND CONTRIBUTION OF CONTRIBUTED SUBSIDIARIES
4.01	Pre-Contribution Restructuring
4.02	Contribution Consideration

ARTICLE V REPRESENTATIONS AND WARRANTIES OF IMC
5.01	Organization, Standing and Corporate Power
5.02	Subsidiaries; Jointly Owned Enterprises
5.03	Capital Structure
5.04	Authority; Noncontravention
5.05	Governmental Approvals
5.06	IMC SEC Filings
5.07	PLP SEC Filings
5.08	Financial Statements; No Undisclosed Liabilities
5.09	Financial Controls
5.10	Information Supplied
5.11	Absence of Certain Changes or Events
5.12	Litigation
5.13	Contracts
5.14	Compliance with Laws; Permits
5.15	Employee Benefit Plans
5.16	Taxes
5.17	Labor Matters
5.18	Environmental Matters
5.19	Intellectual Property
5.20	Real Property

i

5.21	Insurance
5.22	Brokers and Other Advisors
5.23	Opinion of Financial Advisor
5.24	Tax Treatment
5.25	Anti-takeover Statutes and Rights Plan
5.26	Unaffiliated IMC JVs

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF CARGILL AND CFI
6.01	Organization, Standing and Corporate Power
6.02	Subsidiaries; Jointly Owned Enterprises
6.03	Authority; Noncontravention
6.04	Governmental Approvals
6.05	Financial Statements; No Undisclosed Liabilities
6.06	Financial Controls
6.07	Information Supplied
6.08	Absence of Certain Changes or Events
6.09	Litigation
6.10	Contracts
6.11	Compliance with Laws; Permits
6.12	Taxes
6.13	Labor Matters
6.14	Environmental Matters
6.15	Intellectual Property
6.16	Indebtedness
6.17	Real Property
6.18	Insurance
6.19	Sufficiency of Contributed Assets
6.20	Affiliate Transactions
6.21	Brokers and Other Advisors
6.22	Tax Treatment
6.23	No Vote Required
6.24	Unaffiliated CFJVs

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF NEWCO AND GNS ACQUISITION CORP.
7.01	Organization, Standing and Corporate Power
7.02	Subsidiaries
7.03	Capital Structure
7.04	Authority; Noncontravention
7.05	Governmental Approvals
7.06	Information Supplied
7.07	Litigation
7.08	Brokers and Other Advisors
7.09	No Business Activities
7.10	Tax Treatment

ARTICLE VIII COVENANTS RELATING TO CONDUCT OF BUSINESS

8.01	Conduct of Business by IMC
8.02	Conduct of Business by Cargill
8.03	Control of Other Party’s Business
8.04	No Solicitation by IMC
8.05	No Solicitation by Cargill
8.06	Restructuring of Cargill Fertilizer Businesses
8.07	Modification of Transactions

ARTICLE IX ADDITIONAL AGREEMENTS
9.01	Preparation of the Form S-4 and the Proxy Statement; Stockholder Meeting
9.02	PLP Unit Exchange
9.03	Newco Organizational Documents; Governance Matters; Headquarters
9.04	Access to Information; Confidentiality
9.05	Commercially Reasonable Efforts
9.06	Indemnification, Exculpation and Insurance
9.07	Fees and Expenses
9.08	Public Announcements
9.09	Affiliates
9.10	Section 16 Matters
9.11	Stock Exchange Listing
9.12	Rights Agreement
9.13	Reorganization Treatment
9.14	Stockholder Litigation
9.15	Employee Matters
9.16	Employment Agreements
9.17	Confidentiality Agreements
9.18	Newco Names
9.19	Accountants’ Letters
9.20	Transition Services Agreement
9.21	Indemnity
9.22	Working Capital
9.23	Letters of Credit/Guarantees
9.24	Tax Matters
9.25	Ownership of Contributed Subsidiaries
9.26	Ownership of Newco and IMC
9.27	Covenant Not to Compete or Solicit Business

ARTICLE X CONDITIONS PRECEDENT
10.01	Conditions to Each Party’s Obligation to Effect the Transactions
10.02	Conditions to Obligations of IMC
10.03	Conditions to Obligation of Cargill and CFI
10.04	Frustration of Closings Conditions

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER
11.01	Termination
11.02	Termination Fee
11.03	Effect of Termination

11.04	Amendment
11.05	Extension; Waiver
11.06	Procedure for Termination or Amendment

ARTICLE XII GENERAL PROVISIONS
12.01	Nonsurvival of Representations and Warranties
12.02	Notices
12.03	Interpretation
12.04	Counterparts
12.05	Entire Agreement; No Third-Party Beneficiaries
12.06	Governing Law
12.07	Specific Enforcement; Consent to Jurisdiction
12.08	WAIVER OF JURY TRIAL
12.09	Assignment
12.10	Severability
12.11	Further Assurances
12.12	Schedules

Exhibits

Exhibit A	Investor Rights Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Form of Newco Certificate of Incorporation
Exhibit D	Form of Newco Bylaws
Exhibit E	Affiliates Agreement
Exhibit F	Certificate for Tax Opinion
Exhibit G	Certificate for Tax Opinion

v

AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

This AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION (this “Agreement “), dated as of January 26, 2004, is among IMC Global Inc., a Delaware corporation (“IMC “), Global Nutrition Solutions, Inc., a Delaware corporation (“Newco “), GNS Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Newco (“GNS Acquisition Corp .”), Cargill, Incorporated, a Delaware corporation (“Cargill “), and Cargill Fertilizer, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cargill (“CFI “).  IMC, Newco, GNS Acquisition Corp., Cargill and CFI are referred to collectively as the “Constituent Entities .”

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of the Constituent Entities has determined that a consolidation of (i) IMC and (ii) the Cargill Fertilizer Businesses (as defined herein) would be beneficial to the stockholders of each of the Constituent Entities, respectively;

WHEREAS, based upon such determination, each of the Constituent Entities has entered into this Agreement to effectuate the consolidation;

WHEREAS, Newco has been formed to be the entity resulting from the consolidation;

WHEREAS, the consolidation, as more fully described below, will be effected by (1) the merger (the “Merger “) of GNS Acquisition Corp. with and into IMC (with IMC as the surviving corporation (the “Surviving Corporation “)), and (2) the contribution to Newco by Cargill, CFI and/or one or more of Cargill’s other Subsidiaries (such other Subsidiaries, plus Cargill and CFI, are collectively referred to as the “Cargill Contributing Corporations “), of equity interests in certain entities owning all or substantially all of the assets, liabilities and obligations of the Cargill Fertilizer Businesses (as further described herein);

WHEREAS, upon completion of the consolidation (1) IMC will be a direct, wholly owned subsidiary of Newco, and (2) the Cargill Fertilizer Businesses will be owned by one or more subsidiaries of Newco;

WHEREAS, pursuant to the Merger, the then currently outstanding equity securities of IMC will be converted into equity securities of Newco as described herein such that the then current equity security holders of IMC will receive equity securities of Newco which will result in (i) the holders of IMC Common Stock (as defined herein) receiving, in the aggregate, shares of Newco Common Stock (as defined herein) equal to 33.5% of the shares of Newco Common Stock issuable on the Effective Date and (ii) the holders of IMC Preferred Stock (as defined herein) receiving shares of Newco Preferred Stock (as defined herein);

WHEREAS, in connection with the consolidation, Cargill will restructure its fertilizer businesses such that the Cargill Contributing Corporations will own all or substantially all of the assets, liabilities and obligations of the Cargill Fertilizer Businesses through one or more direct or indirect wholly owned subsidiaries (the “Contributed Subsidiaries “), and the equity interests owned by Cargill in the Cargill Fertilizer Joint Ventures (as defined herein) to the extent not owned by a Contributed Subsidiary, prior to the Effective Date;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Cargill Contributing Corporations will contribute the equity interests of the Contributed Subsidiaries (the “Contribution “ and, together with the Merger, sometimes referred to herein as the “Transactions “) to Newco in exchange for shares of Newco Common Stock equal to 66.5% of the shares of Newco Common Stock issuable on the Effective Date after giving effect to the transactions contemplated by Section 9.02 of this Agreement, plus 5,458,955 shares of Newco Class B Common Stock (as defined herein);

WHEREAS, in connection with the transactions contemplated hereby, Newco and Cargill are executing concurrently herewith (i) an Investor Rights Agreement and (ii) a Registration Rights Agreement with respect to the shares of Newco Common Stock to be owned by Cargill (directly and/or indirectly through the Cargill Contributing Corporations) following the Transactions;

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code “), and that the Merger and the Contribution, when considered together, will qualify as a tax-free transaction under the provisions of Section 351 of the Code;

WHEREAS, the Board of Directors of each of the Constituent Entities has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of each of the Constituent Entities has determined that the Transactions are in the best interests of the stockholders of the respective Constituent Entity; and

WHEREAS, each of the Constituent Entities desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Constituent Entities agree as follows:

Article I
Definitions

1.01         Definitions.

(a)           The following terms, as used herein, have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cargill Balance Sheet” means the consolidated audited balance sheet of the Cargill Fertilizer Businesses as of May 31, 2003, and the notes thereto.

“Cargill Balance Sheet Date” means May 31, 2003.

“Cargill Disclosure Schedule” means Cargill’s disclosure schedule delivered to IMC concurrently with the execution of this Agreement.

“Cargill Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by Cargill, any of its Subsidiaries or any of their respective ERISA Affiliates with respect to employees of the Cargill Fertilizer Businesses.

“Cargill Fertilizer Businesses” means, collectively, the mining, processing, production, storage, transportation, distribution, marketing and sale of phosphate, phosphate-related products, nitrogen and nitrogen-related products, and the storage, transportation, distribution, marketing and sale of potash and potash-related products, anywhere in the world by Cargill, whether through its Subsidiaries or through a Cargill Fertilizer Joint Venture, as conducted by Cargill, its Subsidiaries or a Cargill Fertilizer Joint Venture on the date of the Closings, as further described in greater detail in Schedule 1.01 delivered to IMC by Cargill concurrently with the execution of this Agreement, but excluding the Cargill Retail Fertilizer Businesses and all other business units not related to the fertilizer businesses owned and operated by Cargill or its Subsidiaries.

“Cargill Fertilizer Joint Venture” means each enterprise jointly owned and operated by Cargill or its Subsidiaries with one or more Third Parties that is part of the Cargill Fertilizer Businesses.

“Cargill International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by Cargill or any of its Subsidiaries with respect to employees of the Cargill Fertilizer Businesses.

“Cargill Retail Fertilizer Businesses” means fertilizer farm centers and similar retail fertilizer stores and locations owned or operated by Cargill, its Subsidiaries or a jointly owned enterprise anywhere in the world whose primary business is to market and sell fertilizer, seed and/or agricultural chemicals to end users; provided, however, the Cargill Retail Fertilizer Businesses shall not be deemed to include those businesses included in the Cargill Fertilizer Businesses existing as of the Effective Time which sell fertilizer, seed and/or agricultural chemicals to end users in countries outside of North America.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Control” means the ownership of securities or other ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions.  “Controlling” and “Controlled” have meanings correlative thereto.

“DGCL” means the Delaware General Corporation Law.

“DOJ” means the United States Department of Justice.

“Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA; any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor; provided, however, that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of such term) shall not constitute an Employee Plan.

“Environmental Laws” means any Law or governmental restriction or requirement or any binding determination with any Governmental Authority relating to (a) the environment or to pollutants, contaminants or wastes or (b) any chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise regulated hazardous substances, wastes or materials that are released, emitted, leaked or otherwise introduced into the environment.

“Environmental Permits” means, with respect to any Person, all Permits relating to or required by Environmental Laws and affecting, or relating in any way to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any federal, state, provincial, local or foreign government, court of competent jurisdiction, administrative, regulatory or other governmental agency, or commission, self-regulatory organization or other governmental authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IMC 10-K” means IMC’s annual report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC on March 19, 2003.

“IMC Balance Sheet Date” means December 31, 2002.

“IMC Balance Sheet” means the audited consolidated balance sheet of IMC as of December 31, 2002, and the notes thereto, set forth in the IMC 10-K.

“IMC Chemicals Business Unit” means the IMC Chemicals business unit as such term is used in IMC’s consolidated financial statements for the year ended December 31, 2002.

“IMC Common Stock” means the common stock, par value $1.00 per share, of IMC.  As used in Article III of this Agreement, “IMC Common Stock” shall include the IMC Right associated with each share of IMC Common Stock.

“IMC Credit Agreements” means, collectively, (a) the Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003, by and among IMC and certain of its domestic Subsidiaries, as borrowers, JP Morgan Chase Bank, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and the Lenders party thereto from time to time, and (b) the Loan and Security Agreement, dated as of May 8, 2003, among IMC USA Inc. LLC, as borrower, the Lenders party thereto, and Foothill Capital Corporation, as arranger and administrative agent, in each case as may be hereafter amended, restated or supplemented from time to time, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“IMC Disclosure Schedule” means the IMC disclosure schedule delivered to Cargill concurrently with the execution of this Agreement.

“IMC Employee Plan” means any Employee Plan that is maintained, administered, sponsored by or contributed to by IMC, any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which IMC or any of its Subsidiaries has any liability.

“IMC Indentures” means, collectively, (a) the Indenture, dated as of August 1, 2003, among IMC, the Guarantors named therein and BNY Midwest Trust Company, as trustee, (b) the Indentures, each dated as of May 17, 2001, among IMC, the Guarantors named therein and the Bank of New York, as trustee, (c) the Indenture, dated as of August 1, 1998, between IMC and The Bank of New York, as trustee, (d) the Indenture, dated as of July 17, 1997, between IMC and The Bank of New York, as trustee, (e) the Indenture, dated as of December 1, 1991, between IMC and The Bank of New York, as trustee, (f) the Indenture, dated as of February 1, 1996, between PLP and Chemical Bank, as trustee, and (g) the Subordinated Indenture, dated as of October 26, 1990, between PLP and Chemical Bank, as trustee, in each case as amended, restated or supplemented.

“IMC International Plan” means any International Plan that is maintained, administered, sponsored by or contributed to by IMC or any of its Subsidiaries or with respect to which IMC or any of its Subsidiaries has any liability.

“IMC Preferred Stock” means the 7.50% Mandatory Convertible Preferred Stock, par value $1.00 per share, of IMC.

“IMC Salt Business Unit” means IMC’s ownership of less than 5% of the outstanding capital stock of Compass Minerals International, Inc., a Delaware corporation.

“IMC Stock” means the IMC Common Stock together with the IMC Preferred Stock.

“International Plan” means, whether or not statutorily required, any employment, severance or similar service agreement, plan, arrangement or policy; any other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental or vision benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); or any loan; in each case covering or extended to any current or former director, employee or independent contractor, where such individuals are located exclusively outside of the United States; provided, however, that a plan or program sponsored or operated by a Governmental Authority (including any provincial health plan in Canada) shall not constitute an International Plan.

“Investor Rights Agreement” means that certain investor rights agreement to be entered into between Cargill and Newco concurrently with the execution of this Agreement, a copy of which is attached hereto as Exhibit A.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” means (a) with respect to IMC, the actual knowledge of the individuals named on Section 1.01 of the IMC Disclosure Schedule, after reasonable inquiry, and (b) with respect to Cargill, the actual knowledge of the individuals named on Section 1.01 of the Cargill Disclosure Schedule, after reasonable inquiry.

“Laws” means all federal, state, provincial, local or foreign statutes, laws (including common law), ordinances, rules, regulations, judgments, orders, injunctions and decrees of any Governmental Authority.

“Lien” means, with respect to any property or asset, (a) any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance, hypothecation or other adverse claim of any kind in respect of such property or asset and (b) in the case of securities, any purchase option, call or similar right of a Third Party with respect to such securities.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (or a financing lease having substantially the same economic effect as any of the foregoing) relating to such property or asset.

“Losses” means any and all direct and out-of-pocket losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, expenses or fees, including court costs and reasonable attorneys’ fees and expenses.

“Net Operating Working Capital” means, with respect to the Contributed Subsidiaries as of any particular date of measurement, the aggregate current assets of the Contributed

Subsidiaries as of such date minus the aggregate non-interest bearing current liabilities (other than default interest) of the Contributed Subsidiaries as of such date.  For purposes of clarity, (i) current assets shall include cash and cash equivalents, short term investments, trade and other receivables net of applicable allowances for doubtful accounts, accounts receivable due from Cargill and its Affiliates, accrued income, product and materials inventories (valued using the weighted average cost method), advances on inventory purchases, and prepaid expenses; and (ii) non-interest bearing current liabilities shall include accounts payable including accounts due to Cargill and its Affiliates, advances from customers and accrued expenses including accrued income taxes.

“Newco Class B Common Stock” means the Class B common stock, par value $0.01 per share, of Newco.

“Newco Common Stock” means the common stock, par value $0.01 per share, of Newco.

“Newco Preferred Stock” means the 7.50% Mandatory Convertible Preferred Stock, par value $0.01 per share, of Newco.

“Newco Stock” means the Newco Common Stock, the Newco Class B Common Stock and the Newco Preferred Stock.

“NYSE” means the New York Stock Exchange, Inc.

“Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities affecting, or relating in any way to, the business of such Person or any such Person’s Subsidiaries, as currently conducted.

“Person” means an individual, corporation, partnership, company, limited liability company, association, estate, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PLP” means Phosphate Resource Partners Limited Partnership, a Subsidiary of IMC.

“PLP Units” means the outstanding limited partnership interests of PLP, all of which are listed on the NYSE.

“Registration Rights Agreement” means that certain registration rights agreement to be entered into between Cargill and Newco concurrently with the execution of this Agreement, a copy of which is attached hereto as Exhibit B.

“Restructuring Indebtedness” shall mean the indebtedness for borrowed money to be added to one or more of the Contributed Subsidiaries by Cargill or its Affiliates or through external borrowing between the date of this Agreement and the Effective Time in accordance with Section 8.06 hereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” has the meaning specified in Rule 1.02(w) of Regulation S-X under the 1934 Act.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person.

“Third Party” means any Person, as defined in Section 13(d) of the 1934 Act, other than IMC, Cargill or any Affiliate of IMC or Cargill.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Actual Net Operating Working Capital	9.22
Affiliated CFJVs	6.02(b)
After-Tax Basis	9.21(d)
Agreement	Preamble
Cargill	Preamble
Cargill Contributing Corporations	Recitals
Cargill Fertilizer Assets	4.01
Cargill Fertilizer Liabilities	4.01
Cargill Fertilizer Takeover Proposal	8.05
Cargill Financial Statements	6.05(a)
Cargill Group	9.24(a(i)
Cargill Indemnitee	9.21(b)
Cargill Intellectual Property Rights	6.15(b(ii)
Cargill Material Adverse Effect	6.01(b)
Cargill Material Contract	6.10(a)
Cargill Material Contracts	6.10(a)
Cargill Representatives	8.05
Cargill Retained Taxes	9.24(a(i)
Certificate of Merger	2.03
CFI	Preamble
Closings	2.02
Code	Recitals
Common Merger Consideration	3.01(a)
Confidentiality Agreement	9.04(a)
Constituent Entities	Preamble
Contract	5.04(b)
Contributed Subsidiaries	Recitals
Contribution	Recitals
Contribution Documents	2.01(a)
Director Stock Plans	3.04
Effective Date	2.03
Effective Time	2.03

Embedded Debt	4.01
Employee Stock Plans	3.04
Employees	5.15(a)
Exchange Agent	3.05(a)
Exchange Fund	3.05(a)
Existing Plans	9.15(a)
Form S-4	5.10
GNS Acquisition Corp	Preamble
IMC	Preamble
IMC Adverse Recommendation Change	8.04
IMC Bylaws	5.01(a)
IMC Certificate	5.01(a)
IMC Certificates	3.05(a)
IMC Covered Persons	9.06(a)
IMC Intellectual Property Rights	5.19(b(ii)
IMC Joint Ventures	5.02(b)
IMC Material Adverse Effect	5.01(b)
IMC Material Contract	5.13(a)
IMC Material Contracts	5.13(a)
IMC Plans	5.15(a)
IMC Representatives	8.04
IMC Rights	5.03(a)
IMC Rights Agreement	5.03(a)
IMC SEC Documents	5.06(a)
IMC Stock Plans	3.04
IMC Stockholder Approval	5.04(a)
IMC Stockholders Meeting	9.01(b)
IMC Superior Proposal	8.04
IMC Takeover Proposal	8.04
Indemnified Event	9.21(d)
Merger	Recitals
Merger Consideration	3.02
Necessary Cherokee Consents	6.05
Necessary Consents	7.05
Necessary Iroquois Consents	5.05
Newco	Preamble
Newco Bylaws	9.03(a)
Newco Certificate of Incorporation	9.03(a)
Newco Certificates	3.05(a)
Newco Indemnitee	9.21(a)
Newco Material Adverse Effect	7.01(b)
Newco Plans	9.15(a)
PLP SEC Documents	5.07(a)
PLP Unit Exchange	9.02
Preferred Merger Consideration	3.02
Proxy Statement	5.10

Restraints	10.01(e)
Surviving Corporation	Recitals
Target Net Operating Working Capital	9.22
tax returns	5.16(o)
tax sharing or tax indemnification agreement	5.16(o)
taxes	5.16(o)
Termination Fee	11.02(a)
Third-Party Intellectual Property Rights	5.19(b(i)
Transactions	Recitals
Transition Services Agreement	9.20
Unaffiliated CFJVs	6.02(b)
Unaffiliated Iroquois JVs	5.02(b)

Article II
The Transactions; Closings; Effective Date

2.01         The Transactions.

(a)           Contribution.  Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date and immediately prior to the Effective Time, each of Cargill and CFI shall, and shall cause the other Cargill Contributing Corporations to, contribute all of the outstanding equity interests in the Contributed Subsidiaries and the equity interests owned by the Cargill Contributing Corporations in the Cargill Fertilizer Joint Ventures (to the extent not otherwise owned, directly or indirectly, by the Contributed Subsidiaries) to Newco, free and clear of all Liens on such equity interests (except as disclosed in Section 2.01 of the Cargill Disclosure Schedule).  In connection therewith, Cargill and each of the other Cargill Contributing Corporations shall execute all stock or equity transfer documents which counsel for Cargill and IMC determine are reasonably necessary to effect the Contribution (collectively, the “Contribution Documents“).  Prior to the Effective Date, Cargill shall deliver to IMC a true and complete list of the name of each Contributed Subsidiary, together with the jurisdiction of formation, the authorized capital and the percentage ownership of each equity holder of each Contributed Subsidiary.

(b)           Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, GNS Acquisition Corp. shall be merged with and into IMC in accordance with this Agreement and the separate existence of GNS Acquisition Corp. shall thereupon cease.  IMC shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate existence of IMC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as set forth in Section 2.04.  The Merger shall have the effects specified in the DGCL.

2.02         Closings.  The closings (the “Closings“) of the Transactions shall take place (a) at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, Minnesota at 10:00 a.m. on the third Business Day on which the last to be fulfilled or waived of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the

Closings, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Constituent Entities may agree.

2.03         Effective Date.  At the Closings, and provided that this Agreement has not been terminated or abandoned pursuant to Article XI hereof, (a) each of IMC and GNS Acquisition Corp. will cause a Certificate of Merger (the “Certificate of Merger“) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) Cargill will execute and deliver the Contribution Documents.  The Transactions shall become effective on the date on which (i) the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time of such filing (or, if a later effective time is specified therein, such later effective time) being referred to herein as the “Effective Time“) and (ii) all of the Contribution Documents shall have been executed and delivered.  Such date is hereinafter referred to as the “Effective Date.”

2.04         The Surviving Corporation.

(a)           The certificate of incorporation of IMC as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law; provided, however, that Article I of such certificate shall be amended as of the Effective Time pursuant to the Certificate of Merger to provide that the name of the Surviving Corporation shall be a name determined by Cargill after reasonable consultation with IMC.

(b)           The bylaws of GNS Acquisition Corp. as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

(c)           The directors of GNS Acquisition Corp. immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by applicable Law.

(d)           The officers of GNS Acquisition Corp. immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, or as otherwise provided by applicable Law.

Article III
Conversion and Exchange of IMC Stock

3.01         IMC Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

(a)           Subject to Section 3.01(b), each issued and outstanding share of IMC Common Stock shall be converted into and become the right to receive one validly issued, fully paid and nonassessable share of Newco Common Stock (the “Common Merger Consideration“).  As of the Effective Time, all shares of IMC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of IMC Common Stock shall cease to have any rights with respect thereto, except the right to receive the Common Merger Consideration to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.05.

(b)           Each issued share of IMC Common Stock that is held by IMC as treasury stock or that is owned by IMC, GNS Acquisition Corp., or any direct or indirect wholly owned subsidiary of IMC prior to the Effective Date shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

3.02         IMC Preferred Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares, each issued and outstanding share of IMC Preferred Stock shall be converted into and become the right to receive one validly issued, fully paid and nonassessable share of Newco Preferred Stock (the “Preferred Merger Consideration“ and, together with the Common Merger Consideration, the “Merger Consideration“).  As of the Effective Time, all shares of IMC Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of IMC Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Preferred Merger Consideration to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.05.

3.03         GNS Acquisition Corp. Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares, each issued and outstanding share of common stock, par value $0.01 per share, of GNS Acquisition Corp. shall be converted into and become that number of shares of common stock and that number of shares of preferred stock of the Surviving Corporation equal to the number of shares of IMC Common Stock and the number of shares of IMC Preferred Stock, respectively, as existed immediately prior to the Effective Time, with the same rights, power and privileges as the shares of IMC Common Stock and IMC Preferred Stock, respectively, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.04         Stock Option and Award Plans.  IMC currently maintains and sponsors the IMC 1988 Stock Option & Award Plan, as amended and restated, and certain other plans and agreements providing for the grant or award to its officers and employees of options, stock appreciation rights, restricted stock awards or other rights to purchase or receive IMC Common Stock (the “Employee Stock Plans“).  IMC also maintains and sponsors the IMC 1994 Stock Option Plan for Non-Employee Directors and the IMC 1998 Stock Option Plan for Non-Employee Directors, as amended, and certain other plans and agreements providing for the grant or award to its directors of options or other rights to purchase or receive IMC Common Stock (the “Director Stock Plans“ and, together with the Employee Stock Plans, the “IMC Stock Plans“).  Newco shall assume the rights and obligations of IMC under the IMC Stock Plans.  The outstanding options and other awards under the IMC Stock Plans shall be exercisable or issuable upon the same terms and conditions as under such plans and the agreements relating thereto immediately prior to the Effective Date of the Merger, except that upon the exercise or issuance of such options or awards, shares of Newco Common Stock shall be issuable in lieu of shares of

IMC Common Stock.  The number of shares of Newco Common Stock issuable upon the exercise or issuance of such an option or award immediately after the Effective Date and the option price of each such option or award shall be the number of shares and option price in effect immediately prior to the Effective Date.  All options or awards issued under the IMC Stock Plans after the Effective Date shall entitle the holder thereof to purchase shares of Newco Common Stock in accordance with the terms of the IMC Stock Plans.

3.05         Exchange Agent; Exchange of Shares.

(a)           Exchange Agent.  Prior to the Effective Time, Newco shall designate a bank or trust company reasonably acceptable to IMC (the “Exchange Agent“) for the purpose of exchanging certificates representing shares of Newco Common Stock and Newco Preferred Stock (the “Newco Certificates“) upon surrender of certificates representing shares of IMC Common Stock or shares of IMC Preferred Stock (the “IMC Certificates“).  Not later than the Effective Time, Newco will cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of IMC Common Stock and IMC Preferred Stock, certificates representing shares of Newco Common Stock and Newco Preferred Stock to be provided in exchange for IMC Common Stock and IMC Preferred Stock, respectively, upon consummation of the Merger as set forth in Section 3.01 and Section 3.02, respectively (the “Exchange Fund“).

(b)           Exchange Procedure.  As soon as reasonably practicable after the Effective Time, and in any event no later than five Business Days thereafter, the Exchange Agent shall, and Newco shall use its reasonable efforts to cause the Exchange Agent to, mail to each holder of record of an IMC Certificate that immediately prior to the Effective Time represented outstanding shares of IMC Stock whose shares were converted into and became the right to receive shares of Newco Stock pursuant to Section 3.01 and Section 3.02, respectively, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the IMC Certificates shall pass, only upon delivery of the IMC Certificates to the Exchange Agent and shall be in such form and have such other provisions as Newco may reasonably specify) and (ii) instructions for use in effecting the surrender of the IMC Certificates in exchange for Newco Certificates.  Upon surrender of an IMC Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such IMC Certificate shall be entitled to receive in exchange therefor a Newco Certificate(s) representing the number and class of shares of Newco Stock which such holder has the right to receive pursuant to the provisions of this Article III, and the IMC Certificate so surrendered shall be canceled.  In the event of a transfer of ownership of an IMC Certificate after the Effective Time, exchange may be made to a Person other than the Person in whose name the IMC Certificate so surrendered is registered, if such IMC Certificate shall be properly endorsed or otherwise in proper form for transfer and shall be accompanied by evidence satisfactory to the Exchange Agent that any transfer or other taxes required by reason of such exchange in the name other than that of the registered holder of such IMC Certificate or instrument either has been paid or is not payable.  Until surrendered as contemplated by this Section 3.05, each IMC Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Newco Certificate or Certificates evidencing the Merger Consideration to which the holder thereof is entitled in accordance with Section 3.01 or Section 3.02, as the case may be, and any dividends and other distributions to which such holder is entitled pursuant to Section 3.05(f).

(c)           No Further Ownership Rights in IMC Stock.  All shares of Newco Stock issued pursuant to the Merger, including any Newco Certificates issued upon the surrender for exchange of IMC Certificates in accordance with the terms of this Article III, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of IMC Stock theretofore represented by such certificates; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by IMC on such shares of IMC Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Date.  From and after the Effective Date, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of IMC Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Date, IMC Certificates are presented to Newco, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by Law.

(d)           Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund that remains undistributed to the holders of IMC Certificates for one year after the Effective Time shall be delivered by the Exchange Agent to Newco, upon demand, and any holder of IMC Certificates who has not theretofore complied with this Article III shall thereafter look only to Newco (subject to abandoned property, escheat or other similar Laws) with respect to the Newco Stock and any dividends or other distributions with respect thereto payable upon due surrender of their IMC Certificates, without any interest thereon.  Notwithstanding the foregoing, none of Newco, IMC or the Exchange Agent shall be liable to any holder of an IMC Certificate for Newco Stock (or dividends or distributions with respect thereto) from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)           Lost, Stolen or Destroyed Certificates.  In the event any IMC Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such IMC Certificate(s) to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond in such sum as Newco may reasonably direct as indemnity against any claim that may be made against it or IMC with respect to such IMC Certificate(s), the Exchange Agent will issue the Newco Certificates pursuant to Section 3.01 or Section 3.02, as the case may be, deliverable in respect of the shares of Newco Stock represented by such lost, stolen or destroyed IMC Certificates.

(f)            Dividends; Distributions.  No dividends or other distributions with respect to Newco Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered IMC Certificate with respect to the shares of Newco Stock represented thereby, and all such dividends or other distributions, if any, shall be paid by Newco to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such IMC Certificate in accordance with this Article III.  Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such IMC Certificate there shall be paid to the holder of an IMC Certificate representing the right to receive shares of Newco Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such shares of Newco Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Newco Stock.  Newco shall make available to the Exchange Agent cash for these purposes, if necessary.

3.06         Withholding Taxes.  Newco shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article III any such amounts as are required under the Code, or any applicable provision of state, provincial, local or foreign tax Law; provided, however, that if such withholding may be eliminated or reduced through the delivery of any certificate or other documentation, Newco shall provide each holder of IMC Stock with a reasonable opportunity to deliver such certificate or other documentation.  To the extent that amounts are so withheld by Newco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of IMC Stock in respect of which such deduction and withholding was made by Newco.

Article IV
Pre-Contribution Restructuring and Contribution of Contributed Subsidiaries

4.01         Pre-Contribution Restructuring.  Subject to the terms of Section 8.06 and the provisions of the last two sentences of this Section 4.01, Cargill hereby agrees to, and to cause the other Cargill Contributing Corporations to, convey, assign and transfer to the Contributed Subsidiaries, prior to the Effective Time, all of the right, title and interest of Cargill and its Subsidiaries in and to:  (i) all or substantially all of the tangible and intangible assets, properties, rights and interests (except that any trade name, trademark or service mark using the name “Cargill” in whole or in part shall not be conveyed, assigned or transferred to Newco) primarily owned or used or held for use primarily in the Cargill Fertilizer Businesses as of the date hereof or at any time hereafter and prior to the Effective Time, as described in general terms in Section 1.01 of the Cargill Disclosure Schedule (the “Cargill Fertilizer Assets“), and (ii) except as otherwise specifically provided below in this Section 4.01 (with respect to Embedded Debt) or in Sections 8.06 (with respect to limitations on Restructuring Indebtedness) and 9.24 (with respect to Cargill Retained Taxes) of this Agreement, all liabilities or obligations of any nature (whether accrued, absolute, known or unknown, contingent or otherwise, and whether arising in the past, present or future) primarily related to the Cargill Fertilizer Assets or primarily related to any business or assets formerly owned or operated by or used primarily in the Cargill Fertilizer Businesses or any Contributed Subsidiaries, whether or not related to fertilizer (collectively, the “Cargill Fertilizer Liabilities“), all of which liabilities and obligations shall be assumed by the Contributed Subsidiaries.  For purposes of clarification and not in limitation of the foregoing, Cargill will not convey, assign or transfer to the Contributed Subsidiaries or Newco any (i) tangible or intangible assets, properties, rights or interests owned, used or held for use in (A) the Cargill Retail Fertilizer Businesses or (B) any of Cargill’s or any Affiliate of Cargill’s other business units that are not part of the Cargill Fertilizer Businesses or (ii) any of the related liabilities or obligations of the Cargill Retail Fertilizer Businesses or any of such business units.  In addition, the Cargill Fertilizer Liabilities will not include, and Cargill will not convey, assign or transfer to the Contributed Subsidiaries, any liability or obligation in respect of indebtedness for borrowed money other than (i) the indebtedness set forth in Section 4.01 of the Cargill Disclosure Schedule (the “Embedded Debt“) and (ii) any Restructuring Indebtedness permitted pursuant to Section 8.06 hereof.  The parties acknowledge and agree that any liability or obligation in respect of indebtedness for borrowed money that exists within a Cargill Fertilizer Joint Venture will remain with such Cargill Fertilizer Joint Venture, notwithstanding any terms within this Agreement to the contrary.

4.02         Contribution Consideration.  In consideration for and simultaneously with the Contribution, Newco shall issue shares of Newco Common Stock to the Cargill Contributing Corporations equal to, in the aggregate, 66.5% of the outstanding shares of Newco Common Stock, such percentage to be calculated after giving effect to all of the issuances of Newco Common Stock at the Closings (including the issuance pursuant to this Section 4.02), plus 5,458,955 shares of Newco Class B Common Stock.  Upon the original issuance of the shares of Newco Common Stock or Newco Class B Common Stock to the Cargill Contributing Corporations pursuant to this Section 4.02, any certificate issued representing any such Newco Common Stock or Newco Class B Common Stock shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED PURSUANT TO THE PROVISIONS OF AN INVESTOR RIGHTS AGREEMENT, DATED AS OF JANUARY 26, 2004, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER AND CHEROKEE, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.”

Article V
Representations and Warranties of IMC

Except (i) as set forth in the IMC Disclosure Schedule, regardless of whether the relevant section herein refers to the IMC Disclosure Schedule, (ii) as specifically disclosed in any reports filed by IMC or PLP as part of the IMC SEC Documents or the PLP SEC Documents, respectively, filed with the SEC prior to the date of this Agreement or (iii) as expressly contemplated by this Agreement, IMC represents and warrants to Newco, Cargill and CFI as follows:

5.01         Organization, Standing and Corporate Power.

(a)           IMC is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted.  IMC is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have an IMC Material Adverse Effect.  IMC has made available to Cargill complete and correct copies of its Certificate of Incorporation, as amended (the “IMC Certificate“), and Bylaws, as amended (the “IMC Bylaws“), and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries listed on Exhibit 21 to the IMC 10-K, in each case as amended to the date of this Agreement.

(b)           For purposes of this Agreement, “IMC Material Adverse Effect“ shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of IMC and its Subsidiaries, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), an IMC Material Adverse Effect:  any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States or any international economy or the United States or international financial markets in general (provided that IMC is not disproportionately affected thereby), (ii) the industries in which IMC and its Subsidiaries operate in general (provided that IMC is not disproportionately affected thereby), (iii) the announcement of this Agreement or the transactions contemplated hereby, or (iv) any non-cash asset or goodwill impairment charges with respect to matters discussed with Cargill prior to the date of this Agreement, including any write-off or reclassification of goodwill recorded, taken or created by IMC or PLP relating to PLP or IMC’s investment, directly or indirectly, therein or any loss, reclassification or write-off related to any disposition of the IMC Chemicals Business Unit or the IMC Salt Business Unit.

5.02         Subsidiaries; Jointly Owned Enterprises.

(a)           Each Subsidiary of IMC is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Each such Subsidiary is duly qualified to do business as a foreign corporation, limited liability company or other entity, as the case may be, and is in good standing in each jurisdiction, where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an IMC Material Adverse Effect.  Other than PLP and IMC Phosphates Company, a Delaware general partnership, no Subsidiary of IMC is obligated to file periodic reports with the SEC pursuant to the 1934 Act.  All of the Significant Subsidiaries of IMC and their respective jurisdictions of formation are identified in Exhibit 21 to the IMC 10-K.  All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by IMC free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(b)           Section 5.02(b) of the IMC Disclosure Schedule contains a true and complete list of each enterprise jointly owned and operated by IMC or its Subsidiaries with one or more Third Parties (collectively, the “IMC Joint Ventures“) and a brief description of the business of each such enterprise, and identifies each IMC Joint Venture Controlled by IMC.  The IMC Joint Ventures that are not Controlled by IMC are referred to herein as the “Unaffiliated IMC JVs.”

5.03         Capital Structure.

(a)           The authorized capital stock of IMC consists of 300,000,000 shares of IMC Common Stock and 12,000,000 shares of preferred stock, par value $1.00 per share.  At the close of business on December 31, 2003, (i) 115,102,626 shares of IMC Common Stock were issued and outstanding, (ii) 15,486,798 shares of IMC Common Stock were held by IMC in its treasury, (iii) 2,750,000 shares of IMC Preferred Stock were issued and outstanding, (iv) 17,400,000 shares of IMC Common Stock were reserved for issuance pursuant to the IMC Stock Plans (of which 16,385,318 shares of IMC Common Stock were subject to outstanding options to purchase shares of IMC Common Stock granted under the IMC Stock Plans), (v) approximately 21,619,400 shares of IMC Common Stock were reserved for issuance upon conversion of IMC Preferred Stock, (vi) 4,880,600 shares of IMC Common Stock were reserved for issuance as stock dividends that may be payable on IMC Preferred Stock, and (vii) 300,000 shares of Series D Junior Participating Preferred Stock, par value $1.00 per share, were reserved for issuance pursuant to the rights (the “IMC Rights“) under the Rights Agreement, dated as of May 27, 1999, between IMC and First Chicago Trust Company of New York (or EquiServe, as successor thereto), as rights agent (the “IMC Rights Agreement“).  Except as set forth above in this Section 5.03(a), at the close of business on December 31, 2003, no shares of capital stock or other voting securities of IMC were issued, reserved for issuance or outstanding.  All outstanding shares of IMC Stock have been duly authorized and are validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b)           IMC has delivered to Cargill a correct and complete list, as of December 31, 2003, of all outstanding stock options or other rights to purchase or receive shares of IMC Common Stock granted under the IMC Stock Plans or otherwise, the number of shares of IMC Common Stock subject thereto and expiration dates and exercise prices thereof.  All shares of capital stock which may be issued pursuant to the IMC Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(c)           There are no outstanding bonds, debentures, notes or other indebtedness of IMC the holders of which have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of IMC may vote.  Except as set forth above in this Section 5.03, (i) there are not issued or outstanding (A) any securities of IMC or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of IMC or any of its Subsidiaries or (B) any warrants, calls, options, stock appreciation rights, rights to receive shares of IMC Common Stock on a deferred basis, other rights that are linked to the value of IMC Common Stock or to other rights to acquire from IMC or any of its Subsidiaries, or any obligation of IMC or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of IMC or any of its Subsidiaries and (ii) there are not any outstanding obligations of IMC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of IMC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  Neither IMC nor any of its Subsidiaries is a party to any voting agreement in favor of any Person other than IMC or its Subsidiaries with respect to the voting of any capital stock of any Subsidiary of IMC.

5.04         Authority; Noncontravention.

(a)           IMC has all requisite corporate power and authority to enter into and deliver this Agreement and, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of IMC Common Stock (the “IMC Stockholder Approval“), to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of IMC and no other corporate proceedings on the part of IMC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to receipt of the IMC Stockholder Approval.  This Agreement has been duly executed and delivered by IMC and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of IMC, enforceable against IMC in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)).  As of the date hereof, the Board of Directors of IMC, at a meeting duly called and held at which all of the directors of IMC were present in person or by telephone, unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of IMC and (iii) recommending that the stockholders of IMC adopt this Agreement.

(b)           The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, constitute or result in (i) a violation or breach of, or a default under, the IMC Certificate or IMC Bylaws or the comparable organizational documents of any of IMC’s Subsidiaries, (ii) a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or other assets of IMC or any of its Subsidiaries under, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, or instrument (each, a “Contract“) to which IMC or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or any Permit to which IMC or any of its Subsidiaries is subject or (iii) subject to the governmental filings and other matters referred to in Section 5.05, a violation or breach of any Law applicable to IMC or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have an IMC Material Adverse Effect, or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of IMC to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

5.05         Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to IMC or any of its Subsidiaries in connection with the execution and delivery of this Agreement by IMC or the consummation by IMC of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the HSR Act and applicable filings under foreign competition, merger control or antitrust Laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which IMC is qualified to do business, (e) any appropriate filings with and approvals of the NYSE, (f) any state securities or “blue sky” law, (g) any material Permits (including Environmental Permits) of IMC and/or its Subsidiaries, (h) required and customary filings pursuant to any state environmental transfer statutes and (i) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have an IMC Material Adverse Effect, or (y) prevent, materially delay or materially impair the ability of IMC to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (h) above are referred to herein as “Necessary IMC Consents.”

5.06         IMC SEC Filings.

(a)           IMC has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2002 and has, prior to the date hereof, delivered or made available to Cargill (i) its annual report on Form 10-K for its fiscal year ended December 31, 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (iii) any proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of IMC for all meetings held or actions taken since December 31, 2002 and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2002 (the documents referred to in this Section 5.06(a), collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof and prior to the Effective Date, the “IMC SEC Documents“).

(b)           As of its filing date, each IMC SEC Document complied, and each such IMC SEC Document filed subsequent to the date hereof and prior to the Effective Date will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each IMC SEC Document did not, and each such IMC SEC Document filed subsequent to the date hereof and prior to the Effective Date on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by IMC with respect to statements made or incorporated by reference in any IMC SEC Document filed subsequent to the date hereof and prior to the Effective Date based on information supplied by Newco or Cargill or its Subsidiaries specifically for inclusion or incorporation therein.

(d)           To the knowledge of IMC, each director and executive officer of IMC has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since January 1, 2003.

(e)           As used in this Section 5.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished to the SEC.

5.07         PLP SEC Filings.

(a)           PLP has filed all required forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC since January 1, 2002 and has, prior to the date hereof, delivered or made available to Cargill (i) PLP’s annual report on Form 10-K for its fiscal year ended December 31, 2002, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, (iii) any proxy or information statements relating to meetings of, or actions taken without a meeting by, the holders of PLP Units, for all meetings held or action taken since December 31, 2002 and (iv) all of its other forms, reports, statements, schedules, registration statements and other documents filed with the SEC since December 31, 2002 (the documents referred to in this Section 5.07(a), collectively with any other forms, reports, statements, schedules, registration statements or other documents filed with the SEC subsequent to the date hereof and prior to the Effective Date, the “PLP SEC Documents“).

(b)           As of its filing date, each PLP SEC Document complied, and each such PLP SEC Document filed subsequent to the date hereof and prior to the Effective Date will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each PLP SEC Document did not, and each such PLP SEC Document filed subsequent to the date hereof and prior to the Effective Date on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by PLP with respect to statements made or incorporated by reference in any PLP SEC Document filed subsequent to the date hereof and prior to the Effective Date based on information supplied by Newco or Cargill or its Subsidiaries specifically for inclusion or incorporation therein.

(d)           To the knowledge of IMC, each director and executive officer of PLP has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since January 1, 2003.

(e)           As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished to the SEC.

5.08         Financial Statements; No Undisclosed Liabilities.

(a)           The consolidated financial statements of IMC included in the IMC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Regulation S-X for quarterly reports on Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial condition of IMC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(b)           Except (i) as set forth in the consolidated financial statements (including the notes thereto) included in the IMC 10-K or subsequent quarterly reports on Form 10-Q filed by IMC and publicly available prior to the date of this Agreement, (ii) as incurred in the ordinary course of business and (iii) as may arise out of or in connection with this Agreement and the transactions contemplated hereby, neither IMC nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate would reasonably be expected to have an IMC Material Adverse Effect.

(c)           Section 5.08(c) of the IMC Disclosure Schedule lists, and IMC has delivered to Cargill copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by IMC or its Subsidiaries since January 1, 2003.

(d)           Section 5.08(d) of the IMC Disclosure Schedule lists all non-audit services performed by Ernst & Young LLP for IMC and its Subsidiaries since January 1, 2003.

5.09         Financial Controls.

(a)           The officers of IMC required to provide certifications as to IMC’s Forms 10-K and 10-Q pursuant to Rule 13a-15 or 15d-15 under the 1934 Act have (i) designed disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to IMC, including its consolidated Subsidiaries, is made known to such certifying officers by others within IMC, particularly during the period in which the Form 10-K or Form 10-Q, as the case may be, of IMC is being prepared, and (ii) have disclosed, based on their most recent evaluation of internal control over financial reporting, to IMC’s auditors and the audit committee of IMC’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect IMC’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in IMC’s internal control over financial reporting.

(b)           The officers of PLP required to provide certifications as to PLP’s Forms 10-K and 10-Q pursuant to Rule 13a-15 or 15d-15 under the 1934 Act have (i) designed disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to PLP, including its consolidated Subsidiaries, is made known to such certifying officers by others within PLP, particularly during the period in which the Form 10-K or Form 10-Q, as the case may be, of PLP is being prepared and (ii) have disclosed, based on their most recent evaluation of internal control over financial reporting, to PLP’s auditors and the audit committee of PLP (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect PLP’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in PLP’s internal control over financial reporting.

5.10         Information Supplied.  None of the information supplied or to be supplied by IMC or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of shares of Newco Stock (other than Newco Class B Common Stock) in the Merger (and, to the extent permitted under applicable SEC rules and regulations, the Contribution) (as amended or supplemented from time to time, the “Form S-4“) will, at the time the Form S-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the IMC Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to IMC’s stockholders, the “Proxy Statement“) will, at the date it is first mailed to the stockholders of IMC and at the time of the IMC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by IMC with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Newco or Cargill or its Subsidiaries specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

5.11         Absence of Certain Changes or Events.  Since the IMC Balance Sheet Date, IMC and its Subsidiaries have conducted their businesses only in the ordinary and usual course (except for actions expressly contemplated by Section 8.01 or set forth in Section 8.01 of the IMC Disclosure Schedule) and there has not been (a) any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have an IMC Material Adverse Effect or (b) any change by IMC in accounting principles or any material accounting practices or methods.

5.12         Litigation.  There is no suit, action or proceeding pending or, to the knowledge of IMC, threatened against IMC or any of its Subsidiaries that would reasonably be expected to result in damages payable by IMC or any of its Subsidiaries in excess of $2,000,000 or which, when aggregated with other such suits, actions or proceedings would reasonably be expected to result in damages payable by IMC or any of its Subsidiaries in excess of $10,000,000 or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against, or, to the knowledge of IMC, pending investigation by any Governmental Authority against, IMC or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have an IMC Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

5.13         Contracts.

(a)           Section 5.13(a) of the IMC Disclosure Schedule contains a correct and complete list of the following Contracts to which IMC or any of its Subsidiaries is a party (each a “IMC Material Contract“ and, collectively, the “IMC Material Contracts“): (i) all Contracts with a term lasting for one year or less which requires or may reasonably be expected to involve the payment of more than $10,000,000; and (ii) all Contracts with a term lasting for more than one year which requires or involves the payment of more than $5,000,000 during any twelve-month period thereunder. True and complete copies of all such IMC Material Contracts have been delivered or have been made available by IMC to Cargill.  Each of the IMC Material Contracts is in full force and effect and constitutes the legal, valid and binding obligation of IMC or its Subsidiaries, as applicable, and is enforceable in accordance with its respective terms.  Neither IMC nor any of its Subsidiaries nor, to the knowledge of IMC, any other party is in breach of or in default under any IMC Material Contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, an IMC Material Adverse Effect.

(b)           Neither IMC nor any of its Subsidiaries is party to any agreement containing any provision or covenant directly or explicitly limiting in any material respect the ability of IMC or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to IMC or any of its Subsidiaries.  For purposes of this Section 5.13(b), “products” shall mean any product which is mined or manufactured by IMC or any Subsidiary of IMC which is offered for sale to Third Parties whether domestically or internationally as part of its business.

5.14         Compliance with Laws; Permits.  IMC and each of its Subsidiaries is in compliance with all Laws applicable to it, its properties or other assets or its businesses or operations, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had or would not reasonably be expected to have an IMC Material Adverse Effect.  None of IMC or any of its Subsidiaries has received, since December 31, 2001, a written notice alleging or relating to a possible violation of any Laws applicable to its businesses or operations which violation or violations would, individually or in the aggregate, have an IMC Material Adverse Effect.  IMC and its Subsidiaries have in effect all material Permits (including Environmental Permits) necessary to carry on their businesses as now conducted, and there has occurred no violation of or default (with or without notice or lapse of time or both) under any such Permit, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have an IMC Material Adverse Effect.  There is no event which has occurred that, to the knowledge of IMC, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, other than such revocations, cancellations, non-renewals or modifications that individually or in the aggregate would not reasonably be expected to have an IMC Material Adverse Effect.  The Transactions, in and of themselves, would not cause the revocation, cancellation, non-renewal or adverse modification of any such Permits that individually or in the aggregate would reasonably be expected to have an IMC Material Adverse Effect.  IMC and each of its officers and directors are in compliance, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

5.15         Employee Benefit Plans.

(a)           Section 5.15(a) of the IMC Disclosure Schedule sets forth a correct and complete list of:  (i) all IMC Employee Plans and IMC International Plans for current or former employees of IMC or any of its Subsidiaries (the “Employees“) (collectively, the “IMC Plans“).

(b)           Correct and complete copies of the following documents, with respect to each of IMC Plans (other than a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA), have been delivered to Cargill by IMC, to the extent applicable:  (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c)           The IMC Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither IMC (or any of its Subsidiaries) nor any “party in interest” or “disqualified person” with respect to the IMC Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have an IMC Material Adverse Effect.  No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any IMC Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have an IMC Material Adverse Effect.

(d)           The IMC Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have an IMC Material Adverse Effect.

(e)           None of IMC, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  Each IMC Plan that is intended to meet the requirements for tax favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have an IMC Material Adverse Effect.

(f)            All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of IMC Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

(g)           There are no pending actions, claims or lawsuits that have been asserted or instituted against the IMC Plans, the assets of any of the trusts under the IMC Plans or the sponsor or administrator of any of the IMC Plans, or against any fiduciary of the IMC Plans with respect to the operation of any of the IMC Plans (other than routine benefit claims), nor does IMC have any knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have an IMC Material Adverse Effect.

(h)           None of the IMC Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under COBRA, and at the expense of the participant or the participant’s beneficiary.  Each of IMC and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have an IMC Material Adverse Effect.

(i)            Except as specifically provided in this Agreement (or in the contracts or agreements set forth in Section 9.16 of the IMC Disclosure Schedule), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any IMC Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any IMC Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under an IMC Plan.

(j)            Neither IMC nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional IMC Plan or to modify any existing IMC Plan, except as required by applicable Law or tax qualification requirement.

(k)           Any individual who performs services for IMC or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of IMC or any of its Subsidiaries for federal income tax purposes by IMC or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 5.15(c) hereof (without regard to any materiality or IMC Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have an IMC Material Adverse Effect.

(l)            Neither IMC nor any of its Subsidiaries is a party to any Contract or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) (to the extent not properly reflected on IMC’s applicable tax returns) or Section 280G of the Code.

5.16         Taxes.

(a)           IMC and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects.  All taxes shown to be due on such tax returns have been timely paid.

(b)           The most recent financial statements contained in the IMC SEC Documents reflect an adequate reserve for all material taxes payable by IMC and its Subsidiaries for all taxable periods and portion thereof through the date covered by such financial statements.  No material deficiency with respect to taxes has been proposed, asserted or assessed against IMC or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer.

(c)           The U.S. federal income tax returns of IMC and each of its Subsidiaries have been examined by and settled with the IRS (or, to the knowledge of IMC, the applicable statute of limitations has expired) for all years through June 30, 1995.  The Canadian federal and provincial income and GST taxes of IMC and each of its Subsidiaries have been examined by and settled with the Canadian tax authorities (or, to the knowledge of IMC, the applicable statute of limitations has expired) for all years through June 30, 1998.  All material assessments for such taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)           Neither IMC nor any of its Subsidiaries has any obligation under any tax sharing or tax indemnification agreement (either with any Person or any taxing authority) with respect to material taxes.

(e)           Neither IMC nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(f)            Neither IMC nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which IMC is the common parent or (ii) has any liability for the taxes of any Person (other than IMC or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, provincial, local or foreign law, as a transferee or successor, by contract or otherwise).

(g)           No audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state, provincial or local income or other material taxes of IMC or any of its Subsidiaries, and no written notice thereof has been received by IMC or any of its Subsidiaries.  No issue has been raised in writing by any taxing authority in any presently pending tax audit that could be material and adverse to IMC or any of its Subsidiaries for any period after the Effective Date.  Neither IMC nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements, in any such case in writing, extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, provincial or local income or other material taxes.

(h)           No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where IMC or any of its Subsidiaries does not file tax returns that IMC or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

(i)            IMC has made available to Cargill correct and complete copies of (i) all U.S. and Canadian federal, state and provincial income, franchise and GST tax returns of IMC and its Subsidiaries for the preceding three taxable years and (ii) any audit report with respect to such taxes issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to such taxes of IMC or any of its Subsidiaries.

(j)            No Liens for taxes exist with respect to any properties or other assets of IMC or any of its Subsidiaries, except for Liens for taxes not yet due.

(k)           All material taxes required to be withheld by IMC or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(l)            IMC has not undergone an ownership change for purposes of Code Section 382 or Section 111 and 249 of the Canadian Revenue Code which could affect the amount of its available tax loss carryforwards.

(m)          PLP has been a publicly traded partnership as that term is defined in Code Section 7704(b) throughout its entire existence and has, for all taxable years, met the gross income requirements of Code Section 7704(c).

(n)           Neither IMC nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

(o)           For purposes of this Agreement, (i) “taxes“ shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, unemployment, alternative or add-on minimum, disability, transfer, production, social security (or similar), registration, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group; (ii) “tax sharing or tax indemnification agreement“ shall mean any written or unwritten arrangement for the allocation of, indemnification for or payment of tax liabilities or payment for tax benefits with respect to a consolidated, combined or unitary tax return which tax return includes or has included IMC or Cargill, as the case may be, or any of their respective Subsidiaries including, with respect to any tax indemnification agreement, any former Subsidiaries; and (iii) ”tax returns“ shall mean any return, report, claim for refund, declaration of estimated tax, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

5.17         Labor Matters.  Neither IMC nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  There are no labor disputes, grievances, labor strikes, slowdowns or stoppages actually pending or, to the knowledge of IMC, threatened against or affecting IMC or any of its Subsidiaries nor have there been any of such events during the past five years, except as would not, individually or in the aggregate, reasonably be expected to have an IMC Material Adverse Effect.

5.18         Environmental Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, an IMC Material Adverse Effect:

(i)            no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of IMC, is threatened in writing by any Governmental Authority or other Person against or involving IMC or any of its Subsidiaries relating to or arising out of any Environmental Law;

(ii)           IMC and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii)          there are no liabilities of or relating to IMC or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b)           For purposes of this Section 5.18, the terms “IMC” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of IMC or any of its Subsidiaries.

5.19         Intellectual Property.

(a)           IMC and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, any applications for the foregoing, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the business of IMC and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have an IMC Material Adverse Effect, and to the knowledge of IMC, all patents and registered trademarks, trade names, service marks and copyrights owned by IMC and/or its Subsidiaries are valid and subsisting.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have an IMC Material Adverse Effect:

(i)            IMC is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which IMC or any of its Subsidiaries is a party and pursuant to which IMC or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, and copyrights (“Third-Party Intellectual Property Rights“);

(ii)           no claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by IMC or any of its Subsidiaries (the “IMC Intellectual Property Rights“), (B) any material trade secret owned by IMC or any of its Subsidiaries, or (C) to the knowledge of IMC, Third-Party Intellectual Property Rights licensed to IMC or any of its Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii)          to the knowledge of IMC, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by IMC or any of its Subsidiaries, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (B) against the use by IMC or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of IMC or any of its Subsidiaries as currently conducted; (C) challenging the ownership or validity of any IMC Intellectual Property Rights or other material trade secret owned by IMC; or (D) challenging the license or right to use any Third-Party Intellectual Rights by IMC or any of its Subsidiaries; and

(iv)          to the knowledge of IMC, there is no unauthorized use, infringement or misappropriation or any of IMC Intellectual Property Rights by any Person, including any employee or former employee of IMC or any of its Subsidiaries.

5.20         Real Property.  The real property owned or leased by IMC and its Subsidiaries is sufficient for the operation of the business of IMC and its Subsidiaries as currently conducted in all material respects.

5.21         Insurance.  All insurance policies carried by or covering IMC and its Subsidiaries with respect to their businesses, assets and properties are in full force and effect, and no notice of cancellation with respect such insurance policies has been received by IMC or any of its Subsidiaries, except with respect to any cancellations or terminations that, individually or in the aggregate, would not reasonably be expected to have an IMC Material Adverse Effect.

5.22         Brokers and Other Advisors.  No broker, investment banker, financial advisor or other similar Person, other than Goldman, Sachs & Co. and JP Morgan Chase and, in connection with the PLP Unit Exchange, Houlihan Lokey Howard & Zukin, the fees and expenses of which will be paid by IMC in accordance with IMC’s agreements with such firms (copies of which have been made available to Cargill), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IMC or its Subsidiaries.  The fees of Goldman, Sachs & Co., JP Morgan Chase and Houlihan Lokey Howard & Zukin payable by IMC in connection with the Transactions and/or the PLP Unit Exchange will not exceed, in the aggregate, $16,350,000.

5.23         Opinion of Financial Advisor.  IMC has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date, the exchange ratio of shares of

IMC Common Stock for shares of Newco Common Stock in the Merger, relative to the number of shares of Newco Common Stock and Newco Class B Common Stock to be received by Cargill in connection with the Contribution, is fair from a financial point of view to holders of IMC Common Stock, a copy of which opinion will be delivered to Cargill as soon as practicable after the date of this Agreement.  It is agreed and understood that such opinion is for the benefit of IMC’s Board of Directors and may not be relied on by Cargill, CFI, Newco or GNS Acquisition Corp.

5.24         Tax Treatment.  Neither IMC nor any of its Subsidiaries has taken any action, has failed to take any action or has knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or the Merger and the Contribution, when considered together, from qualifying as a tax-free transaction under Section 351 of the Code.

5.25         Anti-takeover Statutes and Rights Plan.

(a)           No restrictive provision of any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or restrictive provision of any applicable anti-takeover provision in the IMC Certificate or IMC Bylaws is, or at the Effective Date will be, applicable to this Agreement or any of the transactions contemplated hereby.

(b)           IMC has taken all actions necessary to render the IMC Rights issued pursuant to the terms of the IMC Rights Agreement inapplicable to this Agreement and to the transactions contemplated hereby.

5.26         Unaffiliated IMC JVs.  Notwithstanding anything herein to the contrary, and regardless of whether otherwise included in the definition of Subsidiary, to the extent that any of the representations and warranties set forth in this Article V or elsewhere in this Agreement pertain to, include or could be deemed to include any Unaffiliated IMC JV, IMC makes such representations and warranties only to the actual knowledge of the individuals identified on Section 5.26 of the IMC Disclosure Schedule, without any independent investigation by any of such persons.

Article VI
Representations and Warranties of Cargill and CFI

Except (i) as set forth in the Cargill Disclosure Schedule, regardless of whether the relevant section herein refers to the Cargill Disclosure Schedule or (ii) as expressly contemplated by this Agreement, Cargill and CFI represent and warrant to IMC and Newco as follows:

6.01         Organization, Standing and Corporate Power.

(a)           Each of Cargill and CFI is and, when formed, each of the other Cargill Contributing Corporations will be, an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has or, in the case of the other Cargill Contributing Corporations, will have all requisite corporate power and authority to own and operate the Contributed Subsidiaries and to carry on the Cargill Fertilizer Businesses as now being conducted.  Each of Cargill and CFI is and, when formed, each of the other Cargill

Contributing Corporations will be, duly qualified or licensed to do business as a foreign corporation and each of Cargill and CFI is and, when formed, each of the other Cargill Contributing Corporations will be, in good standing in each jurisdiction in which it operates and the conduct of the Cargill Fertilizer Businesses or the ownership or operation of the properties constituting the Cargill Fertilizer Businesses makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Cargill Material Adverse Effect.  Cargill has made available to IMC complete and correct copies of its Certificate of Incorporation and Bylaws and the certificate of incorporation and bylaws (or comparable organizational documents) of CFI and each of Cargill’s Subsidiaries that currently are part of the Cargill Fertilizer Businesses, in each case as amended to the date of this Agreement.

(b)           For purposes of this Agreement, “Cargill Material Adverse Effect“ shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of the Cargill Fertilizer Businesses, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), a Cargill Material Adverse Effect:  any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States or any international economy or the United States or international financial markets in general (provided that the Cargill Fertilizer Businesses are not disproportionately affected thereby), (ii) the industry in which the Cargill Fertilizer Businesses operate in general (provided that the Cargill Fertilizer Businesses are not disproportionately affected thereby), (iii) the announcement of this Agreement or the transactions contemplated hereby or (iv) any non-cash asset or goodwill impairment charges.

6.02         Subsidiaries; Jointly Owned Enterprises.

(a)           Section 6.02(a) of Cargill Disclosure Schedule lists all of the Subsidiaries of Cargill and CFI that currently are part of the Cargill Fertilizer Businesses and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business.  Each such Subsidiary and each Contributed Subsidiary (i) is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and (ii) is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) duly qualified to do business as a foreign corporation, limited liability company or other entity, as the case may be, and is (or will be prior to the Effective Date in the case of each Contributed Subsidiary) in good standing in each jurisdiction, where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Cargill Material Adverse Effect.  All of the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary and each Contributed Subsidiary have been (or will be prior to the Effective Date in the case of each Contributed Subsidiary) validly issued and are (or will be prior to the Effective Date in the case of each Contributed Subsidiary) fully paid and nonassessable and are (or will be prior to the Effective Date in the case of each Contributed Subsidiary) owned directly or indirectly by Cargill or one of the other Cargill Contributing Corporations free and clear of all

Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

(b)           Section 6.02(b) of the Cargill Disclosure Schedule contains a true and complete list of each Cargill Fertilizer Joint Venture and a brief description of the business of each such Cargill Fertilizer Joint Venture, and identifies each Cargill Fertilizer Joint Venture Controlled by Cargill (collectively, the “Affiliated CFJVs;” all other Cargill Fertilizer Joint Ventures are referred to herein as the “Unaffiliated CFJVs“).  Cargill’s equity ownership interest in each Cargill Fertilizer Joint Venture is owned by Cargill or its Subsidiaries as of the date hereof, and will be owned prior to the Effective Date either directly by Cargill or by another Cargill Contributing Corporation or a Contributed Subsidiary, in each case free and clear of all Liens and free of any restriction on the right to transfer, convey or otherwise dispose of such equity interest.

(c)           There are not, and as of the Effective Date there will not be, issued or outstanding any warrants, calls, options or other rights to acquire from Cargill or any of its Subsidiaries (including the Contributed Subsidiaries), or any obligation of Cargill or any of its Subsidiaries (including the Contributed Subsidiaries) to issue, sell, redeem, repurchase or otherwise acquire, any shares of capital stock of, or other equity interests in, any Contributed Subsidiary.  Neither Cargill nor any of its Subsidiaries (including the Contributed Subsidiaries) is, or as of the Effective Date will be, a party to any voting agreement with respect to the voting of any capital stock of any Contributed Subsidiary.

(d)           There are not, and as of the Effective Date there will not be, any outstanding options or other awards under any stock plan of Cargill for which the holder shall receive a right to shares of Newco Common Stock in lieu of common stock of Cargill or any of its Subsidiaries.

6.03         Authority; Noncontravention.

(a)           Each of Cargill and CFI has all requisite corporate power and authority to enter into and deliver this Agreement and each of Cargill and CFI has, and when formed, each of the other Cargill Contributing Corporations will have, all requisite corporate power and authority to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Cargill and CFI, and no other corporate proceedings on the part of Cargill or CFI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Cargill and CFI and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of each of Cargill and CFI, enforceable against each of Cargill and CFI in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)).

(b)           The execution and delivery of this Agreement do not, and the consummation of the Contribution and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, constitute or result in (i) a violation or breach of, or a default under, the Certificate of Incorporation of Cargill, as amended, or the Bylaws of Cargill, as amended, or the comparable organizational documents of any of its Subsidiaries, (ii) a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on the equity interests of any of the Contributed Subsidiaries or on any of the Cargill Fertilizer Assets under, any Contract to which Cargill or any of its Subsidiaries is a party which constitutes part of the Cargill Fertilizer Businesses or any material Permit to which Cargill or any of its Subsidiaries is subject which constitutes part of the Cargill Fertilizer Businesses or (iii) subject to the governmental filings and other matters referred to in Section 6.04, a violation or breach of any Law applicable to Cargill or any of its Subsidiaries operating the Cargill Fertilizer Businesses or to the Cargill Fertilizer Businesses, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Cargill Material Adverse Effect or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Cargill or CFI to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

6.04         Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Cargill or any of its Subsidiaries operating the Cargill Fertilizer Businesses or the Contributed Subsidiaries in connection with the execution and delivery of this Agreement by Cargill or CFI or the consummation by Cargill, CFI or any other Cargill Contributing Corporation of the Contribution or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the HSR Act and applicable filings under foreign competition, merger control or antitrust Laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which IMC is qualified to do business, (e) any appropriate filings with and approvals of the NYSE, (f) any state securities or “blue sky” law, (g) any material Permits (including Environmental Permits) of Cargill or any of its Subsidiaries related to the Cargill Fertilizer Businesses, (h) required and customary filings pursuant to any state environmental transfer statutes and (i) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Cargill Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Cargill, CFI or any other Cargill Contributing Corporation to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (h) above are referred to herein as “Necessary Cargill Consents.”

6.05         Financial Statements; No Undisclosed Liabilities.

(a)           Section 6.05(a) of the Cargill Disclosure Schedule contains (i) the audited consolidated balance sheet and statement of operations and cash flows as of and for the year ended May 31, 2003 for the operations of the Cargill Fertilizer Businesses, together with the appropriate notes to such financial statements, accompanied by the report thereon of KPMG LLP, independent public accountants, and (ii) the unaudited combined balance sheet and statement of operations and cash flows as of and for the six-month period ended November 30, 2003 for the operations of the Cargill Fertilizer Businesses (the financial statements referred to in clauses (i) and (ii) are collectively referred to herein as the “Cargill Financial Statements“).  The Cargill Financial Statements comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial condition of the Cargill Fertilizer Businesses as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).  For purposes of this Section 6.05(a), the Cargill Financial Statements include the Affiliated CFJVs and the equity interests of the Unaffiliated CFJVs.

(b)           Except (i) as set forth in the Cargill Financial Statements, (ii) as incurred in the ordinary course of business since May 31, 2003 and (iii) as may arise out of or in connection with this Agreement and the transactions contemplated hereby, the Cargill Fertilizer Businesses do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate would reasonably be expected to have a Cargill Material Adverse Effect.

(c)           Section 6.05(c) of the Cargill Disclosure Schedule lists, and Cargill has delivered to IMC copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) effected by Cargill or its Subsidiaries relating to the Cargill Fertilizer Businesses since January 1, 2003.

(d)           To the knowledge of Cargill without independent investigation, there are no pending or threatened claims, suits, actions or proceedings seeking damages against Cargill or its Subsidiaries involving a material business or facility formerly owned by or used primarily in the Cargill Fertilizer Businesses that would reasonably be expected to result in a Cargill Material Adverse Effect.

6.06         Financial Controls.  Cargill will, prior to the Closings, design (i) disclosure controls and procedures to provide that material information relating to the Cargill Fertilizer Businesses is made known to Newco’s management after the Closings and (ii) internal controls over financial reporting to record, process, summarize and report material financial information relating to the Cargill Fertilizer Businesses to Newco after the Closings.  Cargill is not aware of any significant deficiencies or material weaknesses existing in the design or operation of the internal controls over financial reporting of the Cargill Fertilizer Businesses that adversely affect Cargill’s ability to record, process, summarize and report to management or the Board of Directors of Cargill material financial information relating to the Cargill Fertilizer Businesses.  Since January 1, 2003, no fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial reports of the Cargill Fertilizer Businesses, as a whole, has been disclosed to Cargill’s auditors, Board of Directors or executive management.

6.07         Information Supplied.  None of the information supplied or to be supplied by Cargill or its Subsidiaries specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of IMC and at the time of the IMC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Cargill or CFI with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by IMC or Newco specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

6.08         Absence of Certain Changes or Events.  Since the Cargill Balance Sheet Date, Cargill and its Subsidiaries have conducted the Cargill Fertilizer Businesses only in the ordinary and usual course (except for actions expressly contemplated by Section 8.02 or set forth in Section 8.02 of the Cargill Disclosure Schedule) and there has not been (a) any change, effect, event, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Cargill Material Adverse Effect or (b) any change by Cargill in accounting principles or any material accounting practices or methods.

6.09         Litigation.  There is no suit, action or proceeding pending or, to the knowledge of Cargill, threatened against Cargill with respect to, or any of its Subsidiaries (including the Contributed Subsidiaries) operating, the Cargill Fertilizer Businesses that would reasonably be expected to result in damages payable by Cargill or any of its Subsidiaries (including the Contributed Subsidiaries) operating the Cargill Fertilizer Businesses in excess of $2,000,000 or which, when aggregated with other such suits, actions or proceedings would reasonably be expected to result in damages payable by Cargill or any of its Subsidiaries (including the Contributed Subsidiaries) operating the Cargill Fertilizer Businesses in excess of $10,000,000 or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against, or, to the knowledge of Cargill, pending investigation by any Governmental Authority against, Cargill with respect to, or any of its Subsidiaries (including the Contributed Subsidiaries) operating, the Cargill Fertilizer Businesses that individually or in the aggregate has had or would reasonably be expected to have a Cargill Material Adverse Effect or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

6.10         Contracts.

(a)           Section 6.10(a) of the Cargill Disclosure Schedule contains a correct and complete list of the following Contracts of the Cargill Fertilizer Businesses (each, a “Cargill Material Contract“ and, collectively, the “Cargill Material Contracts“): (i) all Contracts with a term lasting for one year or less which requires or may reasonably be expected to involve the payment of more than $10,000,000; and (ii) all Contracts with a term lasting for more than one year which requires or involves the payment of more than $5,000,000 during any twelve-month period thereunder.  True and complete copies of all such Cargill Material Contracts have been delivered or have been made available by Cargill to IMC.  Each of the Cargill Material Contracts is in full force and effect and constitutes the legal, valid and binding obligation of Cargill or its Subsidiaries, as applicable, and is enforceable in accordance with its respective terms.  Neither Cargill nor any of its Subsidiaries nor, to the knowledge of Cargill, any other party is in breach of or in default under any Cargill Material Contract, except for such breaches and defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Cargill Material Adverse Effect.

(b)           Neither Cargill nor any of its Subsidiaries is party to any agreement containing any provision or covenant directly or explicitly limiting in any material respect the ability of the Cargill Fertilizer Businesses to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Cargill Fertilizer Businesses.  For purposes of this Section 6.10(b), “products” shall mean any product which is mined or manufactured by Cargill or any Subsidiary which is offered for sale to Third Parties whether domestically or internationally as part of the Cargill Fertilizer Businesses.

6.11         Compliance with Laws; Permits.  Cargill and each of its Subsidiaries is in compliance with all Laws applicable to the Cargill Fertilizer Businesses or the Contributed Subsidiaries, except for instances of noncompliance or possible noncompliance that individually or in the aggregate have not had and would not reasonably be expected to have a Cargill Material Adverse Effect.  None of Cargill or any of its Subsidiaries has received, since December 31, 2001, a written notice alleging or relating to a possible violation of any Laws applicable to the Cargill Fertilizer Businesses which violations would, individually or in the aggregate, have a Cargill Material Adverse Effect.  Cargill and its Subsidiaries have in effect all material Permits (including Environmental Permits) necessary to carry on the Cargill Fertilizer Businesses as now conducted, and there has occurred no violation of or default (with or without notice or lapse of time or both) under any such Permit, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Cargill Material Adverse Effect.  There is no event which has occurred that, to the knowledge of Cargill, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, other than such revocations, cancellations, non-renewals or modifications that individually or in the aggregate would not reasonably be expected to have a Cargill Material Adverse Effect.  The Transactions, in and of themselves, would not cause the revocation, cancellation, non-renewal or adverse modification of any such Permits that individually or in the aggregate would reasonably be expected to have a Cargill Material Adverse Effect.

6.12         Taxes.

(a)           Cargill and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it with respect to the Cargill Fertilizer Businesses, and all such filed tax returns are, with respect to the Cargill Fertilizer Businesses, correct and complete in all material respects.  All taxes shown to be due on such tax returns with respect to the Cargill Fertilizer Businesses have been timely paid.

(b)           The most recent Cargill Financial Statements reflect an adequate reserve for all material taxes payable by Cargill and its Subsidiaries with respect to the Cargill Fertilizer Businesses for all taxable periods and portion thereof through the date covered by such financial statements.  No material deficiency with respect to taxes has been proposed, asserted or assessed against Cargill or any of its Subsidiaries with respect to the Cargill Fertilizer Businesses that has not been paid in full or fully resolved in favor of the taxpayer.

(c)           The U.S. federal income tax returns filed by CFI with respect to the Cargill Fertilizer Businesses and those filed by each of Cargill’s Subsidiaries involved in the Cargill Fertilizer Businesses have been examined by and settled with the IRS (or, to the knowledge of Cargill, the applicable statute of limitations has expired) for all years through May 31, 1988.  The Brazilian federal income tax returns with respect to the Cargill Fertilizer Businesses and those filed by each of Cargill’s Subsidiaries involved in the Cargill Fertilizer Businesses have been examined by and settled with the Brazilian tax authorities (or, to the knowledge of Cargill, the applicable statute of limitations has expired), for all years through December 31, 1997.  All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

(d)           Neither Cargill nor any of its Subsidiaries has any obligation under any tax sharing or tax indemnification agreement (either with any Person or any tax authority) with respect to material taxes relating to the Cargill Fertilizer Businesses.

(e)           No audit or other administrative or court proceedings are pending with any taxing authority with respect to any federal, state, provincial or local income or other material taxes of Cargill or any of its Subsidiaries relating to the Cargill Fertilizer Businesses, and no written notice thereof has been received by Cargill or any of its Subsidiaries.  No issue has been raised in writing by any taxing authority in any presently pending tax audit that could be material and adverse to the Cargill Fertilizer Businesses for any period after the Effective Date.  Neither Cargill nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements, in any such case in writing, extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any federal, state, provincial or local income or other material taxes relating to the Cargill Fertilizer Businesses.

(f)            No written claim that could give rise to material taxes with respect to the Cargill Fertilizer Businesses has been made within the previous five years by a taxing authority in a jurisdiction where Cargill or any of its Subsidiaries does not file tax returns that Cargill or any of its Subsidiaries is or may be subject to taxation in that jurisdiction with respect to the Cargill Fertilizer Businesses.

(g)           Cargill has made available to IMC correct and complete copies of (i) all U.S., Brazilian or Canadian federal income tax returns of Cargill and its Subsidiaries relating to the Cargill Fertilizer Businesses for the preceding three taxable years and (ii) any audit report with respect to such taxes issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to the Cargill Fertilizer Businesses.  To the extent that such tax returns or audit reports do not relate solely to the Cargill Fertilizer Businesses, Cargill has provided the portions of such tax returns and audit reports that relate solely to the Cargill Fertilizer Businesses.

(h)           No Liens for taxes exist with respect to any properties or other assets of the Cargill Fertilizer Businesses, except for Liens for taxes not yet due.

(i)            All material taxes required to be withheld by Cargill or any of its Subsidiaries with respect to the Cargill Fertilizer Businesses have been withheld and have been or will be duly and timely paid to the proper taxing authority.

(j)            Neither Cargill nor any of its Subsidiaries has participated in a “listed transaction” with respect to the Cargill Fertilizer Businesses within the meaning of Treas. Reg. § 1.6011-4(b).

(k)           Neither Cargill nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than each such affiliated group of which it is currently a member or (ii) has any liability for the taxes of any Person (other than Cargill or its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, provincial, local or foreign law, as a transferee or successor, by contract or otherwise).

6.13         Labor Matters.  Neither Cargill nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization affecting or relating to the Cargill Fertilizer Businesses.  There are no labor disputes, grievances, labor strikes, slowdowns or stoppages actually pending or, to the knowledge of Cargill, threatened against or affecting the Cargill Fertilizer Businesses, nor have there been any of such events during the past five years, except as would not, individually or in the aggregate, reasonably be expected to have a Cargill Material Adverse Effect.

6.14         Environmental Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Cargill Material Adverse Effect:

(i)            no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Cargill, is threatened in writing by any Governmental Authority or other Person relating to or arising out of any Environmental Law applicable to the Cargill Fertilizer Businesses;

(ii)           the Cargill Fertilizer Businesses are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii)          there are no liabilities of or relating to Cargill or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law applicable to the Cargill Fertilizer Businesses and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

(b)           For purposes of this Section 6.14, the terms “Cargill” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Cargill or any of its Subsidiaries.

6.15         Intellectual Property.

(a)           Cargill and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, any applications for the foregoing, technology, know-how, computer software programs or applications, and proprietary information or materials that are used in the Cargill Fertilizer Businesses as currently conducted, except for any such failures to own, be licensed or possess that would not, individually or in the aggregate, reasonably be expected to have a Cargill Material Adverse Effect, and to the knowledge of Cargill, all patents and registered trademarks, trade names, service marks and copyrights owned by Cargill and/or its Subsidiaries that are used in the Cargill Fertilizer Businesses and included in the Contributed Subsidiaries are valid and subsisting.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Cargill Material Adverse Effect:

(i)            Cargill is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Cargill or any of its Subsidiaries is a party, which are used in the Cargill Fertilizer Businesses, and pursuant to which Cargill or any of its Subsidiaries is authorized to use any Third-Party Intellectual Property Rights;

(ii)           no claims with respect to (A) the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names, and any applications therefor owned by Cargill or any of its Subsidiaries and included with the Contributed Subsidiaries (the “Cargill Intellectual Property Rights“), (B) any material trade secret owned by Cargill or any of its Subsidiaries and included within the Contributed Subsidiaries, or (C) to the knowledge of Cargill, Third-Party Intellectual Property Rights licensed to Cargill or any of its Subsidiaries and included within the Contributed Subsidiaries, are currently pending or are threatened in writing by any Person;

(iii)          to the knowledge of Cargill, there are no valid grounds for any bona fide claims (A) to the effect that the sale or licensing of any product as now sold or licensed by the Cargill Fertilizer Businesses, infringes on any copyright, patent, trademark, service mark or trade secret of any other Person; (B) against the use by Cargill or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Cargill Fertilizer Businesses as currently conducted; (C) challenging the ownership or validity of any Cargill Intellectual Property Rights or other material trade secret owned by Cargill; or (D) challenging the license or right to use any Third-Party Intellectual Rights by Cargill or any of its Subsidiaries; and

(iv)          to the knowledge of Cargill, there is no unauthorized use, infringement or misappropriation or any of Cargill Intellectual Property Rights by any Person, including any employee or former employee of Cargill or any of its Subsidiaries.

6.16         Indebtedness.  Except (i) the Embedded Debt or (ii) the indebtedness expressly permitted pursuant to Section 8.06, there is, and at the Effective Date there will be, no indenture, mortgage, promissory note, loan agreement or other commitment providing for, or relating to, the incurrence of indebtedness for borrowed money, other than short-term borrowings in the ordinary course of the Cargill Fertilizer Businesses which may be incurred prior to the Effective Time by the Cargill Fertilizer Businesses solely for working capital purposes.

6.17         Real Property.  The real property owned or leased by Cargill and its Subsidiaries to be included in the Contributed Subsidiaries is sufficient for the operation of the Cargill Fertilizer Businesses as currently conducted, in all material respects.

6.18         Insurance.  All insurance policies carried by Cargill or its Subsidiaries and covering the Cargill Fertilizer Businesses are in full force and effect, and no notice of cancellation with respect such insurance policies has been received by Cargill or any of its Subsidiaries, except with respect to any cancellations or terminations that, individually or in the aggregate, would not reasonably be expected to have a Cargill Material Adverse Effect.

6.19         Sufficiency of Contributed Assets.  Except for the Cargill Retail Fertilizer Businesses and as disclosed in Section 6.19 of the Cargill Disclosure Schedule, the Cargill Fertilizer Assets constitute all or substantially all of the assets (a) primarily used in the Cargill Fertilizer Businesses and (b) necessary to operate the Cargill Fertilizer Businesses in substantially the same manner as they were operated prior to the Effective Date; provided, however, that, after the Closings, Newco may not have access to all of the services currently provided by Cargill and its Affiliates to the Cargill Fertilizer Businesses.

6.20         Affiliate Transactions.  Section 6.20 of the Cargill Disclosure Schedule sets forth (a) a description of all material services provided by Cargill or any of its Subsidiaries to the Cargill Fertilizer Businesses utilizing assets not to be contributed, assigned, conveyed or transferred to the Contributed Subsidiaries, and the manner in which the costs of providing such services have been allocated to the Cargill Fertilizer Businesses, and (b) a description of all material services provided by the Cargill Fertilizer Businesses to the operations of Cargill or any of its Subsidiaries other than the Cargill Fertilizer Businesses utilizing assets to be contributed, assigned, conveyed or transferred to the Contributed Subsidiaries, and the manner in which the Cargill Fertilizer Businesses have been compensated for the costs of providing such services.

6.21         Brokers and Other Advisors.  No broker, investment banker, financial advisor or other similar Person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by Cargill (and not by any of the Contributed Subsidiaries) in accordance with Cargill’s agreements with such firm, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cargill or its Subsidiaries.

6.22         Tax Treatment.  Neither Cargill nor any of its Subsidiaries has taken any action, has failed to take any action or has knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a “reorganization” within the meaning of

Section 368(a) of the Code or the Merger and the Contribution, when considered together, from qualifying as a tax-free transaction under Section 351 of the Code.

6.23         No Vote Required.  No vote or other action of the stockholders of Cargill is required by Law, the Certificate of Incorporation of Cargill, as amended, or the Bylaws of Cargill, as amended, or otherwise in order for Cargill and CFI to consummate the Contribution and the other transactions contemplated hereby.

6.24         Unaffiliated CFJVs.  Notwithstanding anything herein to the contrary, and regardless of whether otherwise included in the definition of Cargill Fertilizer Businesses, Cargill Contributing Corporations, Contributed Subsidiaries or Subsidiary, to the extent that any of the representations and warranties set forth in this Article VI or elsewhere in this Agreement pertain to, include or could be deemed to include any Unaffiliated CFJV, Cargill makes such representations and warranties only to the actual knowledge of the individuals identified on Section 6.24 of the Cargill Disclosure Schedule, without any independent investigation by any of such persons.

Article VII
Representations and Warranties of Newco and GNS Acquisition Corp.

Except as expressly contemplated by this Agreement, Newco represents and warrants to IMC, Cargill and CFI as follows:

7.01         Organization, Standing and Corporate Power.

(a)           Each of Newco and GNS Acquisition Corp. is an entity duly organized, validly existing and in good standing under the jurisdiction in which it is formed and has all requisite corporate power and authority to carry on its business as now being conducted.  Each of Newco and GNS Acquisition Corp. is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing or operation of the properties constituting the Cargill Fertilizer Businesses makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate has not had and would not reasonably be expected to have a Newco Material Adverse Effect.

(b)           For purposes of this Agreement, “Newco Material Adverse Effect“ shall mean any change, effect, event, occurrence or state of facts that is materially adverse to the business, properties, financial condition or results of operations of Newco and its Subsidiaries, taken as a whole, provided, that none of the following shall be deemed in and of themselves to constitute, and none of the following shall be taken into account in determining whether there has been (or whether there is reasonably expected to be), a Newco Material Adverse Effect:  any change, effect, event, occurrence or state of facts relating to, caused by or resulting from (i) the United States or any international economy or the United States or international financial markets in general or (ii) the announcement of this Agreement or the transactions contemplated hereby.

7.02         Subsidiaries.  Except for the capital stock of GNS Acquisition Corp. owned by Newco, neither Newco nor GNS Acquisition Corp. owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

7.03         Capital Structure.

(a)           The authorized capital stock of Newco consists of 1,000 shares of Newco Common Stock.  As of the date of this Agreement, (i) 1,000 shares of Newco Common Stock are issued and outstanding, (ii) 335 shares of Newco Common Stock are owned by IMC, and (iii) 665 shares of Newco Common Stock are owned by Cargill.  All outstanding shares of capital stock of Newco are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Newco does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Newco to issue, transfer or sell any shares to any Person, other than pursuant to this Agreement.

(b)           The authorized capital stock of GNS Acquisition Corp. consists of 1,000 shares of common stock, par value $0.01 per share.  All of such issued and outstanding shares are owned by Newco.  GNS Acquisition Corp. does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating GNS Acquisition Corp. to issue, transfer or sell any shares to any Person, other than pursuant to this Agreement.

7.04         Authority; Noncontravention.

(a)           Each of Newco and GNS Acquisition Corp. has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Newco and GNS Acquisition Corp., and no other corporate proceedings on the part of Newco or GNS Acquisition Corp. are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Newco and GNS Acquisition Corp. and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Newco and GNS Acquisition Corp., enforceable against Newco and GNS Acquisition Corp. in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law)).

(b)           The execution and delivery of this Agreement do not, and the consummation of the Merger, the Contribution and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien on any of the properties or other assets of Newco under, (i) the certificate of incorporation or bylaws of Newco or (ii) subject to the governmental filings and other matters referred to in Section 7.05, any Law applicable to Newco, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Newco Material Adverse Effect, or (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Newco or GNS Acquisition Corp. to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.

7.05         Governmental Approvals.  No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Newco or GNS Acquisition Corp. in connection with the execution and delivery of this Agreement by Newco or GNS Acquisition Corp. or the consummation by Newco or GNS Acquisition Corp. of the transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the HSR Act and applicable filings under foreign competition, merger control or antitrust Laws, (b) the 1933 Act, (c) the 1934 Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which IMC is qualified to do business, (e) any appropriate filings with and approvals of the NYSE, (f) any state securities or “blue sky” law, (g) any material Permits (including Environmental Permits) of Newco or GNS Acquisition Corp., (h) required and customary filings pursuant to any state environmental transfer statutes and (i) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Newco Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of Newco or GNS Acquisition Corp. to perform its obligations under, or to consummate any of the transactions contemplated by, this Agreement.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (a) through (h) above, together with the Necessary IMC Consents and the Necessary Cargill Consents, are referred to herein as the “Necessary Consents.”

7.06         Information Supplied.  None of the information supplied or to be supplied by Newco specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of IMC and at the time of the IMC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, no representation or warranty is made by Newco with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by IMC or Cargill specifically for inclusion or incorporation by reference therein.

7.07         Litigation.  There is no suit, action or proceeding pending or threatened against Newco or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or investigation by any Governmental Authority involving, Newco or any of its Subsidiaries which would reasonably be likely to have a Newco Material Adverse Effect or materially impair the long-term benefits sought to be derived from the Transactions.

7.08         Brokers and Other Advisors.  No broker, investment banker, financial advisor or other similar Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or its Subsidiaries.

7.09         No Business Activities.  Neither Newco nor GNS Acquisition Corp. has conducted any activities other than in connection with the organization of Newco and GNS Acquisition Corp., the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

7.10         Tax Treatment.  Neither Newco nor GNS Acquisition Corp. has taken any action, has failed to take any action or has knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or the Merger and the Contribution, when considered together, from qualifying as a tax-free transaction under Section 351 of the Code.

Article VIII
Covenants Relating to Conduct of Business

8.01         Conduct of Business by IMC.  Except as disclosed in Section 8.01 of the IMC Disclosure Schedule, from the date hereof until the Effective Time, IMC and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with Third Parties and to keep available the services of their present officers and employees.  For purposes of this Section 8.01, (i) the term “Subsidiary” includes any “Subsidiary” as defined in the IMC Credit Agreements and (ii) with respect to the IMC Unaffiliated JVs, IMC’s obligation under this Section 8.01 shall be limited to using good faith efforts to exercise or enforce contractual rights, if any such contractual rights exist, with respect to any IMC Unaffiliated JV in such manner as is consistent with IMC’s obligations under this Section 8.01; provided, however, that Cargill understands and acknowledges that, notwithstanding the foregoing, IMC may not have the legal right or power to cause any such IMC Unaffiliated JV to act in accordance with this Section 8.01.  Without limiting the generality of the foregoing, and except (i) to the extent that Cargill shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), (ii) with respect to any asset transfers between IMC and Cargill or their respective Affiliates, (iii) as expressly contemplated in this Agreement or (iv) as set forth in Section 8.01 of the IMC Disclosure Schedule, from the date hereof until the Effective Date:

(a)           IMC shall not adopt or propose any change to the IMC Certificate or IMC Bylaws.

(b)           IMC shall not, and shall not permit any of its Subsidiaries to, adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of IMC or any of its Subsidiaries except for (i) a liquidation or dissolution of a wholly owned Subsidiary of IMC or a merger or consolidation between wholly owned Subsidiaries of IMC or of any wholly owned Subsidiary into IMC, (ii) any such plan or agreement of merger or exchange required by or reasonably necessary to effectuate the PLP Unit Exchange or (iii) any such plan or agreement required by or reasonably necessary to effectuate the Transactions.

(c)           IMC shall not, and shall not permit any of its Subsidiaries to, make any equity investment in or acquisition of any Person or any amount of assets material to IMC and its Subsidiaries on a consolidated basis, except for (i) capital expenditures (A) permitted by Section 8.01(h), (B) required by Law or Governmental Authorities or (C) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) equity investments in or capital contributions to any wholly owned Subsidiary of IMC, (iii) investment activities in the ordinary course of business consistent with past practices, (iv) the acquisition of PLP Units in connection with the PLP Unit Exchange and any investment in any Subsidiary of IMC reasonably necessary to effectuate the PLP Unit Exchange, (v) any such investment or acquisition which would be permitted under the terms of the IMC Credit Agreements and the IMC Indentures as they exist on the date hereof, (vi) investments in and other transactions contemplated in connection with Big Bend Transfer Company and the agreements between CF Industries Inc. and affiliates of IMC and Cargill in connection therewith or (vii) any other investments or acquisitions not described in clauses (i) –(vi) of this Section 8.01(c) in an aggregate principal amount not to exceed $5,000,000.

(d)           IMC shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to IMC and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices, (ii) pursuant to Contracts or commitments in existence on the date hereof, (iii) any sales of accounts receivable of the type permitted by the IMC Indentures or the IMC Credit Agreements, (iv) any sale of all or substantially all of the IMC Salt Business Unit, (v) any sale of all or substantially all of the IMC Chemicals Business Unit, (vi) any disposition of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practices, (vii) any such sale, lease, license or other disposition which would be permitted under the terms of the IMC Credit Agreements and the IMC Indentures as they exist on the date hereof, (viii) sales of land and/or warehouse facilities consistent with past practices in an aggregate amount not to exceed $5,000,000 or (ix) any other sales, leases, licenses or other dispositions not described in clauses (i)-(viii) of this Section 8.01(d) in an aggregate amount not to exceed $5,000,000.

(e)           IMC shall not, and shall not permit any of its Subsidiaries to, (i) other than in the case of any direct or indirect wholly owned Subsidiary of IMC, split, combine, subdivide or reclassify any shares of capital stock or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than, with respect to clause (ii), (A) dividends or other distributions with respect to equity interests by its direct or indirect Subsidiaries, (B) regular quarterly cash dividends paid by IMC on the IMC Common Stock not in excess of $0.02 per share per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to IMC Common Stock), with usual record and payment dates and in accordance with IMC’s past dividend policy, or (C) dividends on the IMC Preferred Stock not in excess of $0.9375 (or the equivalent amount of IMC Common Stock) per share per quarter).

(f)            Except as set forth in Section 9.02, IMC shall not, and shall not permit any of its Subsidiaries to, (i) issue, sell, transfer, pledge or dispose of any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of IMC or its Subsidiaries (other than (A) issuances pursuant to stock options or stock-based awards granted pursuant to an IMC Stock Plan and outstanding on the date hereof or granted pursuant to clause (B) below, (B) additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any IMC Stock Plan as in effect on the date hereof, (C) issuances by any Subsidiary of IMC to IMC or to any Subsidiary of IMC, (D) issuances of IMC Common Stock required to consummate the PLP Unit Exchange, or (E) issuances of IMC Common Stock in connection with the payment of dividends on the IMC Preferred Stock not in excess of the amount of IMC Common Stock equivalent to $0.9375 per share per quarter, (F) issuances of IMC Common Stock upon conversion of shares of IMC Preferred Stock pursuant to their terms or (G) the creation, incurrence or permitting to exist of any Lien upon such securities by any Subsidiary of IMC) or (ii) reduce the exercise or conversion price, extend the term or otherwise modify in any material respect the terms of any such securities of IMC or any Subsidiary of IMC.

(g)           IMC shall not, and shall not permit any of its Subsidiaries to, redeem, purchase or otherwise acquire directly or indirectly any of IMC’s capital stock (other than  (i) shares of IMC Common Stock solely for purposes of consummating the PLP Unit Exchange or (ii) share repurchases in the ordinary course of business necessary to fund the IMC Stock Plans).

(h)           IMC shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures that are material to IMC and its Subsidiaries on a consolidated basis, except (i) in the ordinary course of business consistent with past practices in aggregate amount not in excess of $125,000,000 or (ii) as required by Law or Governmental Authorities.

(i)            IMC shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities, (ii) make any loans or advances to or debt investments in, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of, any other Person or (iii) pledge or otherwise encumber shares of capital stock of IMC, except, in the case of clause (i) or (ii), (A) short-term borrowings incurred in the ordinary course of business consistent with past practice, (B) letters of credit obtained in the ordinary course of business consistent with past practice or the refinancing of existing letters of credit under the IMC Credit Agreements, (C) borrowings made in connection with the refunding of existing indebtedness (x) at maturity or upon mandatory final redemption or (y) at a lower cost of funds, (D) borrowings to finance capital expenditures or acquisitions permitted pursuant to this Agreement, (E) as otherwise would be permitted under the terms of the IMC Credit Agreements and the IMC Indentures as they exist on the date hereof, (F) continuation of guarantees existing as of the date of this Agreement, (G) loans or advances to or debt investments in Subsidiaries of IMC or in IMC by its Subsidiaries, (H) any Subsidiary of IMC assuming, guaranteeing, endorsing or otherwise becoming liable or responsible (whether directly, contingently or otherwise) for obligations of IMC or any other Subsidiary of IMC, or (I) borrowings in an amount sufficient to refinance, if necessary, IMC’s 6.55% bonds due January 14, 2005 and 7.625% bonds due November 1, 2005.

(j)            Except as may be required by Law or by existing agreements or arrangements, IMC shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits under any IMC Employee Plan or IMC International Plan of any director, employee or independent contractor or pay any benefit or compensation not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary or performance bonuses in the ordinary course of business consistent with past practices and in light of actual performance, or (ii) arrangements for newly hired individuals that are consistent with existing policies and practices.

(k)           IMC shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect IMC or any of its Subsidiaries (or, following completion of the Merger, Newco or any of its Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area.

(l)            IMC shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claim, liability or obligation, other than (i) in the ordinary course of business for amounts not in excess of $12,500,000 in the aggregate, (ii) pursuant to existing contractual obligations or (iii) the payment, discharge, settlement or satisfaction by any Subsidiary of IMC of any loans or advances from IMC or any other Subsidiary of IMC.

(m)          Except (i) as may be required by Law, (ii) as a result of a change in GAAP subsequent to the date hereof, (iii) related to or arising out of the sale of the IMC Chemicals Business Unit or the IMC Salt Business Unit, or (iv) related to or arising out of the PLP Unit Exchange, IMC shall not, and shall not permit any of its Subsidiaries to, materially revalue any of its material assets, make, change or revoke any material tax election or change its method of accounting if such change would materially adversely affect its or any of its Subsidiaries’ taxes payable or would change its fiscal year.

(n)           Except as may be required by Law, IMC shall not, and shall not permit any of its Subsidiaries to, settle any material audit with respect to taxes or file any amended tax return that would materially alter the tax obligation of IMC or any of its Subsidiaries.

(o)           IMC shall, and shall cause all of its Subsidiaries to (i) timely file or cause to be filed all tax returns that IMC or any of its Subsidiaries are required to file, (ii) prepare and file any such tax return consistent with past practice and (iii) timely pay or cause to be paid all taxes that are due and owing by IMC or any of its Subsidiaries.

(p)           IMC shall not, and shall not permit any of its Subsidiaries to, adopt, enter into, amend or otherwise modify any collective bargaining agreement or other labor union contract applicable to the employees of IMC or any of its Subsidiaries, except such agreements or contracts entered into in the ordinary course of business.

(q)           IMC shall not, and shall not permit any of its Subsidiaries to, fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost.

(r)            IMC shall use commercially reasonable efforts not to, and shall use commercially reasonable efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 8.01) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code or the Merger and the Contribution, when considered together, from qualifying as a tax-free transaction under Section 351 of the Code.

(s)           IMC shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of IMC hereunder inaccurate at, or as of any time prior to the Effective Date, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have an IMC Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article X not being satisfied.

(t)            Except as contemplated or permitted pursuant to this Agreement, IMC shall not, and shall not permit its Subsidiaries to, enter into any agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

(u)           IMC shall not, and shall not permit any of its Subsidiaries to, amend, modify or seek a waiver with respect to the terms of the IMC Credit Agreements or IMC Indentures; provided, however, that IMC may seek an amendment, modification or waiver if the result of obtaining such amendment, modification or waiver will not materially impair the operations of IMC or materially increase the cost of borrowing to IMC.

(v)           IMC shall not, and shall not permit any of its Subsidiaries to, authorize or enter into an agreement to do any of the foregoing.

8.02         Conduct of Business by Cargill.  Except as disclosed in Section 8.02 of the Cargill Disclosure Schedule, from the date hereof until the Effective Date, Cargill and its Subsidiaries shall conduct the Cargill Fertilizer Businesses in the ordinary course consistent with past practices and shall use all reasonable efforts to preserve intact their business organizations and relationships with Third Parties and to keep available the services of their present officers and employees.  For purposes of this Section 8.02, to the extent that the term, “Cargill Fertilizer Businesses,” or “Contributed Subsidiary” pertains to, includes or could be deemed to include any Unaffiliated CFJVs, Cargill’s obligation under this Section 8.02 shall be limited to using good faith efforts to exercise or enforce contractual rights, if any such contractual rights exist, with respect to any Unaffiliated CFJV in such a manner as is consistent with Cargill’s obligations under this Section 8.02; provided, however, that IMC understands and acknowledges that, notwithstanding the foregoing, Cargill may not have the legal right or power to cause any such Unaffiliated CFJV to act in accordance with this Section 8.02.  Without limiting the generality of the foregoing, and except (i) to the extent that IMC shall otherwise agree in writing (which consent shall not be unreasonably withheld or delayed), (ii) with respect to any asset transfers between IMC and Cargill or their respective Affiliates, (iii) as expressly contemplated in this Agreement (including, without limitation, Section 8.06) or (iv) as set forth in Section 8.02 of the Cargill Disclosure Schedule, from the date hereof until the Effective Date, and, in all cases, with respect solely to the Cargill Fertilizer Businesses:

(a)           Cargill shall not, and shall not permit any of its Subsidiaries to make any equity investment in or acquisition of any Person or any amount of assets material to Cargill and its Subsidiaries on a consolidated basis, except for (i) capital expenditures (A) permitted by Section 8.02(c), or (B) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (ii) equity investments in or capital contributions to any wholly owned Subsidiary of Cargill, (iii) investment activities in the ordinary course of business consistent with past practices, (iv) the acquisition of the assets comprising the Wingate Creek Mine in Manatee County, Florida or (v) any other investments or acquisitions not described in clauses (i)-(iv) of this Section 8.02(a) in an aggregate principal amount not to exceed $20,000,000.

(b)           Cargill shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any assets material to the Cargill Fertilizer Businesses on a consolidated basis, except (i) in the ordinary course of business consistent with past practices, (ii) pursuant to Contracts or commitments in existence on the date hereof, (iii) any disposition of obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practices or (iv) any other sales, leases, licenses or other dispositions not described in clauses (i)-(iii) of this Section 8.02(b) in an aggregate principal amount not to exceed $5,000,000.

(c)           Cargill shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures with respect to the Cargill Fertilizer Businesses that are material to the Cargill Fertilizer Businesses on a consolidated basis, except (i) the expansion of Cargill’s South Ft. Meade Mine in Polk and Hardee Counties, Florida, (ii) the retrofit of the TECO II barge to transport molten sulphur, (iii) in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $125,000,000, or (iv) as required by Law or Governmental Authorities.

(d)           Cargill shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short-term debt or issue any debt securities to be transferred to Newco as part of the Contributed Subsidiaries (other than issuances of commercial paper or borrowings, in the ordinary course of business consistent with past practices) or (ii) make any loans or advances to or debt investments in, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of, any other Person to be transferred to Newco, except, in each case, (A) short-term borrowings incurred in the ordinary course of business consistent with past practice for working capital purposes, (B) letters of credit obtained in the ordinary course of business consistent with past practice, (C) borrowings made in connection with the refunding of existing indebtedness (x) at maturity or upon mandatory final redemption or (y) at a lower cost of funds, (D) borrowings to finance capital expenditures or acquisitions permitted pursuant to this Agreement, (E) continuation of guarantees existing as of the date of this Agreement, (F) loans or advances to or debt instruments in Subsidiaries of Cargill or (G) refinancings of the Embedded Debt.

(e)           Except as may be required by Law or by existing agreements or arrangements, Cargill shall not, and shall not permit any of its Subsidiaries to, increase in any manner the compensation or benefits of any director, employee or independent contractor of any business constituting a part of the Cargill Fertilizer Businesses or pay any benefit or compensation to any such individual not required by any plan and arrangement as in effect as of the date hereof (including, the granting of stock options, stock appreciation rights or other stock-based award), other than (i) increases in salary or performance bonuses consistent with past practices in light of actual performance or (ii) arrangements for newly hired individuals that are consistent with existing policies and practices.

(f)            Cargill shall not, and shall not permit any of its Subsidiaries to, enter into any agreement that limits or otherwise restricts in any material respect the Cargill Fertilizer Businesses (or, following completion of the Contribution, Newco, IMC or any of their respective Subsidiaries) or any successor thereto, from engaging or competing in any line of business or in any geographical area.

(g)           Cargill shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claim, liability or obligation using any of the Contributed Assets, other than (i) claims, liabilities or obligations of the Cargill Fertilizer Businesses in the ordinary course of business for amounts not in excess of $12,500,000 in the aggregate or (ii) pursuant to existing contractual obligations.

(h)           Except (i) as may be required by Law, (ii) as a result of a change in GAAP subsequent to the date hereof, or (iii) with respect to the Cargill Retained Taxes, Cargill shall not, and shall not permit any of its Subsidiaries to, materially revalue any of the material assets of the Cargill Fertilizer Businesses, make, change or revoke any material tax election or change its method of accounting if such change would materially adversely affect taxes payable by the Cargill Fertilizer Businesses for periods subsequent to the Effective Time or would change its fiscal year.

(i)            Except as may be required by Law or with respect to the Cargill Retained Taxes, Cargill shall not, and shall not permit any of its Subsidiaries to, settle any material audit with respect to taxes of the Cargill Fertilizer Businesses or file any amended tax return with respect to the Cargill Fertilizer Businesses that would materially alter the tax obligation of Cargill or any of its Subsidiaries with respect to the Cargill Fertilizer Businesses for periods subsequent to the Effective Time.

(j)            Cargill shall, and shall cause all of its Subsidiaries to, (i) timely file or cause to be filed all tax returns relating to the Cargill Fertilizer Businesses that Cargill or any of its Subsidiaries are required to file, (ii) except for Cargill Retained Taxes, prepare and file any such tax return consistent with past practice and (iii) timely pay or cause to be paid all taxes that are due and owing by Cargill or any of its Subsidiaries with respect to the Cargill Fertilizer Businesses.

(k)           Cargill shall not, and shall not permit any of its Subsidiaries to, adopt, enter into, amend or otherwise modify any collective bargaining agreement or other labor union contract applicable to the employees of the Cargill Fertilizer Businesses, except such agreements or contracts entered into in the ordinary course of business.

(l)            Cargill shall not, and shall not permit any of its Subsidiaries to, fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies covering the Cargill Fertilizer Businesses to the extent available for a reasonable cost.

(m)          Cargill shall use commercially reasonable efforts not to, and shall use commercially reasonable efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 8.02) that would prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Code or the Merger and the Contribution, when considered together, from qualifying as a tax-free transaction under Section 351 of the Code.

(n)           Cargill shall not, and shall not permit any of its Subsidiaries to, intentionally take any action (i) that would make any representation or warranty of Cargill or CFI hereunder inaccurate at, or as of any time prior to the Effective Date, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Cargill Material Adverse Effect or (ii) that would, or would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article X not being satisfied.

(o)           Except as contemplated or permitted pursuant to this Agreement, Cargill shall not, and shall not permit its Subsidiaries to, enter into any agreement relating to any acquisition, merger, consolidation or purchase that would reasonably be expected to (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise.

(p)           Cargill shall not, and shall not permit any of its Subsidiaries to, authorize or enter into an agreement to do any of the foregoing.

8.03         Control of Other Party’s Business.  Nothing contained in this Agreement shall give Cargill, directly or indirectly, the right to control or direct IMC’s operations or give IMC, directly or indirectly, the right to control or direct Cargill’s operations, in each case, prior to the Effective Date.  Prior to the Effective Date, each of IMC and Cargill shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

8.04         No Solicitation by IMC.  IMC shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by IMC or any Subsidiary of IMC in connection with the transactions contemplated by this Agreement (collectively, “IMC Representatives“) to, directly or indirectly through another Person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an IMC Takeover Proposal or (ii) participate in any discussions or negotiations regarding any IMC Takeover Proposal (other than to inform such Person of the restrictions set forth in this Section 8.04), or furnish to any Person any information in connection with or in furtherance of any IMC Takeover Proposal.  IMC shall, and shall cause its Subsidiaries and instruct the IMC Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person other than Cargill conducted heretofore with respect to any IMC Takeover Proposal and request the prompt return or destruction of all confidential information of IMC or any IMC Subsidiary previously furnished to such Person.  Nothing contained in this Agreement shall prevent IMC or its Board of Directors (or any committee thereof) from (A) complying with Rule 14e-2 or Rule 14d-9 under the 1934 Act or making any required disclosure to the stockholders of IMC related thereto; (B) furnishing information in response to a request therefor by a Person who has made an unsolicited bona fide written IMC Takeover Proposal after the date hereof if IMC receives from such Person so requesting such information a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement and provided that all such information (to the extent that such information has not been previously provided to Cargill) is provided to Cargill prior to or substantially concurrent with the time it is provided to such Person; (C) participating in any discussions or negotiations with any Person (or its representatives) who has made an unsolicited bona fide written IMC Takeover Proposal after the date hereof; or (D)(i) withdrawing or modifying (including in a manner adverse to Cargill), or proposing to so withdraw or modify, the approval, recommendation or declaration of advisability by the Board of Directors of IMC (or any committee thereof) of this Agreement or the Merger or (ii) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve (including for purposes of Section 203 of the DGCL), any IMC Takeover Proposal (any action described in this clause (D) being referred to as an “IMC Adverse Recommendation Change“), if and only to the extent that (1) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of IMC determines in good faith after consultation with outside counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law and (2) in the case referred to in clause (C) or (D) above, the Board of Directors of IMC determines in good faith (after consultation with its financial advisor) that such IMC Takeover Proposal referred to in clause (C) or such IMC Takeover Proposal in response to which an IMC Adverse Recommendation Change may be made pursuant to clause (D) constitutes or is reasonably likely to constitute an IMC Superior Proposal.  IMC shall promptly advise Cargill of any request for information or other inquiry received by IMC or any IMC Representatives after the date hereof that IMC reasonably believes could lead to any IMC Takeover Proposal or of any IMC Takeover Proposal.  IMC agrees to keep Cargill informed, on a current basis, of the status and terms (including any change to the terms) of any such request, inquiry or IMC Takeover Proposal.

For purposes of this Agreement, “IMC Takeover Proposal“ shall mean any inquiry, proposal or offer by a Third Party, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving IMC, (b) for the issuance of 20% or more of the equity securities of IMC as consideration for the assets or securities of another Person or (c) to acquire in any manner, directly or indirectly, 20%

or more of the equity securities of IMC or assets (including equity securities of any Subsidiary of IMC) that represent 20% or more of the total consolidated assets of IMC, other than the transactions contemplated by this Agreement.

For purposes of this Agreement, “IMC Superior Proposal“ shall mean any bona fide written offer made by a Third Party that, if consummated, would result in such Person (or its shareholders) owning, directly or indirectly, greater than 50% of the shares of IMC Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of IMC (i) on terms which the Board of Directors of IMC determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation and in light of all relevant circumstances, including, without limitation, all the terms and conditions of such proposal and this Agreement, including the terms of any break-up or termination fee payable) to be more favorable to the stockholders of IMC from a financial point of view than the transactions contemplated by this Agreement, (ii) as to which all financing, to the extent necessary to complete such transaction, is fully committed or, pursuant to written financing commitment letters in customary form from reputable financial sources, offered to be provided, and (iii) which is reasonably likely to be completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

8.05         No Solicitation by Cargill.  Cargill shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by Cargill or any Subsidiary of Cargill in connection with the transactions contemplated by this Agreement (collectively, “Cargill Representatives“) to, directly or indirectly through another Person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Cargill Fertilizer Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Cargill Fertilizer Takeover Proposal (other than to inform such Person of the restrictions set forth in this Section 8.05), or furnish to any Person any information in connection with or in furtherance of any Cargill Fertilizer Takeover Proposal.  Cargill shall, and shall cause its Subsidiaries and instruct the Cargill Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person other than IMC conducted heretofore with respect to any Cargill Fertilizer Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished to such Person.  Cargill shall promptly advise IMC of any request for information or other inquiry received by Cargill or any Cargill Representatives after the date hereof that Cargill reasonably believes could lead to any Cargill Fertilizer Takeover Proposal.

For purposes of this Agreement, “Cargill Fertilizer Takeover Proposal“ shall mean any inquiry, proposal or offer by a Third Party, whether or not conditional and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Cargill Fertilizer Businesses taken as a whole, or (b) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of any Contributed Subsidiaries or assets (including equity securities of any Subsidiary of any Contributed Subsidiary) that represent 20% or more of the total consolidated Cargill Fertilizer Assets, other than the transactions contemplated by this Agreement.

8.06         Restructuring of Cargill Fertilizer Businesses.  Cargill and CFI agree to take all commercially reasonable actions to restructure the assets and liabilities of the Cargill Fertilizer Businesses in order to consolidate such assets and liabilities into the Contributed Subsidiaries prior to the Closings; provided, however, that Cargill and CFI shall not be obligated to effectuate any such restructuring, including any transfers of assets and related liabilities, prior to the receipt by the parties of all Necessary Consents of applicable Governmental Authorities (other than Necessary Consents which, under applicable Laws, may be obtained subsequent to the Closings without material penalty to Newco or Cargill, material delay and the material impairment of the operations of Newco or Cargill), including under the HSR Act.  As part of the restructuring, the parties acknowledge that, prior to the Effective Date, Cargill may add up to $100,000,000 of externally borrowed Restructuring Indebtedness and up to $150,000,000 of Cargill-funded Restructuring Indebtedness (which Cargill-funded debt shall provide for no prepayment penalty, no restrictive covenants or financial ratios, no security, and shall be provided at a market rate of interest and on such other terms as are generally consistent with Cargill’s past practices with respect to intercompany loans) to one or more Contributed Subsidiaries, so long as Cargill adds an equal amount of cash or intercompany loans from a Contributed Subsidiary (as generally described in Section 8.06 of the Cargill Disclosure Schedule) to one or more other Contributed Subsidiaries so that the net change in the consolidated assets of all of the Contributed Subsidiaries is zero; provided, that such added Restructuring Indebtedness is not reasonably likely to materially adversely affect Newco’s expected credit ratings as of the Effective Time.  As soon as practicable, and in any event at least 30 days prior to the earlier of (i) the Effective Time and (ii) the date of consummation of the restructuring of the assets and liabilities of the Cargill Fertilizer Businesses as contemplated in this Section 8.06, Cargill shall deliver to IMC a written description of the general manner (including a general description of the contributions, transfers and conveyances proposed to effectuate such restructurings) in which Cargill and CFI will restructure the Cargill Fertilizer Businesses and afford IMC the opportunity to ask questions that IMC might have regarding the general terms of the proposed restructuring.  IMC may provide Cargill and CFI with comments regarding the restructuring plan; provided, however, that Cargill and CFI retain sole and absolute discretion with respect to the manner in which the restructuring is consummated, as long as such restructuring is consummated in a manner consistent with Section 4.01.  Cargill agrees to provide IMC with copies of conveyance, assignment and transfer documents used to restructure the Cargill Fertilizer Businesses reasonably requested by IMC not less than five Business Days prior to the execution and delivery thereof and agrees that all conveyance, assignment and transfer documents used to restructure the Cargill Fertilizer Businesses will be prepared in a manner consistent with the purpose of consummating the Transactions on the terms and conditions set forth in this Agreement.

8.07         Modification of Transactions.  Subject to Section 11.06 of this Agreement, the parties hereto acknowledge that, (i) to the extent deemed necessary by the parties in order to consummate the Transactions contemplated herein in a manner permitted by the IMC Credit Agreements and the IMC Indentures, they will consult each other and reasonably consider any proposed modification of the Contribution or the Merger or (ii) subject to Sections 8.01(u) and 9.04(d) of this Agreement, IMC shall be permitted to seek an appropriate waiver or amendment under the IMC Credit Agreements and/or the IMC Indentures solely to effect the Transactions in the manner described in Article II of this Agreement; provided, however, that no party hereto shall take any action or shall be under any obligation to agree to any modification if, as a result of such modification of the Transactions, (a) the Merger would not qualify as a reorganization under Section 368(a) of the Code, (b) the Merger and the Contribution, when considered together, would not qualify as a tax-free transaction under Section 351 of the Code or (c) the tax cost or other effect to Cargill or its Subsidiaries as a result of the transactions contemplated by Section 8.06 of this Agreement or otherwise could materially change.

Article IX
Additional Agreements

9.01         Preparation of the Form S-4 and the Proxy Statement; Stockholder Meeting.

(a)           As soon as practicable following the date of this Agreement, IMC shall prepare and file with the SEC the Proxy Statement and Newco and IMC shall prepare and Newco shall file with the SEC the Form S-4, in which the Proxy Statement will be included.  Each of Newco and IMC shall use commercially reasonable efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Transactions, including procuring any opinions necessary for such declaration.  IMC shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to the stockholders of IMC as promptly as practicable after the Form S-4 is declared effective under the 1933 Act.  Notwithstanding the foregoing, if, at the time of proposed mailing of the Proxy Statement, Cargill has not furnished IMC a written general description of the proposed restructuring of the Cargill Fertilizer Businesses, IMC may postpone such mailing until such description is provided by Cargill.  Each party hereto shall also take any action required to be taken under the 1934 Act and any applicable state securities Laws in connection with the issuance of shares of Newco Stock in the Transactions, and Cargill shall furnish all information concerning Cargill and CFI, and IMC shall furnish all information concerning IMC and use commercially reasonable efforts to furnish all information concerning the holders of shares of IMC Common Stock, as may be reasonably requested by Newco in connection with any such action.  No filing of, or amendment or supplement to, the Form S-4 will be made by Newco, and no filing of, or amendment or supplement to the Proxy Statement will made by IMC, without providing the other parties hereto, including Cargill, and their counsel a reasonable opportunity to review and comment thereon.  If, at any time prior to the Effective Date, any information relating to Newco, Cargill or IMC, or any of their respective Affiliates, directors or officers, should be discovered by Newco, Cargill or IMC which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of IMC.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Transactions and (ii) all orders of the SEC relating to the Form S-4.

(b)           IMC shall, as soon as practicable following the date of this Agreement, establish a record date for, and subject to the fourth sentence of Section 9.01(a), promptly after the Form S-4 is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the “IMC Stockholders Meeting“) solely for the purpose of obtaining the IMC Stockholder Approval.  Subject to Section 8.04, IMC shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement.  Without limiting the generality of the foregoing, IMC’s obligations pursuant to the first sentence of this Section 9.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Cargill of any IMC Takeover Proposal or (ii) any IMC Adverse Recommendation Change.

9.02         PLP Unit Exchange.  Prior to the date hereof, IMC reached a binding agreement with the largest unaffiliated holder of PLP Units for the exchange of all PLP Units held by such holder for shares of IMC Common Stock.  IMC hereby covenants for the benefit of Cargill that IMC will use its best efforts to reach, prior to the Closings, an exchange of shares of IMC Common Stock for the remaining PLP Units held by holders unaffiliated with IMC (such exchange of all of the outstanding PLP Units for shares of IMC Common Stock, together with the exchange with the largest unaffiliated holder of PLP Units, is defined herein as the “PLP Unit Exchange“), to be effected immediately prior to the Closings if all other conditions set forth in Article II have been satisfied or waived.  IMC shall take any action required to be taken under the 1933 Act, the 1934 Act and any applicable state securities Laws in connection with the PLP Unit Exchange, including without limitation the filing of a registration statement on Form S-4 and a Schedule 13E-3 with the SEC, if applicable, in connection with the issuance of shares of IMC Common Stock in exchange for PLP Units.  Such Form S-4 and Schedule 13E-3 shall comply as to form in all material respects with the requirements of the 1933 Act and the 1934 Act, as applicable, and will not, at the time such filing becomes effective, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

9.03         Newco Organizational Documents; Governance Matters; Headquarters.

(a)           Subject to the receipt of the IMC Stockholder Approval, IMC and Cargill shall take all actions necessary to cause the certificate of incorporation of Newco (the “Newco Certificate of Incorporation“) to be, as of the Effective Time, in the form attached hereto as Exhibit C and the Bylaws of Newco (the “Newco Bylaws“) to be, as of the Effective Time, in the form attached hereto as Exhibit D.  In addition to other provisions set forth therein, from the Effective Time through the fourth anniversary of the Effective Time the Newco Certificate of Incorporation and the Newco Bylaws shall comply with the requirements of the Investor Rights Agreement relating to the Newco Certificate of Incorporation and the Newco Bylaws, including providing for the following:

(i)            the Newco Board of Directors shall consist of eleven directors, four of whom initially shall be then-existing IMC directors designated by IMC, of which at least three shall satisfy the independence requirements of the NYSE, and seven of whom initially shall be designated by Cargill, of which at least three shall satisfy the independence requirements of the NYSE;

(ii)           the Newco Board of Directors shall have standing executive, audit, governance and compensation committees, each comprised of five directors, two of whom shall be designated by IMC and three of which shall be designated by Cargill;

(iii)          the audit committee shall be comprised of members all of whom satisfy the applicable independence requirements of the NYSE applicable to audit committees;

(iv)          any interested party transactions between Cargill and Newco would require majority approval of the disinterested members of the Newco Board of Directors which, for such purposes, shall mean the independent directors appointed by IMC; and

(v)           the initial chairman, chief executive officer and president of Newco shall be designated by Cargill, and the newly appointed chief executive officer shall select the remainder of Newco’s corporate officers, subject to the approval of Newco’s Board of Directors.

Notwithstanding any provision herein to the contrary, in the event of a conflict between the provisions of this Section 9.03, on the one hand, and the Newco Certificate of Incorporation, Newco Bylaws or the Investor Rights Agreement, on the other, the provisions of the Newco Certificate of Incorporation, Newco Bylaws or the Investor Rights Agreement, as the case may be, shall prevail.

(b)           After the signing of this Agreement, Cargill shall determine the location of Newco’s headquarters, which may be in the Minneapolis, Minnesota metropolitan area.

(c)           Each of Cargill, IMC and Newco acknowledges and agrees that it is the present intent of all such parties to cause Newco to pay the required dividends on the shares of Newco Preferred Stock outstanding after the Closings in cash and not in shares of Newco Common Stock.  Furthermore, any decision by the Board of Directors of Newco after the Closings to pay dividends on the Newco Preferred Stock in any form other than cash shall be made by the independent directors appointed by IMC.

9.04         Access to Information; Confidentiality.

(a)           Upon reasonable notice, each party hereto shall afford to the others, and the others’ officers, employees, accountants, counsel, financial advisors and other Cargill Representatives or IMC Representatives (as the case may be), reasonable access during normal business hours, during the period ending on the earlier of the Effective Date or the termination of this Agreement, to all its and its Subsidiaries’ (or, in the case of Cargill, the Cargill Fertilizer Businesses’) properties, books, Contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the others (i) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of federal or state securities Laws and (ii) consistent with its legal obligations all other information concerning such party and its Subsidiaries’ business (or, in the case of Cargill, the Cargill Fertilizer Businesses), properties and personnel as the other party may reasonably request for the sole purpose of completing the Transactions; provided, however, that any party hereto may restrict the foregoing access to the extent that (A) any Law applicable to such party or any Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, or (B) the information is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or legal proceedings or government investigations.  Nothing in this Section 9.04 shall require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in (i) the disclosure of any trade secrets of Third Parties or violate any of its obligations with respect to confidentiality if such party shall have used commercially reasonable efforts to obtain the consent of such Third Party to such inspection or disclosure or (ii) any violation of Laws relating to the sharing of information between competitors, it being understood that the parties hereto will provide extracts, summaries, aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure.  In connection with and subject to the foregoing, each of Cargill and IMC agrees to make available, promptly after they first become available, monthly summary profit and loss statements for such party’s and its Subsidiaries’ business (or, in the case of Cargill, the Cargill Fertilizer Businesses, which will be summary management reports customarily provided to Cargill management), consolidated and for each division.  Cargill shall also furnish to IMC, within 30 days after the end of each fiscal quarter of the Cargill Fertilizer Businesses, an unaudited consolidated balance sheet of the Cargill Fertilizer Businesses at the end of such fiscal quarter.  All requests for information made pursuant to this Section 9.04 shall be directed to an executive officer of the party or parties hereto, or such other Person as may be designated by such party or parties.  Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of November 13, 2003, between IMC and Cargill (as it may be amended from time to time, the “Confidentiality Agreement“), each party hereto shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

(b)           IMC may disclose, and no provision of this Section 9.04 shall be construed to prevent IMC from disclosing, such information  (including information referred to in Section 9.04(a)), as may be reasonably necessary in connection with the PLP Unit Exchange; provided, however, that IMC shall be required to obtain the written approval of such disclosure from Cargill, which approval shall not be unreasonably withheld.

(c)           No investigation pursuant to this Section 9.04 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(d)           IMC shall consult with Cargill and keep Cargill apprised of (i) the proposed accounting treatment of, and any adjustments to IMC’s financial statements in connection with, the sale of the IMC Chemicals Business Unit and the PLP Unit Exchange, (ii) any proposed amendment of, modification to or any waiver sought under the IMC Credit Agreements or the IMC Indentures and (iii) any proposed settlement of any pending or threatened suit, action or proceeding which involves or contemplates the payment by IMC or any Subsidiary of IMC of amounts in excess of $1,000,000.

(e)           Cooperation Regarding Taxes.  After the Effective Date, Newco, IMC and their Subsidiaries and Cargill and its Subsidiaries each agree, to the extent necessary to allow the parties to comply with the provisions of Section 9.24, (i) to assist the other in preparing any tax returns with respect to the Cargill Fertilizer Businesses, (ii) to cooperate fully in preparing for any audits of or disputes with tax authorities relating to the Cargill Fertilizer Businesses, and (iii) to make available all information, records and documentation necessary to prepare such tax returns or respond to such audit or litigation requests.  Newco, IMC and their Subsidiaries and Cargill and its Subsidiaries agree to preserve such information, records and documents that relate to the Cargill Fertilizer Businesses, in the original form if in existence, until the expiration of any applicable statutes of limitations or extensions thereof and as otherwise required by Law.

9.05         Commercially Reasonable Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable (subject, however, to the first sentence of Section 8.06 and the fourth sentence of Section 9.01(a)), the Transactions and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to the Closings to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (v) the use of commercially reasonable efforts (up to, but not beyond, October 31, 2004) to defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the Transactions or the other transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.  In connection with and without limiting the first sentence of this Section 9.05, each of Cargill and its Board of Directors and IMC and its Board of Directors shall (x) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger, the Contribution or any of the other transactions contemplated by this Agreement and (y) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, the Contribution or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger, the Contribution and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, the Contribution and the other transactions contemplated by this Agreement.

(b)           Each of Cargill and IMC shall, in connection with the efforts referenced in Section 9.05(a) to obtain the Necessary Consents, use commercially reasonable efforts, subject to applicable Law, to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Third Party, (ii) permit the other party to review in advance any proposed written communication between it and any Governmental Authority, (iii) promptly inform each other of (and, at the other party’s reasonable request, supply to such other party) any  communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private Third Party, in each case regarding any of the transactions contemplated hereby, (iv) consult with each other in advance, to the extent practicable and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, of any meeting or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private Third Party, with any other Person, and (v) to the extent such party has not been advised by its counsel that disclosure of such information may not comply with applicable Law, give the other party the opportunity to attend and participate in such meetings and conferences referred to in clause (iv) above.

(c)           In furtherance and not in limitation of the covenants of the parties hereto contained in Section 9.05(a) and Section 9.05(b), if any administrative or judicial action or proceeding, including any proceeding by a private Third Party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger, the Contribution or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger, the Contribution or the other transactions contemplated hereby, each of Cargill and IMC shall use commercially reasonable efforts to obtain all Necessary Consents of applicable Governmental Authorities, including under the HSR Act.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Cargill or IMC to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Cargill or IMC or any of their respective Subsidiaries or, assuming the consummation of the Transactions, Newco or any of its Subsidiaries, (B) not compete in any geographic area or line of business or (C) restrict the manner in which, or whether, Cargill, IMC, Newco or any of their respective Affiliates may carry on business in any part of the world, which, in the case of any of clauses (A) through (C) above, would reasonably be likely to have a Cargill Material Adverse Effect, an IMC Material Adverse Effect or materially impair the long-term benefits sought to be derived from the Transactions.

9.06         Indemnification, Exculpation and Insurance.

(a)           All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Date now existing in favor of the current or former directors and officers of IMC and its Subsidiaries or fiduciaries under benefit plans of IMC (the “IMC Covered Persons“) as provided in the IMC Certificate or IMC Bylaws (in each case, as in effect on the date hereof) or any indemnification agreement existing on the date of this Agreement including, but not limited to, rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of IMC or any of its Subsidiaries, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Date and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Newco shall indemnify and hold harmless, and provide advancement of expenses to, the IMC Covered Persons to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by IMC pursuant to the IMC Certificate and IMC Bylaws or any applicable indemnification agreement entered into prior to December 1, 2003 and to the fullest extent permitted under the DGCL and not expressly prohibited by the Sarbanes-Oxley Act or other applicable Law; provided, however, that any determination required to be made with respect to whether an IMC Covered Person’s conduct complies with the standards set forth under the DGCL, the IMC Certificate or IMC Bylaws or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such IMC Covered Person and Newco; and provided, further, that nothing in this Section 9.06(a) shall impair any rights of any IMC Covered Person.

(b)           For six years after the Effective Date, Newco shall maintain in effect IMC’s current directors’ and officers’ liability and fiduciary insurance in respect of acts or omissions occurring at or prior to the Effective Date, (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the IMC Covered Persons currently covered by IMC’s directors’ and officers’ liability or fiduciary insurance policy (a correct and complete copy of which has been heretofore made available to Cargill), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Newco may substitute therefor policies of Newco containing terms with respect to coverage and amount no less favorable to such IMC Covered Persons; provided further, however, that in satisfying its obligation under this Section 9.06(b), Newco shall not be obligated to pay an annual premium in excess of 300% of the amount of the last annual premium paid by IMC prior to the date hereof, it being understood and agreed that Newco shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c)           The covenants contained in this Section 9.06 are intended to be for the benefit of, and shall be enforceable by, each of the IMC Covered Persons and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an IMC Covered Person is entitled, whether pursuant to Law, contract or otherwise.

(d)           If Newco or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Newco shall assume all of the obligations set forth in this Section 9.06.

9.07         Fees and Expenses.  Except as otherwise provided in Section 11.02, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated, except that Cargill and IMC shall bear and pay 66.5% and 33.5%, respectively, of (a) the filing fees for the pre-merger notification and report forms under the HSR Act and all applicable filings under foreign competition, merger control or antitrust Laws, (b) the SEC filing fee for the Form S-4 and Proxy Statement and fees for the printing and mailing of the Form S-4 and Proxy Statement, and (c) all other expenses incurred by Newco to Third Parties in connection with this Agreement and the transactions contemplated hereby.

9.08         Public Announcements.

(a)           Cargill and IMC shall develop a joint communications plan with respect to the announcement of the Transactions and this Agreement and each party shall use commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.  In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 9.01, neither Cargill nor IMC shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  Cargill and IMC agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

(b)           Except to the extent such notice is not practicable, at least two Business Days prior to making or issuing any formal communication or correspondence to its or its Subsidiaries’ employees concerning the transactions contemplated by this Agreement or the effects thereof, each party hereto shall provide the other parties with a copy of such proposed communication or correspondence and give the other parties the opportunity to comment on such communication or correspondence and shall not unreasonably reject any comments the other parties shall make.

(c)           Promptly after the date of this Agreement, IMC and Cargill shall jointly identify the major customers of IMC and the Cargill Fertilizer Businesses and prepare a communication regarding the Transactions and the consequences of the Transactions to be sent to such customers in form and substance mutually acceptable to such parties.  Except as may otherwise be required by Law, prior to the Closings, none of IMC, Newco or Cargill will, nor will they permit their respective Subsidiaries to, send any other communication to any customer of IMC or the Cargill Fertilizer Businesses regarding this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld).

9.09         Affiliates.  Prior to the Effective Date, IMC shall deliver to Newco a letter identifying all persons who will be, at the time this Agreement is submitted for adoption by the stockholders of IMC, “affiliates” of IMC for purposes of Rule 145 under the 1933 Act and applicable SEC rules and regulations.  IMC shall use commercially reasonable efforts to cause each such person to deliver to Newco at least 10 days prior to the Closings a written agreement substantially in the form attached as Exhibit E.  Newco shall not be required to maintain the effectiveness of the Form S-4 or any other registration under the 1933 Act for the purposes of the resale of the Newco Common Stock by such affiliates received in the Merger and the certificates representing Newco Common Stock received by such affiliates shall bear a customary legend regarding applicable 1933 Act restrictions and the provisions of this Section 9.09.

9.10         Section 16 Matters.  Prior to the Effective Date, Newco, Cargill and IMC shall take all such steps as may be required to cause any dispositions of IMC Common Stock (including derivative securities with respect to IMC Common Stock) or acquisitions of Newco Common Stock (including derivative securities with respect to Newco Common Stock) resulting from the transactions contemplated by Article III or Article IV by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to IMC, or will become subject to such reporting requirements with respect to Newco, to be exempt under Rule 16b-3 promulgated under the 1934 Act.  IMC, Cargill and Newco shall each provide counsel to the other parties with copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

9.11         Stock Exchange Listing.  Newco shall use its best efforts to, and Cargill and IMC shall use their best efforts to cause Newco to, cause the shares of Newco Stock to be issued in the Transactions and the shares of Newco Common Stock to be reserved for issuance upon exercise of the Newco Stock Options (following the Transactions) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Date.

9.12         Rights Agreement.  The Board of Directors of IMC has taken all action to the extent necessary (including amending the IMC Rights Agreement) in order to render the IMC Rights inapplicable to the Transactions.  Except in connection with the foregoing sentence and to effect its obligations or rights under Section 8.04 or Section11.01(d) of this Agreement (in the event of its receipt of an IMC Superior Proposal), the Board of Directors of IMC shall not, without the prior written consent of Cargill, (i) amend the IMC Rights Agreement or (ii) take any action with respect to, or make any determination under, the IMC Rights Agreement, including a redemption of the IMC Rights, in each case in order to facilitate any IMC Takeover Proposal.

9.13         Reorganization Treatment.  Cargill, IMC and Newco shall execute and deliver to each of Fried Frank Harris Shriver & Jacobson LLP, special tax counsel to Cargill, and Sidley Austin Brown & Wood LLP, counsel to IMC, certificates substantially in the forms attached hereto as Exhibits F and G at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 10.02(d) or 10.03(d), as the case may be.  Prior to the Effective Date, none of Cargill, IMC or Newco shall take or cause to be taken any action which would cause to be untrue any of the representations in such certificates.  The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Merger and the Contribution, when considered together, will qualify as a tax-free transaction under the provisions of Section 351 of the Code, and the parties will take the position for all tax purposes that the Transactions so qualify unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.

9.14         Stockholder Litigation.  IMC shall promptly advise Cargill and Newco orally and in writing of any stockholder litigation against IMC and/or its directors and officers relating to the transactions contemplated by this Agreement and shall keep Cargill and Newco fully informed regarding any such stockholder litigation.  IMC shall give Cargill and Newco the opportunity to consult with IMC regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Cargill and Newco’s advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration.

9.15         Employee Matters.

(a)           Between the date hereof and the Effective Date, Cargill and IMC shall cooperate in reviewing, evaluating, and analyzing the Cargill Employee Plans, the Cargill International Plans, the IMC Employee Plans and the IMC International Plans (collectively, the “Existing Plans“) with the objective of developing and implementing appropriate industry-competitive Employee Plans and International Plans for all employees of Newco and its Subsidiaries (the “Newco Plans“) that are designed to provide Newco the ability to attract and retain a dedicated and motivated workforce to be in force as of the Effective Date; provided that, notwithstanding the foregoing, Newco agrees to maintain and operate the IMC Employee Plans for the benefit of the IMC employees substantially as such plans are in effect immediately prior to the Effective Date through December 31, 2004.  It is the intention of Newco, to the extent permitted by applicable Laws, for Newco to develop and implement Newco Plans, on or as soon as reasonably practicable after the Effective Date, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, line of business, tenure, qualifications and abilities and (ii) do not discriminate between employees who were covered by Cargill Employee Plans or Cargill International Plans, on the one hand, and employees covered by IMC Employee Plans or IMC International Plans, on the other, immediately prior to the Effective Date.  Nothing in this Agreement shall prohibit any changes to the Existing Plans that may be (x) required by applicable Laws (including any applicable qualification requirements of Section 401(a) of the Code), (y) necessary as a technical matter to reflect the Transactions contemplated by this Agreement or (z) required for Newco to provide for or permit investment in its securities.

(b)           On the Effective Date, Newco shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each IMC Employee or Cargill Employee and his or her eligible dependents under each Newco Plan applicable or to be applicable to such employee, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the Existing Plans; (ii) provide each IMC Employee or Cargill Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in each Newco Plan under any analogous Existing Plan (to the same extent that such credit was given under such Existing Plan) in satisfying any applicable deductible or annual maximum out-of-pocket requirements under such Newco Plan; and (iii) recognize all service of each IMC Employee or Cargill Employee with IMC, Cargill and their respective Subsidiaries and predecessors, for all purposes (except with respect to any benefit accrual under any defined benefit pension plan) in such Newco Plan, to the extent that such service was recognized for such purpose under the analogous Existing Plan; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits.

(c)           Nothing in this Agreement shall require Cargill to divest, distribute or transfer, merge or contribute any Employee Plan or International Plan or any of their assets to Newco.

Retirees of the Cargill Fertilizer Businesses and active employees of the Cargill Fertilizer Businesses currently eligible to retire will be eligible to participate in Cargill’s retiree medical plan.  Cargill will be solely responsible for these retiree medical claims.  It is intended that Newco will become a participating employer in Cargill’s pension plans.  The assets and liabilities for the employees of Cargill Fertilizer Businesses are now, and will continue to be, accounted for as a separate account within Cargill’s pension plans.  Employees of the Cargill Fertilizer Businesses who are employed by Newco, or in service thereto, shall not accrue credit for service under the Cargill pension plans after December 31, 2004.  Cargill may, in its discretion, elect to keep the employees of the Cargill Fertilizer Businesses under the Cargill pension plan until December 31, 2004, so that Newco may efficiently enroll all Newco Employees on a Newco pension plan after December 31, 2004.  It is expressly understood that pensionable salaries will not be frozen at the Effective Date.  Cargill’s pension plan for U.S. salaried employees will use the actual salary paid for Newco service to determine Final Average Salary under the Cargill’s pension plan.  Each year Cargill’s actuary will determine Newco’s FAS expense, based on the benefit liability and actuarial experience related to employees of the Cargill Fertilizer Businesses.  Each year Cargill’s management will determine in good faith the appropriate funding of the pension plans consistent with ERISA funding rules and will allocate a share of the funding to Newco and Cargill’s other business units in a like manner.  The funding and expense amounts will be communicated to Newco by January 31st each year, as applicable, for funding for the prior plan year and expensing for the current fiscal year.  Payment of the contribution will be due within thirty (30) days after notice is received by Newco.  With respect to the ongoing funding of Cargill pension plans for service credited prior to the Closings, Newco’s annual funding and FAS expense shall not exceed $2 million and Newco’s aggregate funding and FAS expenses shall not exceed $19.2 million.  Any funding or FAS expense in excess of $19.2 million will be Cargill’s responsibility and any funding surplus will remain in Cargill’s pension plans and will be included in determining future funding requirements.

(d)           Newco agrees to honor, grant and pay for any and all earned vacation payable to employees of IMC and the Cargill Fertilizer Businesses, and will provide past service credit for service time worked with IMC and Cargill Fertilizer Businesses in granting paid vacation time under Newco’s vacation policy.

9.16         Employment Agreements.  On the Effective Date, Newco shall assume the rights and obligations (including any amounts payable as a result of a termination following the consummation of the transactions contemplated by this Agreement) of IMC under each of the individual employment, termination, retention, severance, confidentiality, non-disclosure or other similar contracts or agreements as set forth in Section 9.16(a) of the IMC Disclosure Schedule.  Cargill, IMC and Newco acknowledge and agree that (i) the Closings of the Transactions shall constitute a “Termination” as defined in the Employment Agreements, Executive Severance Agreements and Key Manager Severance Agreements listed in Section 9.16(b) of the IMC Disclosure Schedule, and (ii) at, or as soon as practicable after the Closings, Newco will (or will cause the Surviving Corporation to) make the change in control severance payments and provide the benefits to each of the individuals listed in Section 9.16(b) under each such individual’s Employment Agreement, Executive Severance Agreement or Key Manager Severance Agreement.  Prior to the Effective Date, IMC intends to amend such agreements as described in Section 9.16(c) of the IMC Disclosure Schedule to include provisions regarding non-solicitation.  Notwithstanding anything herein to the contrary, from the date hereof until the first anniversary of the Effective Date each of the individuals who are party to such Employment Agreements, Executive Severance Agreements and Key Manager Severance Agreements will reasonably cooperate with Newco, from time to time upon Newco’s request and without additional consideration, by responding to questions, transferring knowledge and providing information to Newco concerning the operations of IMC prior to the Effective Date, or by other means reasonably requested by Newco and acceptable to such individuals in their good faith determination; provided, that the parties acknowledge that this sentence shall not be deemed in any way to limit the rights of such individuals to receive the benefits under their respective Employment Agreements, Executive Severance Agreements and Key Manager Severance Agreements.

9.17         Confidentiality Agreements.  During the period from the date of this Agreement through the Effective Time, IMC will not, except as required by applicable Law, terminate, amend, modify or waive any provision of any confidentiality agreement to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto.  During such period, IMC shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

9.18         Newco Names.  After the Closings, Newco will not, directly or indirectly, use or do business under, or allow any of its Subsidiaries to use or do business under, (a) any trademark, service mark, brand name or trade, corporate or business name consisting of, derived from, including or incorporating the name “Cargill” or any other trademarks, service marks, brand name or trade, corporate or business name confusingly similar to the name “Cargill,” or (b) any trade, corporate or business name consisting of, derived from, including or incorporating the name “IMC” or any other trade, corporate or business name confusingly similar to the name “IMC.”  As promptly as practical but not later than one (1) year after the Closings, Newco shall have removed all trademarks, service marks, brand names or trade, corporate or business names consisting of, derived from, including or incorporating the name “Cargill” and all trade, corporate or business names consisting of, derived from, including or incorporating the name “IMC” that are contained in or on any of the assets of Newco and its Subsidiaries and shall have taken all necessary action, corporate or otherwise, to amend the corporate name of Newco and each of its Subsidiaries to remove the names “Cargill” and “IMC” therefrom.  Notwithstanding the foregoing, nothing contained in this Agreement shall limit Newco’s and its Subsidiaries’ right or ability to use any trademark, service mark, brand name or trade or business name owned by IMC or its Subsidiaries at the Effective Time and not incorporating the name “IMC” in connection with the sale, promotion, packaging or marketing of products.  Cargill agrees to negotiate in good faith an acceptable trademark license agreement with Newco after the date hereof and prior to the Effective Date to provide Newco a license to use the “Cargill” brand name in one or more geographic regions following the Effective Time on terms to the reasonable satisfaction of Cargill, which trademark license would be royalty-free until the third anniversary of the Effective Date.

9.19         Accountants’ Letters.

(a)           IMC shall use its reasonable best efforts to cause to be delivered to Cargill and Newco a letter from IMC’s independent accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective, addressed to each of Cargill and Newco, in form and substance reasonably satisfactory to each of Cargill and Newco and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(b)           Cargill shall use its reasonable best efforts to cause to be delivered to IMC and Newco a letter from Cargill’s independent accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective addressed to each of IMC and Newco, in form and substance reasonably satisfactory to each of IMC and Newco and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(c)           Newco shall use its reasonable best efforts to cause to be delivered to IMC and Cargill a letter from Newco’s independent accountants, dated a date within two Business Days before the date on which the Form S—4 shall become effective addressed to each of IMC and Cargill, in form and substance reasonably satisfactory to each of IMC and Cargill and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

9.20         Transition Services Agreement.  Beginning on the date hereof, IMC and Cargill agree to (a) cooperate in order to identify the transitional services that Cargill or its Subsidiaries shall provide to the Cargill Fertilizer Businesses after the Effective Date in an arm’s-length manner and (b) negotiate in good faith the schedules of such services to be provided, the length of time for such services and the rates at which such services will be provided.  The transition services agreement entered into pursuant to this Section 9.20 is referred to as the “Transition Services Agreement“.

9.21         Indemnity.

(a)           Indemnification by Cargill.  From and after the Effective Date, Cargill agrees to indemnify and hold harmless (i) Newco and each of its Subsidiaries, (ii) the respective directors, managers, officers and employees of each of Newco and its Subsidiaries and (iii) the respective successors and assigns of each of the foregoing (each, a “Newco Indemnitee“), on an After-Tax Basis, from and against any and all Losses incurred by such Newco Indemnitees in connection with or arising from:

A.            the failure to pay, perform or discharge any liabilities or obligations of Cargill that are not Cargill Fertilizer Liabilities;

B.            any breach by Cargill of any of its covenants or agreements in Section 12.11;

C.            any breach by Cargill of any of its covenants or agreements in Sections 9.07 and 9.22; or

D.            any breach by Cargill of any of its covenants or agreements in Sections 9.15 and 9.24;

provided, however, that Cargill shall not be required to indemnify and hold harmless under this Section 9.21(a) with respect to Losses incurred by Newco Indemnitees under (i) clauses (A) or (B) unless the aggregate amount of such Losses subject to indemnification by Cargill exceeds $5,000,000 (other than any Losses in connection with or arising from the failure to pay, perform or discharge any indebtedness for borrowed money other than the Embedded Debt or the Restructuring Indebtedness, which shall not be subject to such $5,000,000 Loss threshold and which shall be immediately indemnifiable) or (ii) under clause (D) unless the aggregate amount of such Losses subject to indemnification by Cargill exceeds $500,000; and provided, further, that Cargill shall not be required to indemnify and hold harmless with respect to Losses incurred by Newco Indemnitees under clauses (A) or (B) of this Section 9.21(a) unless Cargill shall have received one or more written notices of Losses prior to the third anniversary of the Effective Date, or under clause (C) of this Section 9.21(a) unless Cargill shall have received one or more written notices of Losses prior to the first anniversary of the Effective Date, or under clause (D) of this Section 9.21(a) unless Cargill shall have received one or more written notices of Losses prior to the seventh anniversary of the Effective Date.

(b)           Indemnification by Newco.  From and after the Effective Date, Newco agrees to indemnify and hold harmless (i) Cargill and each of its Subsidiaries (other than Newco and its Subsidiaries), (ii) the respective directors, managers, officers and employees of each of Cargill and its Subsidiaries (other than Newco and its Subsidiaries) and (iii) the respective successors and assigns of each of the foregoing (each, a “Cargill Indemnitee“), on an After-Tax Basis, from and against any and all Losses incurred by such Cargill Indemnitees in connection with or arising from:

A.            the failure to pay, perform or discharge any Cargill Fertilizer Liabilities;

B.            any breach by Newco of any of its covenants or agreements in Section 12.11;

C.            any breach by Newco of any of its covenants or agreements in Section 9.07; or

D.            any breach by Newco of any of its covenants or agreements in Sections 9.15, 9.24, 9.25 and 9.26;

provided, however, that Newco will not be required to indemnify and hold harmless under this Section 9.21(b) with respect to Losses incurred by Cargill Indemnitees under (i) clauses (A) or (B) unless the aggregate amount of such Losses subject to indemnification by Newco exceed $5,000,000 (other than any Losses in connection with or arising from the failure to pay, perform or discharge any Embedded Debt or the Restructuring Indebtedness, which shall not be subject to such $5,000,000 Loss threshold and which shall be immediately indemnifiable) or (ii) under clause (D) unless the aggregate amount of such Losses subject to indemnification by Cargill exceeds $500,000; and provided, further, that Newco shall not be required to indemnify and hold harmless with respect to Losses incurred by Cargill Indemnitees under clauses (A) or (B) of this Section 9.21(b) unless Newco shall have received one or more written notices of Losses prior to the third anniversary of the Effective Date, or under clause (C) of this Section 9.21(b) unless Newco shall have received one or more written notices of Losses prior to the first anniversary of the Effective Date, or under clause (D) of this Section 9.21(b) unless Newco shall have received one or more written notices of Losses prior to the seventh anniversary of the Effective Date.

(c)           Procedure for Indemnification.  The procedure for indemnification will be as follows:

(i)            The party claiming indemnification (the “Claimant”) will promptly give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a Third Party, specifying in reasonable detail the factual basis for the claim.  If the claim relates to an action, suit, or proceeding filed by a Third Party against Claimant, such notice will be given by Claimant within fifteen (15) Business Days after written notice of such action, suit, or proceeding was given to Claimant.  The Claimant’s failure to give such notice timely will not relieve the Indemnifying Party from any liability that it otherwise may have to the Claimant except to the extent the Indemnifying Party is actually prejudiced by such failure.  Any consideration of or determination by Newco of whether or not to pursue claims for indemnification under Section 9.21(a) against Cargill shall be governed by and made in accordance with the applicable provisions of the Investor Rights Agreement.

(ii)           With respect to claims solely between the parties hereto, following receipt of notice from the Claimant of a claim, the Indemnifying Party will have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim.  If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party will immediately pay to the Claimant the full amount of the claim.  If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

(iii)          With respect to any claim by a Third Party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party will have the right at its own expense, to participate in or assume control of the defense of such claim (subject to subsection (iv) below), and the Claimant will cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party.  If the Indemnifying Party elects to assume control of the defense of any Third-Party claim, the Claimant will have the right to participate in the defense of such claim at its own expense (except that the Claimant will have the right to participate in the defense of such claim at the Indemnifying Party’s expense if (A) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, which will be deemed to include any case where there may be a legal defense or claim available to the Claimant that is inconsistent with those available to the Indemnifying Party, or (B) the Indemnifying Party fails to defend or prosecute such claim within a reasonable time).  If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third-Party claim, the Indemnifying Party will be bound by the results obtained by the Claimant with respect to such claim.

(iv)          The Indemnifying Party may not control the defense of any claim, without the written consent of the Claimant, if (A) the Claimant has been advised by its counsel that use of the same counsel to represent both the Indemnifying Party and the Claimant would present a conflict of interest, or (B) the claim involves any material risk of the sale, forfeiture, or loss of, or the creation of any Lien (other than a judgment lien) on, any material property of the Claimant or could entail a risk of criminal liability to the Claimant.

(v)           Indemnification of Losses under this Agreement will be net of any insurance proceeds actually paid to the Claimant with respect to the event giving rise to such Loss, but no Claimant will have, as of the Effective Time, any obligation under this Agreement to make any claim under any insurance policy that may be applicable to such event.

(vi)          After the Effective Time, the rights set forth in this Section 9.21 shall be the sole and exclusive remedies of the parties hereto against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement.  Notwithstanding the foregoing, nothing herein will prevent the parties hereto from bringing an action based upon allegations of fraud in connection with this Agreement.  In the event such action is brought, the prevailing party’s attorneys’ fees and costs will be paid by the nonprevailing party.

(vii)         If there shall be any conflicts between the provisions of this Section 9.21(c) and Section 9.24(c) (relating to tax contests), the provisions of Section 9.24(c) shall control with respect to tax contests.

(d)           Indemnification Payments on After Tax Basis.  The indemnity payments hereunder with respect to any Losses shall be calculated on an “After-Tax Basis“, which shall mean an amount which is sufficient to compensate the indemnified party for the event giving rise to such Losses (the “Indemnified Event“), determined after taking into account (1) all increases in federal, state, local or other taxes (including estimated taxes) payable by the indemnified party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise), provided, however, that the Cargill Indemnitees and Newco Indemnitees agree to report each indemnification payment made in respect of any Losses as an adjustment to the amount of the Contribution for federal income tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance), (2) to the extent not previously taken into account in computing the amount of such Losses, all increases in federal, state, local or other taxes (including estimated taxes) payable by the indemnified party for all affected taxable years or periods ending on or before the Effective Date as a result of the Indemnified Event and (3) to the extent not previously taken into account in computing the amount of such Losses, all reductions in federal, state, local or other taxes (including estimated taxes) realized by the indemnified party for all affected taxable years or periods ending on or before the Effective Date as a result of the

Indemnified Event.  All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the indemnifying and indemnified party) and present value concepts (using a discount rate equal to the applicable federal rate in effect at the time of the Indemnified Event (based on the Federal mid-term rate) using semi-annual compounding.

9.22         Working Capital.  Cargill shall ensure that, as of the Effective Time, the Contributed Subsidiaries shall have consolidated Net Operating Working Capital of at least $352,000,000 (the “Target Net Operating Working Capital“).  As promptly as practicable after the Closings, but in any event within 45 days after the Closings, the parties shall determine the actual consolidated Net Operating Working Capital of the Contributed Subsidiaries as of the Effective Time (the “Actual Net Operating Working Capital“).  If the Target Net Operating Working Capital exceeds the Actual Net Operating Working Capital, Cargill shall promptly (but in no event more than ten (10) days after the determination of the Actual Net Operating Working Capital) pay an amount equal to the excess of the Target Net Operating Working Capital over the Actual Net Operating Working Capital to Newco (or as otherwise directed by Newco).  If the Actual Net Operating Working Capital exceeds the Target Net Operating Working Capital, Newco shall promptly (but in no event more than ten (10) days after the determination of the Actual Net Operating Working Capital) pay an amount equal to the excess of the Actual Net Operating Working Capital over the Target Net Operating Working Capital to Cargill.  All payments made pursuant to this Section 9.22 following the Closings shall be considered as an adjustment to the amount of the Contribution for U.S. federal and state income tax purposes.  For purposes of this Section 9.22, the Net Operating Working Capital of the Contributed Subsidiaries shall include Affiliated CFJVs, but not Unaffiliated CFJVs.  For the avoidance of doubt, the incurrence of any Restructuring Indebtedness and any related cash added to a Contributed Subsidiary in accordance with Section 8.06 shall not be taken into account for purposes of calculating Net Operating Working Capital, the Target Net Operating Working Capital or the Actual Net Operating Working Capital.

9.23         Letters of Credit/Guarantees.  The parties acknowledge and agree to work together to replace the letters of credit and guarantees disclosed in Section 9.23 of the Cargill Disclosure Schedule with letters of credit and/or guarantees made by Newco.

9.24         Tax Matters.

(a)           Liability for Taxes.

(i)            Cargill shall be liable for and pay, and pursuant to Section 9.21 shall indemnify and hold harmless each Newco Indemnitee, on an After-Tax Basis, from and against any and all Losses incurred by any such Newco Indemnitee in connection with or arising from (A) all taxes imposed on any Contributed Subsidiary or any Subsidiary thereof, or for which the Contributed Subsidiary or any such Subsidiary may otherwise be liable, as a result of having been a member of a Group (including, without limitation, taxes for which the Contributed Subsidiary or any such Subsidiary may be liable pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign law as a result of having been a member of a Group and any taxes resulting from the Contributed Subsidiary or any such Subsidiary ceasing to be a member of any Group) for any taxable period ending on or prior to the Effective Date,

(B) all income taxes payable with respect to any United States federal, state, or foreign, consolidated, combined or unitary income tax return of a Cargill Group (“Cargill Retained Taxes“), and (C) all income or transfer taxes (excluding any value added or similar tax) imposed as a direct result of the restructuring of the Cargill Fertilizer Businesses contemplated by Section 8.06, except to the extent such income or transfer tax liability is reflected in the consolidated Net Operating Working Capital of the Contributed Subsidiaries.  As used herein, a “Group” is any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Date, includes or has included the Contributed Subsidiary or any Subsidiary thereof or any predecessor of or successor to the Contributed Subsidiary or any such Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Effective Date, files or has filed tax returns on a combined, consolidated or unitary basis with the Contributed Subsidiary or any such Subsidiary or any predecessor of or successor to the Contributed Subsidiary or any such Subsidiary (or another such predecessor or successor); and a “Cargill Group“ is a Group that includes Cargill or any direct or indirect Subsidiary of Cargill, but does not include a Group consisting only of Contributed Subsidiaries.

(ii)           Newco shall be liable for and pay, and pursuant to Section 9.21 shall indemnify and hold harmless each Cargill Indemnitee, on an After-Tax Basis, from and against any and all Losses incurred by any such Cargill Indemnitee in connection with or arising from all taxes imposed on any Contributed Subsidiary or any Subsidiary thereof other than taxes for which Cargill is responsible pursuant to paragraph (a)(i).

(iii)          (A)          The decision to file any amended tax return or claim for a tax refund attributable to any Contributed Subsidiary or any Subsidiary thereof with respect to any taxable period ending on or prior to the Effective Date shall be made in the sole and absolute discretion of Cargill; provided, however, that no amended tax return or claim for a tax refund attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date shall be filed without the prior written consent of Newco.

(B)           If Cargill becomes entitled to a credit with respect to, or refund of, taxes for which it is liable under this Agreement, Cargill shall retain the amount of such refund or credit including, without limitation, refunds or credits attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date.

(C)           If Newco, any Contributed Subsidiary or any Subsidiary thereof receives a credit with respect to, or refund of, any tax for which Cargill is liable under this Agreement, such recipient shall pay over to Cargill the amount of such refund or credit within 15 days after receipt or entitlement thereto including, without limitation, refunds or credits attributable to the carryback of losses, credits or similar items of any Contributed Subsidiary or any Subsidiary thereof from a taxable year or period that begins after the Effective Date.  In the event that any refund or credit of taxes for which a payment has been made to Cargill by such recipient is subsequently reduced or disallowed, Cargill shall indemnify and hold harmless the Newco Indemnitees by reason of the reduction or disallowance.

(D)          For purposes of the foregoing, tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other taxes payable attributable to such interest after taking into account any offsetting deductions or credits.

(b)           Tax Returns.

(i)            Cargill shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all tax returns that are required to be filed with respect to Cargill Retained Taxes and (y) all tax returns that are required to be filed by or with respect to each Contributed Subsidiary and each Subsidiary thereof, as the case may be, that are due on or before the Effective Date; in each case Cargill shall remit or cause to be remitted any taxes due in respect of such tax returns.

(ii)           Newco shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other tax returns that are required to be filed by or with respect to each Contributed Subsidiary and each Subsidiary thereof and Newco shall remit or cause to be remitted any taxes due in respect of such tax returns.

(iii)          Cargill or Newco shall reimburse the other party the taxes for which Cargill or Newco is liable pursuant to paragraph (a) of this Section 9.24 but which are remitted in respect of any tax return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Cargill or Newco, as the case may be, but in no event earlier than 10 days prior to the due date for paying such taxes.   Except as may be required by Law and except for Cargill Retained Taxes, all tax returns which Cargill files or causes to be filed in accordance with this paragraph (b) shall be prepared and filed in a manner consistent with past practice and, on such tax returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar tax returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which Newco is liable under paragraph (a)(ii) of this Section 9.24 or accelerating deductions to periods for which Cargill is liable under paragraph (a)(i) of this Section 9.24).

(c)           Contest Provisions.

(i)            Newco shall promptly notify Cargill in writing upon receipt by Newco, any of its Affiliates or, after the Effective Date, any Contributed Subsidiary or any Subsidiary thereof of notice of any pending or threatened federal, state, local or foreign tax audits or assessments which may materially affect the tax liabilities of any Contributed Subsidiary or any Subsidiary thereof for any period beginning prior to the Effective Date.

(ii)           Cargill shall have the sole right to represent the interests of each Contributed Subsidiary and each Subsidiary thereof in any tax audit or administrative or court proceeding relating solely to tax liabilities for which Cargill would be required to indemnify the Newco Indemnitees pursuant to paragraph (a) of this Section 9.24 and to employ counsel of Cargill’s choice at Cargill’s expense.  Except for an audit or proceeding relating to Cargill

Retained Taxes, Newco and its representatives shall be permitted, at Newco’s expense, to be present at, and participate in, any such audit or proceeding to the extent related to a Contributed Subsidiary or any Subsidiary thereof.  Nothing herein shall be construed to impose on Newco or any officer, employee or agent thereof any obligation to defend any Contributed Subsidiary or any Subsidiary thereof in any such tax audit or administrative or court proceeding.  Except for an audit or proceeding relating to Cargill Retained Taxes, Cargill shall not settle, either administratively or after the commencement of litigation, any claim for taxes which would adversely affect the liability for taxes of any Contributed Subsidiary or any Subsidiary thereof for any period after the Effective Date without the prior written consent of Newco, which consent shall not be unreasonably withheld.

(iii)          Newco shall have the sole right to represent the interests of each Contributed Subsidiary and each Subsidiary thereof in any tax audit or administrative or court proceeding relating solely to tax liabilities for which Cargill would not be required to indemnify the Newco Indemnitees pursuant to paragraph (a) of this Section 9.24 and to employ counsel of Newco’s choice at Newco’s expense; provided, however, that no court proceeding may be brought in the corporate name of Cargill or a Subsidiary of Cargill as in effect prior to the change in corporate name required by Section 9.18 without the prior written consent of Cargill in its sole and absolute discretion.  Cargill and its representatives shall be permitted, at Cargill’s expense, to be present at, and participate in, any such audit or proceeding.

(iv)          Except for an audit or proceeding relating to Cargill Retained Taxes, with respect to any tax audit or administrative or court proceeding which jointly relates to Cargill and a Contributed Subsidiary or Subsidiary thereof for periods beginning prior to the Effective Time, Cargill and Newco shall try to separate the proceedings into two proceedings, one solely regarding Cargill and one solely regarding the Contributed Subsidiary or Subsidiary thereof. To the extent Cargill and Newco are able to separate such proceedings, the proceeding solely regarding Cargill shall be governed by the provisions of paragraph (c)(ii) of this Section 9.24, and the proceeding solely regarding the Contributed Subsidiary or Subsidiary thereof shall be governed by paragraph (c)(iii) of this Section 9.24.  To the extent that Cargill and Newco are not able to separate such proceedings, Cargill and Newco shall cooperate with each other so that the contest of tax liabilities for which Cargill is responsible under paragraph (a)(i) of this Section 9.24 is governed to the greatest extent possible by paragraph (c)(ii) of this Section 9.24 and the contest of tax liabilities for which Newco is responsible under paragraph (a)(ii) of this Section 9.24 is governed to the greatest extent possible by paragraph (c)(iii) of this Section 9.24.

9.25         Ownership of Contributed Subsidiaries.  For a period of at least two years following the Closings, except as required by applicable Laws, with respect to the entities listed on a schedule to be provided to IMC concurrently with the delivery of the written description of the restructuring plan pursuant to Section 8.06 hereof, Newco will not, and will cause its Subsidiaries not to (i) dispose or enter into any agreement or arrangement to dispose of the capital stock or substantially all of the assets or (ii) discontinue the active business of the entities.  In addition, Newco shall not take any action or fail to take any action, before or after the Effective Time, which action or failure to act would cause, or would reasonably be likely to cause, the distributions described in the written description of the restructuring plan delivered to IMC pursuant to Section 8.06 hereof to be taxable under Section 355 of the Code by virtue of Section 355(e) of the Code.

9.26         Ownership of Newco and IMC.  For a period of at least two years following the Closings, without the express written consent of Cargill, Newco will not, and will cause IMC not to, take any action, including without limitation liquidating Newco or IMC or merging either Newco or IMC with and into any other entity, which could affect the qualification of (i) the Merger as a reorganization under Section 368(a) of the Code or (ii) the Merger and the Contribution, when considered together, as a tax-free transaction under Section 351 of the Code.

9.27         Covenant Not to Compete or Solicit Business.

(a)           In furtherance of the Transactions contemplated hereby and more effectively to protect the value and goodwill of the Cargill Fertilizer Businesses, Cargill covenants and agrees that, for a period ending on the third anniversary of the Effective Date, Cargill will not, nor will it permit any of its Subsidiaries to, other than by virtue of or through its ownership of shares of capital stock of Newco:

(i)            directly or indirectly (whether as an equityholder, manager, partner or otherwise) own, manage, operate or Control a business that is engaged in any material respect in competition with the Cargill Fertilizer Businesses as conducted by Newco and its Subsidiaries immediately after the Effective Time; or

(ii)           solicit or actively encourage any employee of Newco or its Subsidiaries after the Effective Time to terminate such employment in order to enter into such relationship on behalf of any Third Party in competition with the Cargill Fertilizer Businesses as conducted by Newco and its Subsidiaries immediately after the Effective Time.

(b)           In furtherance of the Transactions contemplated hereby, Newco covenants and agrees that, for a period ending on the third anniversary of the Effective Date, Newco will not, nor will it permit any of its Subsidiaries to, directly or indirectly (whether as an equityholder, manager, partner or otherwise) own, manage, operate or Control a business that is engaged in any material respect in the sale, origination, storage or handling of grain anywhere in the world in competition with the business of Cargill and its Subsidiaries as conducted immediately after the Effective Time.

(c)           In furtherance of the Transactions contemplated hereby, Newco covenants and agrees that, for a period ending on the third anniversary of the Effective Date, Newco will not solicit or actively encourage any employee of Cargill or its Subsidiaries after the Effective Time to terminate such employment in order to enter into such relationship on behalf of any Third Party in competition with the business of Cargill and its Subsidiaries as conducted immediately after the Effective Time.

(d)           Nothing contained in this Section 9.27 shall prohibit Cargill or any Subsidiary thereof from owning, managing, operating, expanding or Controlling the Cargill Retail Fertilizer Businesses after the Effective Time or from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or reported on the National Association of Securities Dealers Automated Quotations (Nasdaq) System.  Furthermore, Newco acknowledges that, from time to time, the sale of fertilizer by Cargill may be necessary in conjunction with Cargill’s grain business.  If, at any time prior to the third anniversary of the Effective Date, Cargill determines that the sale of fertilizer is desirable in conjunction with its sale of grain in geographic regions where Newco is not then located, Cargill will provide Newco a right of first refusal to enter into such region to provide fertilizer to Cargill in such region.  If Newco accepts such opportunity within 30 days of receipt of written notice by Cargill, the parties will negotiate in good faith commercially reasonable terms for a commercial relationship between the parties, including for the sale of such fertilizer.  If Newco does not accept such right of first refusal within such 30 day period or declines such opportunity, Cargill may proceed to sell fertilizer or contract with other Third Parties to sell fertilizer in such region.

(e)           If, at any time prior to the third anniversary of the Effective Date, Cargill shall, directly or indirectly through a Subsidiary, acquire a Third Party that has as part of its business a business unit or division that is engaged in a business which is in competition with the Cargill Fertilizer Businesses, Cargill shall offer to Newco an opportunity to purchase such business unit or division on an arms-length basis and on commercially reasonable terms acceptable to Cargill and Newco.

(f)            If, at any time prior to the third anniversary of the Effective Date, Newco shall, directly or indirectly through a Subsidiary, acquire a Third Party that has as part of its business a business unit or division that is engaged in a business which is in competition with Cargill’s business units, Newco shall offer to Cargill an opportunity to purchase such business on an arms-length basis and on commercially reasonable terms acceptable to Newco and Cargill.

(g)           In the event Cargill or any of its Subsidiaries, or Newco or any of its Subsidiaries, as the case may be, violates any of its obligations under this Section 9.27, the other party may proceed against the breaching party in law or in equity for such damages or other relief as a court may deem appropriate.  Cargill and Newco each acknowledge that a violation of this Section 9.27 may cause the other party irreparable harm which may not be adequately compensated by money damages.  Cargill and Newco therefore agree that in the event of any actual or threatened violation of this Section 9.27, Newco or Cargill, as the case may be, shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Cargill and its Subsidiaries, or Newco or any of its Subsidiaries, as the case may be, to prevent any violations of this Section 9.27.

Article X
Conditions Precedent

10.01       Conditions to Each Party’s Obligation to Effect the Transactions.  The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closings of the following conditions:

(a)           Stockholder Approval.  IMC Stockholder Approval shall have been obtained.

(b)           Stock Exchange Listing.  The shares of Newco Stock issuable to the stockholders of IMC and to the Cargill Contributing Corporations as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)           Antitrust.  The waiting period (and any extension thereof) applicable to the consummation of the Transactions shall have expired or been terminated under the HSR Act and any mandatory waiting period or required consent under any applicable foreign competition, merger control, antitrust or similar Law shall have expired or been obtained.

(d)           No Litigation.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) restrains or prohibits the consummation of the Transactions, or seeks to place limitations on the ownership or operation by Newco of any portion of any business or assets of Newco, (ii) prohibits or limits the ownership or operation by Cargill or any of its Subsidiaries or by IMC or any of its Subsidiaries of any portion of any business or of any assets of Cargill and its Subsidiaries or IMC and its Subsidiaries, respectively, or compels Cargill or any of its Subsidiaries or IMC or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of Cargill and its Subsidiaries or IMC and its Subsidiaries, respectively, as a result of the Transactions or (iii) obtains from Cargill, IMC or Newco any damages, which, in the case of clauses (i) (except that actions taken by any federal or state Governmental Authority shall not be subject to the following materiality standards), (ii) and (iii) above, would reasonably be likely to have an IMC Material Adverse Effect, have a Cargill Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Transactions (collectively, an “Order”).  No Governmental Authority shall have instituted any proceeding that is pending, and no Governmental Authority shall have threatened to institute any proceeding, seeking any such Order.

(e)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints“) shall be in effect preventing the consummation of the Transactions, or that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 10.01(d) ..

(f)            Form S-4.  The Form S-4 shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(g)           Necessary Consents.  The Necessary Consents shall have been obtained and shall be in full force and effect, without any conditions which would reasonably be likely to have an IMC Material Adverse Effect, have a Cargill Material Adverse Effect, or materially impair the long-term benefits sought to be derived from the Merger; provided, however, that if (i) under applicable Law any Necessary Consent may be obtained after the Closings without material delay, without penalty to Newco or Cargill and without materially impairing the operations of Newco or Cargill, (ii) each of Cargill and IMC reasonably believes that such Necessary Consent shall be so obtained after the Closings and (iii) no Governmental Authority shall have advised Newco, Cargill or IMC that such Governmental Authority has determined definitively to deny the granting of such Necessary Consent, the condition requiring the obtaining of such Necessary Consent prior to the Closings shall be deemed waived.

(h)           Florida Financial Responsibility Obligations.  As of the Effective Date, Newco or a Subsidiary of Newco shall satisfy the rules of financial responsibility for phosphate mining and manufacturing operations promulgated by the Florida Department of Environmental Protection.

(i)            Investor Rights Agreement.  The Investor Rights Agreement shall have been entered into concurrently with this Agreement and shall remain in full force and effect and the Cargill Contributing Corporations other than Cargill shall have been added as parties thereto.

10.02       Conditions to Obligations of IMC.  The obligations of IMC to effect the Transactions are further subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Cargill and CFI contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except in any case where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Cargill Material Adverse Effect; provided, that if a representation and warranty is true and correct as of the date of this Agreement but, due to an intervening event not involving a breach by Cargill or CFI of its or their obligations under Section 8.02, is not true and correct as of the Effective Date as though made on the Effective Date, such failure of the representation and warranty to be true and correct will not be deemed to cause the condition in this Section 10.02(a) to be not satisfied unless such failure is also reasonably likely to materially adversely affect or materially impair, after the Effective Date, the business, properties, financial condition or results of operations of Newco.  IMC shall have received a certificate signed on behalf of Cargill by the vice chairman and chief financial officer and an executive vice president of Cargill to such effect.

(b)           Performance of Obligations of Cargill.  Cargill and CFI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and IMC shall have received a certificate signed on behalf of Cargill by the vice chairman and chief financial officer of Cargill to such effect.

(c)           No Material Adverse Change.  There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in a Cargill Material Adverse Effect and which change, effect, event, occurrence or state of facts is of such a nature or duration that it will or is reasonably likely to materially adversely effect or materially impair, after the Effective Date, the business, properties, financial condition or operations of Newco.

(d)           Tax Opinion.  IMC shall have received from Sidley Austin Brown & Wood LLP, counsel to the IMC, an opinion in form and substance reasonably satisfactory to IMC and dated as of the date of the Closings, to the effect that the Merger will qualify for United States federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code.  In rendering such opinion, Sidley Austin Brown & Wood LLP may rely upon customary assumptions and the representations and covenants, including those contained in the certificates of Cargill, IMC and Newco referred to in Section 9.13.

(e)           Transition Services Agreement.  Cargill and Newco, and such other Persons as may be identified by IMC and Cargill to be a party, shall have entered into the Transition Services Agreement.

(f)            FIRPTA Certificate.  Each of the Cargill Contributing Corporations that is directly contributing to Newco a United States real property interest within the meaning of Section 897 of the Code shall have delivered to Newco a certification of non-foreign status, in form and substance reasonably satisfactory to Newco, in accordance with Treas. Reg. § 1.1445-2(b).

(g)           Intercompany Debt.  All indebtedness of the Contributed Subsidiaries to Cargill or any Subsidiary of Cargill for money borrowed from Cargill or any Subsidiary of Cargill shall have been repaid, cancelled or converted into equity and no Contributed Subsidiary will have, as of the Effective Time, any indebtedness for money borrowed from Cargill or any of its Subsidiaries.

10.03       Conditions to Obligation of Cargill and CFI.  The obligation of Cargill and CFI to effect the Transactions is further subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of IMC contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except in any case where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have an IMC Material Adverse Effect; provided, that if a representation and warranty is true and correct as of the date of this Agreement but, due to an intervening event not involving a breach by IMC of its obligations under Section 8.01, is not true and correct as of the Effective Date as though made on the Effective Date, such failure of such representation and warranty to be true and correct will not be deemed to cause the condition in this Section 10.03(a) to be not satisfied unless such failure is also reasonably likely to materially adversely affect or materially impair, after the Effective Date, the business, properties, financial condition or results of operations of Newco.  Cargill shall have received a certificate signed on behalf of IMC by the chief executive officer and chief financial officer of IMC to such effect.

(b)           Performance of Obligations of IMC .  IMC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and Cargill shall have received a certificate signed on behalf of IMC by the chief executive officer and chief financial officer of IMC to such effect.

(c)           No Material Adverse Change.  There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to result in an IMC Material Adverse Effect and which change, effect, event, occurrence or state of facts is of such a nature or duration that it will or is reasonably likely to materially adversely effect or materially impair, after the Effective Date, the business, properties, financial condition or operations of Newco.

(d)           Tax Opinion.  Cargill shall have received from Fried Frank Harris Shriver & Jacobson LLP, special tax counsel to Cargill, an opinion in form and substance reasonably satisfactory to Cargill and dated as of the date of the Closings, to the effect that the Contribution, when considered together with the Merger, will qualify as a tax-free transaction under Section 351 of the Code.  In rendering such opinion, Fried Frank Harris Shriver & Jacobson LLP may rely upon customary assumptions and representations and covenants, including those contained in the certificates of Cargill, IMC and Newco referred to in Section 9.13.

(e)           Registration Rights Agreement.  The Registration Rights Agreement shall have been entered into concurrently with this Agreement and remain in full force and effect.

(f)            PLP Unit Exchange.  The PLP Unit Exchange shall have been completed.

10.04       Frustration of Closings Conditions.  None of Cargill, IMC or Newco may rely on the failure of any condition set forth in Section 10.01, 10.02 or 10.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, the Contribution and the other transactions contemplated by this Agreement, as required by and subject to Section 9.05.

Article XI
Termination, Amendment and Waiver

11.01       Termination.  This Agreement may be terminated (with the effect that the Transactions are abandoned) at any time prior to the Effective Date, whether before or after receipt of IMC Stockholder Approval:

(a)           by mutual written consent of IMC and Cargill;

(b)           by either IMC or Cargill:

(i)            if the Transactions shall not have been consummated on or before the later to occur of July 1, 2004, or (x) 60 days after the receipt of the last Necessary Consent of applicable Governmental Authorities (including under the HSR Act) or (y) provided that all other conditions to Closings have been satisfied, five Business Days after completion of the PLP Unit Exchange, but in no event later than October 31, 2004; provided, however, that the right to terminate this Agreement under this Section 11.01(b)(i) shall not be available to any party that has breached or failed to perform in any material respect its obligations under this Agreement and such breach or failure to perform has been a principal cause of or resulted in the failure of the Transactions to be consummated on or before such date;

(ii)           if any Restraint having the effect of restraining, enjoining or otherwise prohibiting consummation of the Transactions shall be in effect and shall have become final and nonappealable;

(iii)          if the IMC Stockholder Approval shall not have been obtained at the IMC Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)           by IMC, if Cargill shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.02(a) or (b) and (ii) is incapable of being cured, or is not cured, by Cargill within 30 calendar days following receipt of written notice from IMC of such breach or failure to perform;

(d)           by IMC, if (i) the Board of Directors of IMC authorizes IMC, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes an IMC Superior Proposal and IMC notifies Cargill in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Cargill does not make, within five Business Days of receipt of IMC’s written notification of its intention to enter into a binding agreement for an IMC Superior Proposal, a written offer that the Board of Directors of IMC or any committee thereof determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of IMC as the IMC Superior Proposal and (iii) IMC prior to or concurrently with such termination pays to Cargill the Termination Fee required by Section 11.02.  IMC agrees (x) that it will not enter into a binding agreement referred to in clause (i) above until at least the sixth Business Day after it has provided the notice to Cargill required thereby and (y) to notify Cargill promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(e)           by Cargill, if IMC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 10.03(a) or (b) and (ii) is incapable of being cured, or is not cured, by IMC within 30 calendar days following receipt of written notice from Cargill of such breach or failure to perform; or

(f)            by Cargill, if (i) an IMC Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of IMC or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within five Business Days after a written request by Cargill that it do so delivered to IMC prior to the seventh Business Day prior to the date of the IMC Stockholder Meeting and after an IMC Takeover Proposal shall have been made and not rejected by the Board of Directors of IMC.

11.02       Termination Fee.

(a)           Payable by IMC.  In the event that:

(i)            this Agreement is terminated by either IMC or Cargill pursuant to Section 11.01(b)(i), and (A) a vote to obtain the IMC Stockholder Approval has not been held, (B) the failure to hold such vote was not due to circumstances beyond the control of IMC (including Cargill’s breach of any of its obligations contained in this Agreement) or not due to any Restraint which had the effect of delaying the IMC Stockholders Meeting past July 1, 2004, if IMC exercised commercially reasonable efforts to remove the Restraint and hold the meeting in a timely manner and (C) within 12 months after such termination, IMC shall have reached a definitive agreement to consummate, or shall have consummated, an IMC Takeover Proposal;

(ii)           this Agreement is terminated by either IMC or Cargill pursuant to Section 11.01(b)(iii) and (A) IMC shall not have been entitled to terminate this Agreement pursuant to Section 11.01(c), (B) after the date of this Agreement, an IMC Takeover Proposal shall have been made or communicated to IMC and publicly announced or shall have been made directly to the stockholders of IMC generally and (C) within 12 months after such termination, IMC shall have reached a definitive agreement to consummate, or shall have consummated, an IMC Takeover Proposal;

(iii)          this Agreement is terminated by IMC pursuant to Section 11.01(d);

(iv)          this Agreement is terminated by Cargill pursuant to Section 11.01(e) (other than due to IMC’s breach of Section 8.04) and (A) IMC’s breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement, an IMC Takeover Proposal shall have been made or communicated to IMC or shall have been made directly to the stockholders of IMC generally and (C)  within 12 months after such termination, IMC shall have reached a definitive agreement to consummate, or shall have consummated, an IMC Takeover Proposal; or

(v)           this Agreement is terminated by Cargill pursuant to Section 11.01(e), due to IMC’s breach of Section 8.04 (other than an immaterial and non-continuing breach), or pursuant to Section 11.01(f), then IMC shall (x) in the case of a Termination Fee payable pursuant to clause (i), (ii) or (iv) of this Section 11.02(a), upon the earlier of the date of such definitive agreement and such consummation of an IMC Takeover Proposal or (y) in the case of a Termination Fee payable pursuant to clause (iii) or clause (v) of this Section 11.02(a), prior to or concurrently with such termination, pay Cargill a fee equal to $30,000,000 (the “Termination Fee“) by wire transfer of same-day funds.

(b)           Payable by Cargill.  In the event that:

(i)            this Agreement is terminated by IMC pursuant to Section 11.01(c) (other than due to Cargill’s breach of Section 8.05) and (A) Cargill’s breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement, a Cargill Fertilizer Takeover Proposal shall have been made or communicated to Cargill and (C) within 12 months after such termination Cargill shall have reached a definitive agreement to consummate, or shall have consummated, a Cargill Fertilizer Takeover Proposal; or

(ii)           this Agreement is terminated by IMC pursuant to Section 11.01(c) due to Cargill’s breach of Section 8.05 (other than an immaterial and non-continuing breach);

then Cargill shall (x) in the case of a Termination Fee payable pursuant to clause (i) of this Section 11.02(b), upon the earlier of the date of such definitive agreement and such consummation of a Cargill Fertilizer Takeover Proposal, or (y) in the case of a Termination Fee payable pursuant to clause (ii) of this Section 11.02(b), prior to or concurrently with such termination, pay IMC the Termination Fee by wire transfer of same-day funds.

(c)           Each of IMC and Cargill acknowledges and agrees that the agreements contained in Sections 11.02(a) and (b), respectively, are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Cargill and IMC, respectively, would not enter into this Agreement.  If IMC or Cargill fails promptly to pay the amount due pursuant to Sections 11.02(a) and (b), respectively, and, in order to obtain such payment, the party entitled to be paid commences a suit that results in a judgment against the party obligated to pay the Termination Fee, the party obligated to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

11.03       Effect of Termination.  In the event of termination of this Agreement by either Cargill or IMC as provided in Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of IMC, Newco or Cargill (or any of their directors, officers, employees, agents, legal and financial advisors or other representatives), other than the provisions of Section 9.07 and Section 11.02, this Section 11.03 and Article XII, which provisions shall survive such termination; provided that nothing herein (including payment of any Termination Fee) shall relieve any party from any liability for any willful breach hereof.

11.04       Amendment.  This Agreement and the Exhibits hereto may be amended by the parties hereto at any time before or after receipt of the IMC Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of IMC without such approval having been obtained; and, provided, further, that any amendment of this Agreement after the Effective Date shall be made only upon compliance with any applicable provisions of the Investor Rights Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.05       Extension; Waiver.  At any time prior to the Effective Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 11.04, waive compliance with any of the agreements or conditions contained herein.  After the Effective Date, any waiver of compliance with any of the agreements contained herein to be performed after the Effective Date shall be made only upon compliance with any applicable provisions of the Investor Rights Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.06       Procedure for Termination or Amendment.  A termination of this Agreement pursuant to Section 11.01 or an amendment of this Agreement pursuant to Section 11.04 shall, in order to be effective, require, in the case of IMC or Cargill, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 11.04, the duly authorized committee or other designee of its Board of Directors to the extent permitted by Law.

Article XII
General Provisions

12.01       Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Date.  This Section 12.01 shall not limit any covenant or agreement  of the parties which by its terms contemplates performance after the Effective Date or which has not been fully satisfied as of the Effective Date including, without limitation, the indemnifications set forth in Section 9.21.

12.02       Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (receipt of which is electronically confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to IMC, to:

IMC Global Inc.
100 South Saunders Road
Lake Forest, Illinois 60045
Attn: Douglas A. Pertz
Fax: 847.739.1802
Mary Ann Hynes
Fax: 847.739.1606

with a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, Illinois 60603
Attn:	Thomas A. Cole, Esq.
Larry A. Barden, Esq.
Fax: 312.853.7036

if to Cargill, to:

Cargill, Incorporated
Mailstop: Lake
15407 McGinty Road West
Wayzata, Minnesota 55391

Attn: Robert L. Lumpkins
fax: 952.742.6027

and

Cargill, Incorporated
Law Department/24
15407 McGinty Road West
Wayzata, Minnesota 55391
Attn: Richard Mack
Fax: 952.742.6349

with a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Minneapolis, Minnesota 55402
Attn: Robert A. Rosenbaum, Esq.
Fax: 612.340.7800

If to Newco, to:

[To be determined by management of Newco]

12.03       Interpretation.  When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of provisions of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  The parties have participated jointly in the negotiating and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.04       Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

12.05       Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Cargill Disclosure Schedule and the IMC Disclosure Schedule, the Confidentiality Agreement, the Investor Rights Agreement, the Registration Rights Agreement and the Transition Services Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 9.06, are not intended to confer upon any Person other than the Constituent Entities any rights, benefits or remedies.

12.06       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.07       Specific Enforcement; Consent to Jurisdiction.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

12.08       WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.09       Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any purported assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.10       Severability.  If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.11       Further Assurances.

(a)           From and after the Effective Date until the third anniversary of the Effective Date, in addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary to consummate and make effective the transactions contemplated by this Agreement and the other agreements and documents contemplated hereby.  Without limiting the foregoing, each party hereto shall cooperate with the other parties hereto, and execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any Permit or Contract, and to take all such other actions as such party may reasonably be requested to take by the other party from time to time, consistent with the terms of this Agreement, in order to vest in Newco or the Contributed Subsidiaries all of the title and ownership interest of Cargill and its Subsidiaries to all of the Cargill Fertilizer Assets, to put Newco or the Contributed Subsidiaries in actual possession and operating control thereof and to permit Newco or the Contributed Subsidiaries to exercise all rights with respect thereto held by the transferor (including, without limitation, rights with respect to assets as to which the consent of any Third Party to the transfer thereof shall not have previously been obtained) and to effectuate the provisions and purposes of this Agreement and the other agreements and documents contemplated hereby.  In addition, each party hereto shall execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, undertakings or other documents and take such other actions as such party may reasonably be requested to be taken by any other party from time to time, consistent with the terms of this Agreement, in order to have Newco or one of the Contributed Subsidiaries fully assume and discharge the Cargill Fertilizer Liabilities and to release Cargill and its Subsidiaries from any liability with respect thereto.

(b)           For three years following the Effective Date, if Cargill or Newco, as the case may be, identifies any asset then owned or any liability then assumed by either Cargill or any of the its Subsidiaries (as constituted after the Effective Date), on the one hand, or Newco or any of the Contributed Subsidiaries, on the other hand, that both Cargill and Newco each agree in their good faith judgment more properly belongs to, or should be assumed by, the other party, or a Subsidiary of the other party, then the Cargill Contributing Corporations or Newco, as the case may be, shall (i) convey, assign, transfer, contribute and set over any such asset or shall cause any such asset to be conveyed, assigned, transferred, contributed and set over in accordance with this Section 12.11 to the entity identified by Cargill or Newco as the appropriate transferee or (ii) convey, assign, transfer and set over any such liability or shall cause any such liability to be conveyed, assigned, transferred and set over, and any such liability shall be assumed in accordance with this Section 12.11 by the entity identified by Cargill and Newco as the appropriate obligor.  The parties hereto acknowledge and agree that the transfer of assets and liabilities provided for in this Section 12.11(b) are to be made without any additional consideration other than the assumption of liabilities of such transferred assets by the transferee.

(c)           All conveyances, assignments, transfers and contributions of assets and liabilities occurring after the Effective Date pursuant to this Section 12.11 are intended by the parties to relate back to the Effective Time and shall be governed by the terms of this Agreement.  In furtherance of the foregoing, any such conveyances, assignments, transfers and contributions of assets and liabilities shall be deemed to relate back to the Effective Time and, unless the parties hereto otherwise agree, shall be made without additional consideration other than the assumption of liabilities by the transferee.

(d)           Whether or not all of the assets or the liabilities described in Section 4.01 shall have been legally transferred to, or assumed by, Newco or one of the Contributed Subsidiaries as of the Effective Date, the parties hereto agree that as between Cargill and Newco and their respective Subsidiaries, as of the Effective Date, Newco or one of the Contributed Subsidiaries shall have, and shall be deemed to have acquired, complete and sole beneficial ownership over all of the Cargill Fertilizer Assets, together with all of Cargill’s and its Subsidiaries’ rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Cargill Fertilizer Liabilities and all of Cargill’s and its Subsidiaries’ duties, obligations and responsibilities incident thereto.  In the event that an asset or liability of Cargill or its Affiliates that is not a Cargill Fertilizer Asset or Cargill Fertilizer Liability is inadvertently transferred to or assumed by Newco or one of the Contributed Subsidiaries, the parties hereto agree that as between Cargill and Newco and their respective Subsidiaries, as of the Effective Date, Cargill shall be deemed to have retained complete and sole beneficial ownership over such non-Cargill Fertilizer Asset or non-Cargill Fertilizer Liability, together with all of Cargill’s and its Subsidiaries’ rights, powers and privileges incident thereto, and shall remain liable for all of Cargill’s and its Subsidiaries’ duties, obligations and responsibilities incident thereto.

(e)           With respect to claims, litigation or other proceedings involving one or more Third Parties, Cargill and Newco shall reasonably cooperate with each other and any applicable insurers at Newco’s expense in the prosecution or defense of any such claim, litigation or other proceeding to the extent arising from the ownership or conduct of the Cargill Fertilizer Businesses prior to the Effective Time.  Newco shall bear any insurance retention, deductible and related expenses.  To the extent that any liability or obligation of the Cargill Fertilizer Businesses assumed by Newco pursuant to Section 4.01 exceeding the applicable deductible or self-insured retention amount may be covered by or reimbursable under any liability or casualty insurance policy of Cargill or its Subsidiaries maintained prior to the Effective Time, Cargill will, upon reasonable request from Newco, cooperate with Newco in evaluating the availability of coverage under any such policy and assist Newco in asserting claims for such coverage.

12.12       Schedules.  Each of IMC and Cargill has set forth certain information in its respective disclosure schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates.  A matter set forth in one section of a disclosure schedule need not be set forth in any other section of the disclosure schedule so long as its relevance to such other section of the disclosure schedule or Section of this Agreement is readily apparent on the face of the information disclosed in such disclosure schedule.  The fact that any item of information is disclosed in a disclosure schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Any information or the dollar thresholds set forth in a disclosure schedule shall not be used as a basis for interpreting the terms “material,” “IMC Material Adverse Effect” or “Cargill Material Adverse Effect” or other similar terms in this Agreement, except as otherwise expressly set forth in such disclosure schedule.

[REMAINDER OF THIS PAGE INTENTIONALLY
LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, IMC Global Inc., Global Nutrition Solutions, Inc., GNS Acquisition Corp., Cargill, Incorporated, and Cargill Fertilizer, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

IMC GLOBAL INC.

By:	/s/ Douglas A. Pertz
Name:Douglas A. Pertz
Title:Chairman and CEO

GLOBAL NUTRITION SOLUTIONS, INC.

By:	/s/ Fredric W. Corrigan
Name:Fredric W. Corrigan
Title:CEO and President

GNS ACQUISITION CORP.

By:	/s/ Fredric W. Corrigan
Name:Fredric W. Corrigan
Title:CEO and President

CARGILL, INCORPORATED

By:	/s/ Robert L. Lumpkins
Name:Robert L. Lumpkins
Title:Vice Chairman and CFO

CARGILL FERTILIZER, INC.

By:	/s/ Steven L. Pinney
Name:Steven L. Pinney
Title:President

EXHIBIT A

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT dated as of January 26, 2004 (this “Agreement”) between Cargill, Incorporated, a Delaware corporation (“Cargill”), and Global Nutrition Solutions, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, concurrently with the execution of this Agreement, IMC Global Inc., a Delaware corporation (“IMC”), the Company, GNS Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“GNS Acquisition Corp.”), Cargill and Cargill Fertilizer, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cargill, have entered into an Agreement and Plan of Merger and Contribution (the “Merger and Contribution Agreement”) providing for (i) the merger of GNS Acquisition Corp. with and into IMC, with IMC as the surviving corporation, and (ii) the contribution to the Company by Cargill and certain of its subsidiaries of equity interests in certain entities owning all or substantially all of the assets, liabilities and obligations of the Cargill Fertilizer Businesses (as defined in the Merger and Contribution Agreement) (together, the “Transactions”);

WHEREAS, following the consummation of the Transactions, the Cargill Contributing Corporations (as defined in the Merger and Contribution Agreement) will own approximately 66.5% of the outstanding shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), plus 5,458,955 shares of Class B common stock, $0.01 par value per share, of the Company (the “Company Class B Common Stock”), and IMC will be a direct wholly owned subsidiary of the Company;

WHEREAS, in connection with the Transactions, the parties hereto wish to enter into this Agreement to address certain matters with respect to (i) the transfer and ownership of securities of the Company by Cargill and (ii) the governance of the Company; and

WHEREAS, Section 10.01 of the Merger and Contribution Agreement provides that, as a condition to IMC’s obligations to effect the Transactions, Cargill shall have executed and delivered to the Company this Agreement and this Agreement shall remain in full force and effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

1.             Definitions.  The following terms have the following meanings for purposes of this Agreement:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person.  As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership, limited liability company or other ownership interests, by contract or otherwise).

“Board of Directors” means the Board of Directors of the Company in office at the applicable time.

“Director” means any member of the Board of Directors.

“Effective Date” shall have the meaning set forth in Section 2.03 of the Merger and Contribution Agreement.

“IMC Independent Director” means an IMC Director who is a Non-Associated Director.

“No-Sales Period” means the three-year period commencing on the Effective Date.

“Non-Associated Director” means a member of the Board of Directors who would have been considered an “independent director” of each of Cargill, the Company and IMC immediately prior to the Effective Date under (i) Section 303A.02 of the New York Stock Exchange Listed Company Manual and (ii) the rules and regulations of the SEC.

“NYSE” means the New York Stock Exchange, Inc.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or estate, unincorporated organization, joint venture, government or agency or political subdivision thereof, or any other entity of whatever nature.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between the Company and Cargill.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Standstill Period” means the four-year period commencing on the Effective Date.

“Voting Securities” means (i) the Company Common Stock, (ii) the Company Class B Common Stock, (iii) shares of any other class of capital stock of the Company then entitled to vote generally in the election of Directors of the

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Company or its successors and (iv) any securities convertible or exchangeable into or exchangeable for any shares of capital stock of the Company and any rights or options to acquire any of the foregoing.

2.             Agreement to Nominate Directors.

(a)           Annual Election of Directors.  With respect to each election of Directors held or otherwise conducted at any time prior to the end of the Standstill Period:

(i)            Cargill shall take (and cause to be taken, including, without limitation, to the extent permitted by applicable law, causing its representatives or designees on the Board of Directors to take) all commercially reasonable actions and agrees to exercise all authority under applicable law to cause any slate of nominees recommended by the Board of Directors to stockholders of the Company for election as a Director to include:

(A)          seven (7) Director nominees designated by Cargill (the “Cargill Directors”); and

(B)           the four (4) Director nominees set forth on Schedule A hereto (or any replacement Director nominees designated by such Directors or their duly elected replacements, such designation to be evidenced by a vote of a majority of such Directors as shall be continuing to serve) (collectively, the “IMC Directors”); and

(ii)           the Company shall take (and cause to be taken) all commercially reasonable actions and agrees to exercise all authority under applicable law to cause any slate of nominees recommended by the Board of Directors to the stockholders of the Company for election to the Board of Directors to include the individuals nominated in accordance with the terms of this Agreement to serve as either Cargill Directors or IMC Directors (the “Nominees”), and to ensure that a majority of the Cargill Directors constitute Non-Associated Directors and that at least three (3) of the four (4) IMC Directors constitute Non-Associated Directors.  In this regard, the Company shall, subject to applicable law and the listing requirements of the NYSE (or any other applicable stock exchange or interdealer quotation system, if and to the extent the Company is subject thereto), duly nominate and recommend for election to the Board of Directors and shall solicit proxies in favor of the election of the Nominees from the stockholders of the Company entitled to vote for the election of Directors.  In connection therewith and in furtherance thereof, the Company shall include in any proxy solicitation materials related to the election of members of the Board of Directors such information regarding the Nominees and recommendations of the Board of Directors as are appropriate in proxy solicitation materials or as may be required under the rules and regulations promulgated by the SEC.

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(b)           Vacancies.  At any time prior to the end of the Standstill Period, if a Cargill Director or an IMC Director, as the case may be, resigns from the Board of Directors, is removed for cause under applicable law, dies or otherwise cannot or is not willing to stand for reelection or to continue to serve as a member of the Board of Directors, Cargill shall take (and cause to be taken, including, without limitation, to the extent permitted by applicable law, causing its representatives or designees on the Board of Directors to take) all commercially reasonable actions and agrees to exercise all authority under applicable law to cause the vacancy to be filled, prior to or concurrent with any further meeting or action by the Board of Directors, by:

(i)            if the departing Director was a Cargill Director, a replacement Cargill Director selected by the remaining Cargill Directors (such selection to be evidenced by a vote of a majority of such remaining Cargill Directors); provided, that a majority of the Cargill Directors shall continue to constitute Non-Associated Directors; or

(ii)           if the departing Director was an IMC Director, a replacement IMC Director selected by the remaining IMC Directors (such selection to be evidenced by a vote of a majority of such remaining IMC Directors); provided, that at least three (3) of the four (4) IMC Directors shall continue to constitute Non-Associated Directors.

3.             Agreement to Vote.  With respect to each election of Directors held or otherwise conducted at any time prior to the end of the Standstill Period, Cargill shall vote (or cause to be voted), in person or by proxy, all Voting Securities that Cargill or any of its Affiliates owns or has the right to vote:

(a)           in favor of the election of each Nominee included on the slate of Nominees proposed, recommended or otherwise supported by the Board of Directors in accordance with the terms of Section 2;

(b)           against any slate of Directors or nominees for Director that shall be proposed in opposition or as an alternative to the slate of Director nominees proposed, recommended or otherwise supported by the Board of Directors; and

(c)           in accordance with the recommendation of the Board of Directors on all matters submitted to the vote of stockholders of the Company which have been proposed by any stockholder or stockholders and which affect or regard the compensation or benefits of Directors, officers or employees of the Company or relate to matters concerning the continued publicly traded nature of the Company or any potential change in control of the Company (other than the matters set forth in items (i) – (ii) below) or concerning federal or state statutes relating to moratoria on business combinations, fair price or control share acquisitions; provided, however, that Cargill may vote any Voting Securities owned by it as it determines in its sole discretion with respect to any of the following transactions initiated or supported by the Board of Directors which are presented at a meeting of stockholders of the Company for approval:  (i) any disposition of the Company (by way of merger, sale of assets or otherwise) of a substantial part of its assets, (ii) any recapitalization of Company (other than a recapitalization for the purpose of

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forming a holding company or to effect a change in the Company’s state of incorporation), (iii) any liquidation of, or consolidation involving, the Company, (iv) any increase in the Company’s authorized shares or, subject to Section 4(b), other amendment to the Certificate of Incorporation or By-Laws of the Company or (v) any transaction not otherwise provided for in this paragraph (c) that could reasonably be expected to have a material effect on Cargill’s investment in the Company.  Cargill shall be present, in person or by proxy, and without further action hereby agrees that it shall be deemed to be present, at all meetings of stockholders of the Company so that all Voting Securities beneficially owned by Cargill shall be counted for purposes of determining the presence of a quorum at such meetings.

4.             Organizational Documents of the Company.  The parties hereto agree that the following covenants set forth in this Section 4 shall apply during the Standstill Period:

(a)           The parties hereto agree to take (and cause to be taken) all commercially reasonable actions and agree to exercise all authority under applicable law to cause the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the By-Laws of the Company (the “By-Laws” and, together with the Certificate of Incorporation, the “Company Organizational Documents”) to be in the form attached to the Merger and Contribution Agreement as Exhibit C and Exhibit D, respectively (as such forms may be amended or modified from time to time prior to the Effective Date in accordance with the Merger and Contribution Agreement), on and as of the Effective Date, to the extent they are not already in such form as of the Effective Date.  In furtherance of the foregoing, Cargill agrees that it will, to the extent permitted under applicable law:

(i)            cause its representatives or designees on the Board of Directors to bring before the full Board of Directors and cause the full Board of Directors to recommend to the stockholders of the Company any necessary amendment or amendments to the Company Organizational Documents so that, at the Effective Date, they will conform with the forms attached as Exhibits C and D to the Merger and Contribution Agreement (as such forms may be amended or modified from time to time prior to the Effective Date in accordance with the Merger and Contribution Agreement);

(ii)           cause its representatives or designees on the Board of Directors to vote in favor of and approve any such amendments; and

(iii)          vote (or cause to be voted), in person or by proxy, all Voting Securities that Cargill owns or has the right to vote in favor of any such amendments.

(b)           The parties hereto agree to take (and cause to be taken, including, without limitation, in the case of Cargill, to the extent permitted by applicable law, causing its representatives or designees on the Board of Directors to take) all commercially reasonable actions and agree to exercise all authority under applicable law to cause the following to be true during the Standstill Period:

(i)            the Certificate of Incorporation shall provide for the Board of Directors to be divided into three (3) classes;

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(ii)           the By-Laws shall provide for the Board of Directors to be comprised of eleven (11) Directors;

(iii)          the By-Laws shall provide for the Board of Directors to have an Executive Committee, Audit Committee, a Compensation Committee and a Governance Committee, in addition to any other Committees of the Board of Directors to be created by the Board of Directors; each such Committee shall comply with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC and NYSE applicable to board committees of such nature;

(iv)          the By-Laws shall provide for each Committee of the Board of Directors to be comprised of five (5) Directors, to the extent practicable to comply with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC and the NYSE applicable to board committees of such nature;

(v)           the By-Laws shall provide for the Chairman of the Compensation Committee of the Board of Directors to be a Non-Associated Director and, if required by Section 162(m) of the Internal Revenue Code or Section 16 of the 1934 Act, for all other members also to be Non-Associated Directors;

(vi)          the By-Laws shall provide for the Audit Committee of the Board of Directors to be comprised entirely of Non-Associated Directors; and

(vii)         the By-Laws shall provide for the Governance Committee of the Board of Directors to be comprised of a majority of Non-Associated Directors.

Without in any way limiting the foregoing, during the Standstill Period, the parties hereto agree not to (and in the case of Cargill, to the extent permitted by applicable law, to cause its representatives or designees on the Board of Directors not to) initiate, propose, or otherwise support or vote in favor of any amendment to the Company Organizational Documents that would conflict with the agreements set forth herein.

5.             Chairman of the Board; Board and Committee Composition.

(a)           During the Standstill Period, the parties hereto shall take (and cause to be taken, including, without limitation, in the case of Cargill, to the extent permitted by applicable law, causing its representatives or designees on the Board of Directors to take) all commercially reasonable actions and agree to exercise all authority under applicable law to cause such individual as designated by Cargill for such purpose to be elected as the Chairman, Chief Executive Officer and President of the Company and to cause such individual to be elected as a member of the Governance Committee of the Board of Directors.

(b)           During the Standstill Period, the parties hereto shall take (and cause to be taken, including, without limitation, in the case of Cargill, to the extent permitted by applicable law, causing its representatives or designees on the Board of Directors to take) all commercially

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reasonable actions and agree to exercise all authority under applicable law to cause the classes of the Board of Directors during the Standstill Period to be comprised as follows:

(i)            Class I shall be comprised of 2 Cargill Directors and 1 IMC Director;

(ii)           Class II shall be comprised of 3 Cargill Directors and 2 IMC Directors; and

(iii)          Class III shall be comprised of 2 Cargill Directors and 1 IMC Director.

(c)           During the Standstill Period, the parties hereto shall take (and cause to be taken, including, without limitation, in the case of Cargill, to the extent permitted by applicable law, causing its representatives or designees on the Board of Directors to take) all commercially reasonable actions and agree to exercise all authority under applicable law to cause each Committee of the Board of Directors during the Standstill Period to be comprised of three (3) Cargill Directors and two (2) IMC Directors, except as otherwise necessary to comply with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations of the SEC and NYSE applicable to board committees of such nature.

6.             No Instigation or Support of Proxy Contest or Stockholder Proposals.  Cargill shall not at any time during the Standstill Period, directly or indirectly, through one or more intermediaries acting on its behalf, singly or as part of a partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the 1934 Act), and shall cause each of its Affiliates not to, directly or indirectly:

(a)           instigate, support or in any way participate in any proxy contest or otherwise engage in the “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the 1934 Act, whether or not such solicitation is exempt under Rule 14a-2 under the 1934 Act) with respect to any matter from holders of Voting Securities (including by the execution of actions by written consent) in opposition to proposals or matters proposed, recommended or otherwise supported by the Board of Directors;

(b)           become a “participant” in any “election contest” (as such terms are defined or used in Rule 14-11 under the 1934 Act) with respect to the Company or solicit any consent or communicate with or seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; provided, however, that Cargill shall not be prevented hereunder from being a “participant” in support of the management of the Company by reason of the membership of Cargill’s designees on the Company’s Board of Directors or the inclusion of Cargill’s designees on the slate of nominees for election to the Board of Directors proposed by the Company;

(c)           initiate or participate in the solicitation of, or otherwise solicit, stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the 1934 Act or induce or attempt to induce any other Person to initiate any stockholder proposal relating to the Company;

(d)           form, join, encourage the formation of or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) of Persons acquiring, holding,

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voting or disposing of any Voting Securities which would be required under Section 13(d) of the 1934 Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the 1934 Act (or any successor statute or regulation);

(e)           participate in or encourage the formation of any group which owns or seeks or offers to acquire beneficial ownership of securities of the Company or rights to acquire such securities or for the purpose of circumventing any provision of this Agreement;

(f)            solicit, seek or offer to effect, negotiate with or provide any information to any party with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors, to any Director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the 1934 Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to:  (i) any form of business combination transaction or acquisition involving the Company (other than transactions contemplated by this Agreement), including, without limitation, a merger, exchange offer or liquidation of the Company’s assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, including, without limitation, a merger, exchange offer or liquidation of the Company’s assets, (iii) any acquisition or disposition of assets material to the Company, (iv) any request to amend, waive or terminate the provisions of this Agreement or (v) any proposal or other statement inconsistent with the terms of this Agreement, provided, however, that Cargill and its Affiliates may discuss the affairs and prospects of the Company, the status of Cargill’s investment in the Company and any of the matters described in clause (i) through (v) of this paragraph at any time, and from time to time, with the Board of Directors or any Director or executive officer of the Company and Cargill may discuss any matter, including any of the foregoing, with its outside legal and financial advisors, if as a result of any such discussions Cargill is not required to make, and does not make, any public announcement or filing under the 1934 Act otherwise prohibited by this Agreement; and provided, further, that, notwithstanding the foregoing, the parties hereto agree and acknowledge that any requirement that Cargill file a Schedule 13D, Form 4, any similar form or any amendments thereto as a result of the transactions contemplated by the Registration Rights Agreement or any conversion of shares of Company Class B Common Stock into Company Common Stock in accordance with the terms of the Company Class B Common Stock shall not constitute a breach or violation of this Agreement;

(g)           seek the removal of any of the IMC Directors;

(h)           seek to increase the number of Directors serving on the Board of Directors above eleven (11) or to increase the number of Cargill representatives or designees on the Board of Directors above seven (7);

(i)            call or seek to have called any meeting of the stockholders of the Company; or

(j)            assist, instigate or encourage any third party to take any of the actions enumerated in this Section 6.

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7.             Acquisition of Securities.

(a)           During the Standstill Period, Cargill will not acquire, or agree, offer or seek or propose to acquire, directly or indirectly, alone or in concert with any other Person, by purchase, gift, business combination or otherwise, any shares of Company Common Stock, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any shares of Company Common Stock, from any other holder of Company Common Stock of the Company.

(b)           If Cargill acquires, directly or indirectly, shares of Company Common Stock in violation of Section 7(a), Cargill shall, as soon as it becomes aware of such violation, give prompt notice to the Company and such shares of Company Common Stock shall immediately be disposed of by Cargill.

(c)           For the avoidance of doubt, the parties hereto acknowledge and agree that, notwithstanding the foregoing, neither (i) any transfer of shares of Company Common Stock or Company Class B Common Stock among Cargill and any of its Affiliates, nor (ii) the conversion of shares of Company Class B Common Stock into shares of Company Common Stock in accordance with the terms of the Company Class B Common Stock, shall constitute a breach of this Agreement; provided, that, in the case of clause (i), Cargill complies with Section 11.

(d)           Notwithstanding the restrictions set forth in Section 7(a), if the Company elects to offer and sell shares of Company Common Stock to third parties at any time during the one-year period commencing on the Effective Date, the result of which would cause Cargill and its Affiliates to own less than 50% of the outstanding shares of Company Common Stock following the sale of such shares, then Cargill shall have the right to subscribe for such number of shares of Company Common Stock which would result in Cargill and its Affiliates owning 50.1% of the outstanding shares of Company Common Stock immediately following the sale of shares of Company Common Stock to such third parties; provided, that any purchase by Cargill and its Affiliates of Company Common Stock pursuant to the terms of this Section 7(d) shall be on comparable terms to the sales to third parties described in this Section 7(d).

8.             Notice of Sale and Restriction on Sales.

(a)           During the No-Sales Period, Cargill will not (and will cause its Affiliates not to) sell, transfer, pledge, encumber or otherwise dispose of, directly or indirectly, any Voting Securities to any Person who is not an Affiliate of Cargill (a “Third Person”), unless (i) such transaction is unanimously approved in advance by the IMC Directors and (ii) such Third Person agrees in writing to be bound by the terms of this Agreement.

(b)           During the Standstill Period, notwithstanding any other provision of this Agreement, any sale, transfer or other disposition of any Voting Securities by Cargill permitted by this Agreement shall not be made unless (i) Cargill gives ten (10) days’ notice in writing to the Company of such transfer and (ii) the transferee agrees in writing to be bound by the terms of this Agreement; provided, that the foregoing shall not apply in the case of any sale, transfer or other disposition made pursuant to a registration statement under the Registration Rights Agreement.

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(c)           Any sale, transfer of other disposition made in violation of Section 8(a) shall be null and void, and the Company shall not register any such sale, transfer of other disposition in its books and records.

9.             Certain Transactions.

(a)           The parties hereto agree and acknowledge that, during the Standstill Period, any commercial or other transactions (including, without limitation, any squeeze-out merger, reverse stock split or otherwise), arrangements and agreements (or series of related transactions) between Cargill and its subsidiaries (other than the Company and its subsidiaries), on the one hand, and the Company and its subsidiaries, on the other hand, shall require prior approval of a majority of the IMC Independent Directors in addition to any approvals that may be required generally of the Board of Directors of the Company or any committee thereof.

(b)           With respect to any commercial or other transaction, arrangement or agreement (or series of related transactions) requiring approval of a majority of the IMC Independent Directors in accordance with Section 9(a), the IMC Independent Directors may delegate to one or more of the IMC Independent Directors the authority to approve such transaction, arrangement or agreement (or series of related transactions) provided that the amount of payments from the Company or its Affiliates to Cargill or any of its Affiliates, or payments from Cargill or any of its Affiliates to the Company or its Affiliates, in respect thereof do not exceed $5,000,000.

10.           Indemnity Claims.  During the seven-year period commencing on the Effective Date (the “Indemnity Period”), any consideration of or determination by the Company of whether or not to pursue any claim for indemnification against Cargill pursuant to Section 9.21 of the Merger and Contribution Agreement shall be made by the IMC Independent Directors.

11.           Affiliates.  During the Standstill Period, Cargill shall cause its Affiliates to comply with the terms of Sections 6 and 7 of this Agreement.  During the Standstill Period, at any time that an Affiliate of Cargill becomes a stockholder of the Company, such Affiliate shall agree in writing to be bound by the terms of this Agreement and, thereafter, Cargill shall cause such Affiliate to comply with all other terms set forth in this Agreement.

12.           No Inconsistent Agreements.  During the Standstill Period, Cargill agrees not to grant any proxies or enter into any voting agreement or arrangement with any Person that would be inconsistent with the provisions of this Agreement or that would result in any Voting Securities attributable to Cargill being voted in any manner inconsistent with the provisions of this Agreement.  Nothing contained herein shall be deemed to limit or otherwise affect any obligations of the Company or Cargill under the Merger and Contribution Agreement.

13.           Representations and Warranties of Cargill.  Cargill represents and warrants to the Company as follows:

(a)           Cargill is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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(b)           Cargill has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated to be performed by it hereby.  The execution, delivery and performance by Cargill of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Cargill.  No approval of Cargill’s stockholders is required in connection with Cargill’s execution, delivery and performance of this Agreement and the consummation by Cargill of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Cargill and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding agreement of Cargill enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The execution and delivery of this Agreement by Cargill do not conflict with any agreement, order or other instrument binding upon it, nor require any regulatory filing or approval.

14.           Representations and Warranties of the Company.  The Company represents and warrants to Cargill as follows:

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated to be performed by it hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Cargill, constitutes the legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The execution and delivery of this Agreement by the Company do not conflict with any agreement, order or other instrument binding upon it, nor require any regulatory filing or approval.

15.           Effective Date; Termination.

(a)           This Agreement shall not be effective (and the parties hereto shall not be bound by any obligations hereunder) until the Effective Date.  In the event that the Merger and Contribution Agreement is terminated without consummation of the Transactions, this

11

Agreement shall automatically terminate without any action on the part of either party to this Agreement.

(b)           This Agreement may be terminated by mutual written agreement of Cargill and the Company; provided, however, that any such written agreement of the Company shall be effective only if approved by a majority of the IMC Independent Directors.

(c)           Unless earlier terminated in accordance with Section 15(a) or Section 15(b), this Agreement shall terminate automatically on the day immediately following the last day of the Indemnity Period.

(d)           If this Agreement is terminated pursuant to this Section 15, all further obligations of each party hereto shall terminated without further liability or obligation of such party to the other, including liability for damages; provided, however, that no such termination shall relieve either party hereto from any liability for any breach of this Agreement arising prior to the termination date.

16.           Further Assurances.  Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement.  Without limiting the generality of the foregoing, neither of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement.

17.           Specific Performance; Enforcement.

(a)           Cargill acknowledges that irreparable damage would occur to the Company in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which the Company may be entitled at law or in equity.

(b)           The IMC Independent Directors have the authority to enforce this Agreement against Cargill for and on behalf of the Company without any other action by the Board of Directors.

18.           Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, including the Schedule referred to herein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and preempts all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

19.           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law.  However, if any term of this Agreement or the application thereof to any party or circumstances shall be held invalid, illegal or unenforceable in any respect under any applicable law or rule in any

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jurisdiction, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been herein and, in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.

20.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but such counterparts shall constitute one and the same instrument.

21.           Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived, if, but only if, such amendment or waiver is in writing and is signed (i) in the case of a waiver of any provision binding on Cargill, by the Company, (ii) in the case of a waiver of any provision binding on the Company, by Cargill and (iii) in the case of an amendment of this Agreement, by Cargill and the Company; provided, however, that, in the case of a waiver referred to in clause (i) above or an amendment referred to in clause (iii) above, any such written agreement of the Company shall be effective only if approved by a majority of the IMC Independent Directors.

(b)           The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

22.           Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided, however, that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

23.           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given upon delivery (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested or (d) if sent by reputable overnight courier service (providing proof of delivery); and shall be addressed as follows:

To the Company:

[To be determined by management of the
Company]

To Cargill:	with a copy to:

Cargill, Incorporated	Dorsey & Whitney LLP
Mailstop: Lake	50 South Sixth Street
15407 McGinty Road West	Minneapolis, Minnesota 55402
Wayzata, MN 55391	Attention: Robert A. Rosenbaum, Esq.

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Attention: Robert L. Lumpkins	Facsimile: (612) 340-7800
Facsimile: (952) 742-6027

and

Cargill, Incorporated
Law Department/24
15407 McGinty Road West
Wayzata, MN 55391
Attention: Richard Mack
Facsimile: (952) 742-6349

24.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to principles of conflict of laws.

25.           Jurisdiction.  Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court and waives any objection based on forum non conveniens or any other objection to venue therein; provided, however, that such consent jurisdiction is solely for the purpose referred to in this Section 25 and shall not be deemed to be in general submission to the jurisdiction of said court or in the State of Delaware other than for such purposes.

26.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

27.           Name, Captions, Gender.  The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.  Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

28.           Expenses.  Each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have duly executed this Investor Rights Agreement as of the date first above written.

CARGILL, INCORPORATED

By:
Name:
Title:

GLOBAL NUTRITION SOLUTIONS, INC.

By:
Name:
Title:

Signature Page

to the

Investor Rights Agreement

Schedule A

[To be provided by IMC to Cargill prior to the Effective Date]

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of January 26, 2004 by and between Global Nutrition Solutions, Inc., a Delaware corporation (the “Company”), and Cargill, Incorporated, a Delaware corporation (“Cargill”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, IMC Global Inc., a Delaware corporation ("IMC"), the Company, GNS Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company, Cargill and Cargill Fertilizer, Inc., a Delaware corporation and a direct wholly owned subsidiary of Cargill, have entered into an Agreement and Plan of Merger and Contribution (the “Merger and Contribution Agreement”) providing for, among other things, (i) the contribution (the “Contribution”) to the Company by Cargill and certain of its subsidiaries of equity interests in certain entities owning all or substantially all of the assets, liabilities and obligations of the Cargill Fertilizer Businesses (as defined in the Merger and Contribution Agreement) and (ii) in consideration for the Contribution, the issuance by the Company to Cargill of a number of shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”) equal to 66.5% of the aggregate number of shares of Common Stock issuable on the Effective Date (as hereinafter defined) plus 5,458,955 shares (the “Class B Shares”) of the Company’s Class B common stock, $0.01 par value per share;

WHEREAS, the parties hereto hereby desire to set forth the rights of the holders of the Registrable Securities (as hereinafter defined) to, and the Company’s obligations to, cause the registration of the resale of the Registrable Securities pursuant to the Securities Act (as hereinafter defined); and

WHEREAS, Section 10.03 of the Merger and Contribution Agreement provides that, as a condition to Cargill’s obligations to effect the Contribution and the other transactions contemplated by the Merger and Contribution Agreement, Cargill and the Company shall have executed and delivered this Agreement and this Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Definitions.  Unless otherwise provided in this Agreement, capitalized terms used herein shall have the following meanings:

“Agreement” has the meaning set forth in the first paragraph above.

“Cargill” has the meaning set forth in the first paragraph above.

“Class B Shares” has the meaning set forth in the Recitals.

“Commission” has the meaning set forth in Section 2.2.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the first paragraph above.

“Contribution” has the meaning set forth in the Recitals.

“Demand Registration” has the meaning set forth in Section 2.1.

“Effective Date” has the meaning set forth in Section 2.03 of the Merger and Contribution Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” has the meaning set forth in Section 7.1.

“Investor Rights Agreement” has the meaning set forth in Section 10.4.

“Merger and Contribution Agreement” has the meaning set forth in the Recitals.

“Person” means any individual, corporation, association, limited liability company, partnership, trust or estate, unincorporated organization, joint venture, a government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Piggyback Registration” has the meaning set forth in Section 3.1.

“Qualified Holders” means the holders of a majority of the Registrable Securities then outstanding.

“Registrable Securities” means (a) the Shares, (b) any shares of Common Stock issued or issuable upon conversion of the Class B Shares and (c) any shares of Common Stock issued or issuable with respect to any of the securities referred to in clauses (a) and (b) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or (iii) at the time of any Demand Registration or Piggyback Registration they constitute, together with all other Registrable Securities held by the holder thereof, less than any of the thresholds described in Rule 144(e)(1)(i), (ii) or (iii) (irrespective of whether the holder thereof is an “affiliate” as defined in Rule 144).  For purposes of this Agreement, a Person shall be deemed to be the holder of Registrable Securities, and the Registrable Securities shall be deemed to be outstanding and in existence, whenever such Person has the right to acquire such Registrable Securities upon conversion or exercise of any securities held by such Person, whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of such Registrable Securities hereunder.

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“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Shelf Registration” has the meaning set forth in Section 2.2.

“Suspension Period” has the meaning set forth in Section 5.2.

“Violation” has the meaning set forth in Section 7.1.

2.             Demand Registrations.

2.1           Requests for Registration.  At any time following the three-year anniversary of the Effective Date, the Qualified Holders may, subject to Section 2.2, request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-3 or any similar short-form registration statement (a “Demand Registration”).  If for any reason the Company is not eligible to file a Demand Registration on Form S-3 or any similar short-form registration statement, then the Company shall effect such Demand Registration using such form as the Company is then eligible to use.  Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution.  Within ten days after receipt of any such request, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to Section 2.3, shall include as part of such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice by such holders.

2.2           Limitations on Demand Registrations.  The holders of the Registrable Securities shall be entitled to request five (5) Demand Registrations with respect to Registrable Securities; provided, that, the aggregate offering price of Registrable Securities requested to be registered in any Demand Registration must be equal to at least $10 million.  The holders of a majority of the Registrable Securities which are included in a Demand Registration may require the Company to file such Demand Registration with the Securities and Exchange Commission (the “Commission”) in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”).

2.3           Priority on Demand Registrations.  If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing, with a copy to be delivered to the Qualified Holders, that, in their opinion, the number of Registrable Securities requested to be included in such offering exceeds the number of securities which can be sold therein without adversely affecting the marketability of the offering and within a price range acceptable to the holders of a majority of the Registrable Securities requesting registration, the Company shall first include in such registration, prior to the inclusion of any securities which are not Registrable Securities, the Registrable Securities requested to be included which in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such requesting holder.

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2.4           Restrictions on Registration.  The Company shall not be obligated to effect any Demand Registration within 270 days after (i) the effective date of a previous Demand Registration or (ii) the effective date of a registration of Common Stock (other than a Demand Registration) in which the holders of Registrable Securities were given piggyback rights pursuant to Section 3 and in which there was no reduction in the number of Registrable Securities requested to be included.  The Company may postpone for up to 90 days the filing or the effectiveness of a registration statement for a Demand Registration if the Company furnishes to the Qualified Holders a certificate signed by the Chief Financial Officer of the Company stating that such Demand Registration would reasonably be expected to have a material adverse effect on any proposal or plan by the Company or any of its subsidiaries to engage in any financing, acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, reorganization or other significant transaction; provided, that, in such event, the holders of Registrable Securities initially requesting such Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder; and provided, further, that the Company may not exercise this deferral right more than once in any 12-month period.

2.5           Selection of Underwriters.  The Company shall have the right to select the investment banker(s) and manager(s) to administer the offering in connection with any Demand Registration, subject to the approval of the holders of a majority of the Registrable Securities included in such Demand Registration (which approval shall not be unreasonably withheld or delayed).

3.             Piggyback Registrations.

3.1           Right to Piggyback.  At any time following the three-year anniversary of the Effective Date, whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration which shall be governed by Section 2, and registrations related solely to employee benefit plans or a Rule 145 transaction) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and, subject to the terms hereof, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 21 days after such holders receive the Company’s notice.

3.2           Priority on Primary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold therein without adversely affecting the marketability of the offering, the Company shall include in such registration (a) first, the securities the Company proposes to sell, (b) second, the Registrable Securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the amount of Registrable Securities owned by each such holder and (c) third, other securities requested to be included in such registration.

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3.3           Priority on Other Registrations.  If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities other than holders of Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include in such registration (a) first, the securities requested to be included therein by the holders requesting such registration, (b) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of Registrable Securities owned by each such holder and (c) third, other securities requested to be included in such registration; provided, however, that in no event shall the Company grant to any third party, after the date hereof, registration rights that have a higher priority than the demand registration rights granted herein (“Superior Registration Rights”), nor shall the Company succeed to, whether by merger, operation of law or otherwise, or comply with any obligation of IMC originally incurred on or after the date hereof, which would result in the Company being required to provide Superior Registration Rights to any third party.

3.4           Selection of Underwriters.  The Company shall have the right to select the investment banker(s) and manager(s) to administer the offering in connection with any Piggyback Registration.

4.             Holdback Agreements.  Each holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, or engage in any hedging transactions relating to the same, during the 30 days prior to and the 90-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration, in each case pursuant to which such holder’s Registrable Securities are included (except as part of such underwritten registration), unless the underwriters managing the registered public offering agree otherwise.

5.             Registration Procedures.  Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company shall use commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

5.1           prepare and file with the Commission a registration statement and such amendments and supplements as may be necessary with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective;

5.2           notify each holder of Registrable Securities of the effectiveness of each registration statement filed hereunder and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 120 days (or until the distribution described in the registration statement

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has been completed) (or, in the case of a Shelf Registration, a period ending on the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities, and (ii) the 24-month anniversary of the effective date of such Shelf Registration) and comply with the provisions of the Securities Act with respect to the disposition of securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; provided, however, that at any time, upon written notice to the participating holders of Registrable Securities and for a period not to exceed forty-five (45) days thereafter (the “Suspension Period”), the Company may suspend the use or effectiveness of any registration statement (and the holders of Registrable Securities participating in such offering hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto.  No more than two (2) such Suspension Periods shall occur in any twelve (12) month period.  In the event that the Company shall exercise its rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period.  The Company may extend the Suspension Period for an additional consecutive thirty (30) days with the consent of the holders of at least a majority of the Registrable Securities proposed to be sold by the holders participating in such offering.  If so directed by the Company, the holders of Registrable Securities shall use their commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice;

5.3           furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

5.4           use commercially reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided, however, that the Company shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction);

5.5           promptly notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration

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statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company shall prepare a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the sellers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, in which event the period mentioned in Section 5.2 shall be extended by the length of the period from and including the date when each seller of such Registrable Securities shall have received such notice to the date on which each such seller has received the copies of the supplemented or amended prospectus contemplated under this Section 5.5;

5.6           cause all such Registrable Securities to be listed on each securities exchange and/or quotation system on which similar securities issued by the Company are then listed and/or quoted;

5.7           provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

5.8           enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split or a combination of shares);

5.9           make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

5.10         otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

5.11         in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Company shall use its commercially reasonable efforts promptly to obtain the withdrawal of such order; and

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5.12         use its commercially reasonable efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities.

6.             Registration Expenses.  All expenses incident to the Company’s performance of or compliance with this Agreement (whether with respect to a Demand Registration or Piggyback Registration), including, without limitation, all registration and filing fees, fees of any transfer agent and registrar, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and disbursements of counsel for the Company, fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities included in such registration, fees and expenses of the Company’s independent certified public accountants, fees and expenses of underwriters (excluding discounts and commissions attributable to the Registrable Securities included in such registration), the Company’s internal expenses and the expenses and fees for listing the securities to be registered on each securities exchange or quotation system on which similar securities issued by the Company are then listed or quoted, shall be borne by the Company.

7.             Indemnification.

7.1           In connection with any Demand Registration or Piggyback Registration, the Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, the partners or officers, directors and equity holders of such holder, and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (joint or several) and expenses incurred by such party arising out of, based upon or caused by any of the following statements, omissions or violations (each, a “Violation”):  (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, Exchange Act or any state securities laws; and the Company will reimburse each such holder, each of its partners, officers, directors and equity holders, and each Person controlling such holder for any legal or other expenses reasonably incurred, as such expenses are incurred, by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case for any such loss, claim, damage, liability or action (x) to the extent that it is caused by a Violation that occurs in reliance upon and in conformity with any information furnished in writing to the Company by such holder, and stated to be specifically for use in such registration, or (y) insofar as it relates to any untrue or alleged untrue statement of material fact, or any omission or alleged omission of a material fact required to be stated in the registration statement or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the amended prospectus is filed with the Commission pursuant to Rule 424(b) (the “Final Prospectus”), if a copy of the Final Prospectus was not furnished to the Person

8

asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to the loss, liability, claim or damage.

7.2           In connection with any Demand Registration or Piggyback Registration in which a holder of Registrable Securities is participating, each such holder agrees to indemnify, to the extent permitted by law, the Company, its directors, officers, any other holder selling securities in such Demand Registration or Piggyback Registration, and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities (joint or several) and expenses arising out of, based upon or caused by any Violation, but only (i) to the extent that such Violation is caused by any information furnished in writing by such holder, and stated to be specifically for use in such registration, or (ii) insofar as they relate to any untrue or alleged untrue statement of material fact, or any omission or alleged omission of a material fact required to be stated in the registration statement or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, made in a preliminary prospectus on file with the Commission at the time the registration statement becomes effective or the Final Prospectus is filed with the Commission, if a copy of the Final Prospectus was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage; and such holder will reimburse the Company and each such Person for any legal or other expenses reasonably incurred, as such expenses are incurred, by any of them in connection with investigating or defending any such loss, claim, damage, liability or expense; provided, that, the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

7.3           Any Person entitled to indemnification hereunder shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party’s ability to defend such claim), and (b) unless in the written opinion of legal counsel to such indemnified or indemnifying parties a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall be obligated to pay the fees and expenses of one counsel (but not more than one) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment (with written advice of counsel) of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

7.4           The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified

9

party or any partner, officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.  The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company’s indemnification is unavailable for any reason.

8.             Participation in Underwritten Registrations.  No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all questionnaires, powers of attorney and other documents reasonably required under the terms of such underwriting arrangements; provided, that, no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except to the extent of the indemnification provided in Section 7.

9.             Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of any Registrable Securities to the public without registration after the third anniversary of the Effective Date, the Company agrees to use commercially reasonable efforts to:

9.1           File, as and when applicable, with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act;

9.2           After the third anniversary of the Effective Date, if the Company is not required to file reports pursuant to the Exchange Act, upon the request of any holder of Registrable Securities, the Company shall make publicly available the information specified in subparagraph (c)(2) of Rule 144 of the Securities Act; and

9.3           After the third anniversary of the Effective Date, so long as a holder owns any Registrable Securities, to furnish to the holder, upon request and at such holder’s expense, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 of the Securities Act and such other reports and documents of the Company and other information in the possession of or reasonably by the Company as the holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the holder to sell any such securities without registration.

10.          Miscellaneous.

10.1         Effective Date.  This Agreement shall not be effective (and the parties hereto shall not be bound by any obligations hereunder) until the Effective Date.  In the event that the Merger and Contribution Agreement is terminated without consummation of the transactions contemplated therein, this Agreement shall automatically terminate without any action on the part of either party to this Agreement and neither party hereto shall have any liability or obligation to the other party under this Agreement.

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10.2         No Inconsistent Agreements.  The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

10.3         Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  The parties hereto agree and acknowledge that money damages are not an adequate remedy for any breach of the provisions of this Agreement and that any party may apply for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

10.4         Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of (a) the Company and (b) the holders of a majority of the Registrable Securities then outstanding; provided, that the amendment or waiver of any material provision of this Agreement by the Company shall require the approval of a majority of the IMC Independent Directors (as such term is defined in the Investor Rights Agreement, dated as of January 26, 2004, between Cargill and the Company (the “Investor Rights Agreement”)), if any.

10.5         Successors, Assigns and Subsequent Holders.  (a)  All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and the permitted assigns of the parties hereto.

(b)           The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a holder of Registrable Securities to a transferee of such securities if (x) such transfer involves at least 20% of the Registrable Securities held by the holder on the date hereof, (y) such transfer involves the transfer of at least 10 million shares of Registrable Securities, or (z) the transfer is to (i) a subsidiary, parent, partner, limited partner, member, retired member, retired partner or stockholder of such holder or (ii) such holder’s family member or trust for the benefit of such holder (provided, that all such transferees who would not qualify individually for assignment of registration rights under clause (x) or (y) of this Section 10.5(b) have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement).

(c)           No assignment or transfer pursuant to this Section 10.5 shall be effective unless and until (i) the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and (iii) such assignment or transfer was made in accordance with the terms of the Investor Rights Agreement (to the extent such Agreement is then in effect).

10.6         Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes and preempts

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all prior agreements, negotiations, discussions and understandings among the parties hereto with respect to such subject matter.

10.7         Severability.  Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.

10.8         Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given upon delivery (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested or (d) if sent by reputable overnight courier service (providing proof of delivery); and shall be addressed as follows:

To the Company:

[To be determined by management of the
Company]

To Cargill:	with a copy to:

Cargill, Incorporated	Dorsey & Whitney LLP
Mailstop: Lake	50 South Sixth Street
15407 McGinty Road West	Minneapolis, Minnesota 55402
Wayzata, MN 55391	Attention: Robert A. Rosenbaum, Esq.
Attention: Robert L. Lumpkins	Facsimile: (612) 340-7800
Facsimile: (952) 742-6027

and

Cargill, Incorporated
Law Department/24
15407 McGinty Road West
Wayzata, MN 55391
Attention: Richard Mack
Facsimile: (952) 742-6349

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10.9         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

10.10       Submission to Jurisdiction; Waiver of Jury Trial.  (a)  Each of the parties hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement, or any of the transactions contemplated hereby or thereby, to the exclusive jurisdiction of any state or federal court located in the State of Delaware, and, to the extent permissible by law, waives any and all claims and objections that any such court is an inconvenient forum.

(b)           EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN OR AMONG ANY OF THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.11       Attorneys’ Fees.  Except as otherwise specifically provided herein, in the event of any action or suit based upon or arising out of any actual or alleged breach by any party of any provision of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and expenses of such action or suit from the losing party, in addition to any other relief ordered by the court.

10.12       Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be considered an original instrument, but all of which together will be considered one and the same agreement, and will become binding when one or more counterparts have been signed by and delivered to each of the parties.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be executed the day and year first above written.

GLOBAL NUTRITION SOLUTIONS, INC.

By:
Name:
Title:

CARGILL, INCORPORATED

By:
Name:
Title:

Signature Page

to the

Registration Rights Agreement

Exhibit C

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
[NEWCO]

[Newco], a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST:          The name of the corporation is [Newco].

SECOND:     The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January       , 2004.

THIRD:         The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I
NAME

The name of the corporation (hereinafter called the Corporation) is [Newco].

ARTICLE II
REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

ARTICLE III
PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV
CAPITAL STOCK

1.             Authorized Stock.  The Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share.  The total number of shares of Preferred Stock authorized is 12,000,000.  The total number of shares of Common Stock authorized is 500,000,000.

2.             Common Stock.  The shares of Common Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in two classes, designated as Common Stock (“Common Stock”) and Class B Common Stock (“Class B Common”).  All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.  When and as dividends are declared on the Common Stock, whether payable in cash, in property or in securities of the Corporation, the holders of the Common Stock shall be entitled to share equally, share for share, in such dividends.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after the payment in full of all amounts to which the holders of each series, if any, of the Preferred Stock shall be entitled, the remaining assets of the Corporation to be distributed ratably to the holders of the stock of the Corporation shall be distributed ratably among the holders of the shares of Common Stock, together with the holders of the shares of any class of stock on a parity with the Common Stock.  The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation.  On all matters to be voted on by the holders of the Common Stock, the holders shall be entitled to one vote for each share thereof held of record.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Class B Common, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish the number of shares or Class B Common, and to fix the voting power (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, or the shares of the Class B Common, and any qualifications, limitations and restrictions thereof.

3.             Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock from time to time in one or more series, and, by filing a certificate pursuant to the applicable law of the State of Delaware (each a “Preferred Stock Designation”), to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations, restrictions thereof.  The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           the designation of the series, which may be by distinguishing number, letter or title;

(b)           the number of the shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

(c)           whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

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(d)           the dates at which dividends, if any, shall be payable;

(e)           the redemption rights and price or prices, if any, for shares of the series;

(f)            the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g)           the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)           whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or of such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)            restrictions on the issuance of shares of the same series or of any other class or series;

(j)            the voting rights, if any, of the holders of shares of the series; and

(k)           such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as the Board of Directors shall determine.

ARTICLE V
BYLAWS

In furtherance and not in limitation of the powers conferred by statute and except as provided herein, the Board of Directors shall have the power to adopt, amend, repeal or otherwise alter the bylaws without any action on the part of the stockholders; provided, however, that any bylaws made by the Board of Directors and any and all powers conferred by any of said bylaws may be amended, altered or repealed by the stockholders.

ARTICLE VI
LIMITATION OF DIRECTORS’ LIABILITY; INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the

3

Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law as it may be in effect from time to time.

If the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII
ELECTION OF DIRECTORS

The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII
BOARD OF DIRECTORS

The business of the Corporation shall be managed by or under the direction of the Board of Directors.  A majority of the whole Board of Directors shall constitute a quorum for the transaction of business.  Any director may tender his resignation at any time.  Subject to any rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock (as hereafter defined), voting together as a single class.  For purposes of this Amended and Restated Certificate of Incorporation, “Voting Stock” shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

The number of directors to constitute the whole Board of Directors shall be established as provided in the bylaws.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.  At the first annual meeting of stockholders, the terms of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At the second annual meeting of the stockholders, the term office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the third annual meeting of stockholders, the term of office for the Class III directors shall expire and Class III directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  If the number of directors is hereafter changed, any increase or decrease

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shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, except as may be expressly provided as to any directors who may be elected by the holders of any series of Preferred Stock.

ARTICLE IX
STOCKHOLDER ACTION BY WRITTEN CONSENT

Action shall be taken by the stockholders of the Corporation only at annual or special meetings of the stockholders, and stockholders may not act by written consent.  Special meetings of the stockholders may only be called as provided in the bylaws.

ARTICLE X
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

IN WITNESS WHEREOF, [Newco] has caused this Amended and Restated Certificate to be signed by                                   , its                                   , this          day of                    , 2004.

By:

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Exhibit C-1

CERTIFICATE OF DESIGNATIONS

OF

7.50% MANDATORY CONVERTIBLE PREFERRED SHARES

OF

[NEWCO]

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

[Newco], a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”).

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), and pursuant to a resolution of the Board of Directors dated                    , 2004, the Board of Directors hereby creates a series of 2,750,000 shares of 7.50% Mandatory Convertible Preferred Shares, $0.01 par value, and hereby fixes the number, designation, relative rights, preferences and limitations of the 7.50% Mandatory Convertible Preferred Shares, as follows (certain capitalized terms being herein used as defined in Section 11 below):

1.             Designation and Number of Shares.  Out of the shares of preferred stock of the Corporation authorized by the Amended and Restated Certificate of Incorporation, 2,750,000 shall be, and be designated as, 7.50% Mandatory Convertible Preferred Shares, $0.01 par value (“7.50% Preferred”).  The number of authorized shares of 7.50% Preferred may be increased or decreased by further resolution adopted by the Board of Directors and by filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”) stating that such increase or decrease, as the case may be, has been so authorized.

2.             Ranking.  The 7.50% Preferred shall rank, with respect to dividends and distributions upon the liquidation, winding up or dissolution of the Corporation (i) senior to (a) the Common Stock, par value $0.01 per share, of the Corporation (“Common Stock”); (b) the

Class B Common Stock, par value $0.01 per share, of the Corporation; and (c) to each other class or series of stock of the Corporation (including any series of preferred stock established after                    , 2004 by the Board of Directors) the terms of which do not expressly provide that it ranks senior to or on a parity with 7.50% Preferred as to dividends and distributions upon the liquidation, winding up or dissolution of the Corporation; (ii) pari passu with each class or series of stock of the Corporation, the terms of which expressly provide that the class or series will rank pari passu with the series as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation; and (iii) junior to any equity security, the terms of which expressly provide that such class or series will rank senior to 7.50% Preferred as to dividends and distributions upon liquidation, winding up or dissolution of the Corporation.

3.             Dividends.

(i)            General.  The dividend rate on shares of 7.50% Preferred shall be $3.75 per annum, provided that the initial dividend on 7.50% Preferred for the dividend period commencing on the date the shares of 7.50% Preferred are first issued shall be computed in accordance with the last sentence of this paragraph, in each case subject to adjustment as provided in Section 13(ii) hereof.  Cumulative dividends shall be payable quarterly when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof, out of the assets of the Corporation legally available therefor on the first calendar day (or the following business day if the first is not a Business Day) of January, April, July and October (each such date being referred to herein as a “Dividend Payment Date”), provided, that the initial dividend shall be payable, if declared, on                        , 2004.  The amount of dividends payable on each share of 7.50% Preferred for each full quarterly period thereafter shall be computed by dividing the annual dividend rate by four.  The amount of dividends payable for any other period that is shorter or longer than a dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the date of issue.  Dividends payable, if declared, on a Dividend Payment Date shall be payable to Holders (as defined below) of record as they appear on the stock register of the Corporation on the later of (i) the record date, which shall be the close of business on the fifteenth calendar day (or the following Business Day if the fifteenth calendar day is not a Business Day) of the calendar month preceding the month in which the applicable Dividend Payment Date falls; and (ii) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

Dividends on 7.50% Preferred shall be cumulative if the Corporation fails to declare or pay one or more dividends on 7.50% Preferred in any amount, whether or not the earnings or financial condition of the Corporation were sufficient to pay such dividends in whole or in part.

The Corporation may pay dividends (other than dividends due upon a conversion pursuant to Section 7), at its option, (a) in cash; (b) by delivery of shares of Common

2

Stock to the Transfer Agent (as defined below) on behalf of the Holders, to be sold on the Holders’ behalf for cash; or (c) in any combination thereof.  By and upon acquiring any shares of 7.50% Preferred, each Holder is deemed to appoint the Transfer Agent as such Holder’s agent for any such sale, and the Transfer Agent shall serve as a designated agent of the Holders in making any such sales.  To pay dividends in shares of Common Stock, the Corporation must deliver to the Transfer Agent a number of shares of Common Stock which, when sold by the Transfer Agent on the Holders’ behalf, will result in net cash proceeds to be distributed to the Holders in an amount that, when combined with any cash payments the Corporation shall make in respect of the payment of such dividends, equals the amount of the dividend otherwise payable to the Holders.  The Transfer Agent will sell such shares of Common Stock on the Holders’ behalf and make payment of the cash proceeds from the sale of such Common Stock on or prior to the applicable Dividend Payment Date or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of this Section 3(i).

If the Corporation pays dividends in shares of Common Stock by delivering them to the Transfer Agent, those shares shall be owned beneficially by the Holders upon delivery to the Transfer Agent, and the Transfer Agent shall hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the Holders until the Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of Section 3(i) hereof, at which time the portion of such net cash proceeds equal to the non-cash component of the declared dividend of 7.50% Preferred shall be distributed to the Holders entitled thereto with any remainder to continue to be held by the Transfer Agent for the exclusive benefit of the Holders and pooled with the net cash proceeds from future sales of Common Stock delivered to the Transfer Agent pursuant to this paragraph.

Holders of shares of 7.50% Preferred shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the then applicable full dividends calculated pursuant to this Section 3(i) (including accrued dividends, if any) on shares of 7.50% Preferred.  No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears.

Dividends in arrears on 7.50% Preferred not declared for payment or paid on any Dividend Payment Date may be declared by the Board of Directors of the Corporation or a duly authorized committee thereof and paid on any date fixed by the Board of Directors of the Corporation or a duly authorized committee thereof, whether or not a Dividend Payment Date, to the Holders of record of the shares of 7.50% Preferred, as they appear on the stock register of the Corporation on a record date selected by the Board of Directors of the Corporation or a duly authorized committee thereof, which shall (i) not precede the date the Board of Directors or a duly authorized committee thereof declares the dividend payable; and (ii) be not more than 60 days prior to the date fixed for such dividend payment.

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(ii)           Payment in Shares.  In order to pay dividends on any Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of Section 3(i) hereof, in shares of Common Stock, (a) the shares of Common Stock delivered to the Transfer Agent shall have been duly authorized; (b) the Corporation shall have provided to the Transfer Agent an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), permitting the immediate sale of the shares of Common Stock in the public market; (c) the shares of Common Stock, once purchased by the purchasers thereof, shall be validly issued, fully paid and non-assessable; and (d) such shares shall have been registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, if required, and shall be listed or admitted for trading on each United States securities exchange on which Common Stock is then listed.

(iii)          Payment Restrictions.  The Corporation may not declare or pay any dividend or make any distribution of assets (other than dividends paid or other distributions made in capital stock of the Corporation ranking junior to 7.50% Preferred as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up (such capital stock “Junior Capital Stock”) and cash in lieu of fractional shares in connection with any such dividend or distribution) on, or redeem, purchase or otherwise acquire (except upon conversion or exchange for Junior Capital Stock and cash in lieu of fractional shares in connection with any such conversion or exchange), the Corporation’s Common Stock or any Junior Capital Stock, unless all accrued and unpaid dividends on 7.50% Preferred for all prior dividend periods have been or contemporaneously are declared and paid and the full quarterly dividend on 7.50% Preferred for the current dividend period has been or contemporaneously is declared and set apart for payment; provided, however, that the Corporation may (a) make payments otherwise restricted, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Corporation and its subsidiaries, in each case, as in effect on the date that shares of 7.50% Preferred are first issued or any other plan substantially similar to any such plans; and (b) make repurchases of capital stock of the Corporation deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof and repurchases of capital stock deemed to occur upon the withholding of a portion of the capital stock issued, granted or awarded to an employee or director upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with such exercise of such options, in accordance with the provisions of an option or rights plan or program of the Corporation, in each case, as in effect on the date that shares of 7.50% Preferred are first issued or any other plan substantially similar to any such plans.

Whenever all accrued and unpaid dividends on 7.50% Preferred for all prior dividend periods are not paid in full, the Corporation may not redeem, purchase or otherwise acquire Parity Securities (as defined below) (except upon conversion or exchange for (i) capital stock of the Corporation ranking on a parity with 7.50% Preferred as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up (such capital stock, “Parity Securities”) and cash in lieu of fractional

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shares in connection with any such conversion or exchange or (ii) Junior Capital Stock and cash in lieu of fractional shares in connection with any such conversion or exchange).

Notwithstanding the foregoing, nothing in this Section 3 shall prohibit the Corporation from paying a dividend or making a distribution within 90 days after the date of the declaration of such dividend or distribution if such dividend or distribution would have been permitted on the date of declaration.

4.             Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Holders of shares of 7.50% Preferred shall be entitled to receive out of the assets of the Corporation legally available for distribution to stockholders, before any distribution of assets is made on Common Stock of the Corporation or any Junior Capital Stock, a liquidating distribution, in the amount of $50 per share, subject to adjustment as provided in Section 13(ii) hereof, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the portion of the then-current dividend period until the payment date and all dividend periods prior thereto.

Neither the sale nor transfer of all or substantially all of the property or business of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation shall constitute a voluntary or involuntary liquidation, dissolution or winding up, for the purposes of the foregoing paragraph.  After the payment to the Holders of the shares of 7.50% Preferred of the full preferential amounts provided for above, the Holders of the shares of 7.50% Preferred as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the Holders of the shares of 7.50% Preferred upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled as provided above, no such distribution shall be made on account of any other Parity Securities, unless a pro rata distribution is made on 7.50% Preferred and such other stock of the Corporation, with the amount allocable to each series of such stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each class being made on a pro rata basis.

5.             Voting Rights.

(i)            On all matters to be voted on by the holders of Common Stock, the Holders of shares of 7.50% Preferred shall be entitled to one vote for each share of 7.50% Preferred held of record.  On all such matters on which the Holders of shares of 7.50% Preferred are so entitled to vote, the Holders of Common Stock and the Holders of 7.50% Preferred shall vote as a single class.

(ii)           If the equivalent of six quarterly dividends payable, whether consecutively or not, on 7.50% Preferred or any other class or series of preferred stock ranking on a parity with 7.50% Preferred as to the payment of dividends has not been paid, the number of directors of the Corporation shall be increased by two (without duplication of any

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increase, resulting from the same failure to pay dividends, made pursuant to the terms of any other series of preferred stock of the Corporation ranking on a parity with 7.50% Preferred as to payment of dividends and which does not have a separate class vote and upon which like voting rights have been conferred and are exercisable (7.50% Preferred, together with such other class or classes, the “Electing Preferred Shares”)), and the Holders of 7.50% Preferred, voting as a single class with the holders of shares of any such other class of preferred stock, shall have the exclusive right to vote for and to elect such two directors at any meeting of stockholders of the Corporation at which directors are to be elected held during the period such dividends remain in arrears.  Each class or series of preferred stock entitled to vote for the additional directors shall have a number of votes proportionate to the aggregate liquidation preference of its outstanding shares.  Such voting right shall continue until full cumulative dividends for all past dividend periods on all such preferred stock of the Corporation, including any shares of 7.50% Preferred, have been paid or declared and set apart for payment.  Any such elected directors shall serve until the Corporation’s next annual meeting of stockholders or until their respective successors shall be elected and qualify.

(iii)          Whenever such exclusive voting right shall vest, it may be exercised initially either at a special meeting of Holders of Electing Preferred Shares or at any annual stockholders’ meeting, but thereafter it shall be exercised only at annual stockholders’ meetings.  Any director who shall have been elected by the Holders of Electing Preferred Shares as a class pursuant to this Section 5 may be removed at any time, either for or without cause by, and only by, the affirmative votes of the Holders of record of a majority of the outstanding shares of Electing Preferred Shares given at a special meeting of such stockholders called for such purpose, and any vacancy created by such removal may also be filled at such meeting.  Any vacancy caused by the death or resignation of a director who shall have been elected by the Holders of Electing Preferred Shares as a class pursuant to this Section 5 may be filled only by the Holders of outstanding Electing Preferred Shares at a meeting called for such purpose.

Any special meeting of the Holders of outstanding Electing Preferred Shares entitled to vote as a class for the election or removal of directors shall, if practicable, be held at the place at which the last annual meeting of stockholders was held.  At such meeting, the presence in person or by proxy of the Holders of a majority of the outstanding shares of all outstanding Electing Preferred Shares shall be required to constitute a quorum; in the absence of a quorum, a majority of the Holders present in person or by proxy shall have the power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

(iv)          So long as any shares of 7.50% Preferred are outstanding the affirmative vote or consent of the Holders of at least 66-2/3% of the outstanding shares of 7.50% Preferred will be required for any amendment, alteration or repeal of the Certificate of Incorporation of the Corporation (or any certificate supplemental thereto, including any Amended and Restated Certificate of Designation or any similar document relating to any series of Preferred Stock) that will adversely affect the powers, preferences, privileges or rights of 7.50% Preferred.  The affirmative vote or consent of the Holders of at least 66-2/3% of the outstanding shares of 7.50% Preferred and any other series of the preferred

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stock of the Corporation ranking on a parity with 7.50% Preferred as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, voting as a single class without regard to series, will be required (a) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to 7.50% Preferred as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; or (b) to reclassify any authorized stock of the Corporation into any class or series of stock or any obligation or security convertible into or evidencing a right to purchase such stock ranking prior to 7.50% Preferred as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; provided that such vote will not be required for the Corporation to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock ranking on a parity with or junior to 7.50% Preferred as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

6.             Mandatory Conversion.  Each share of 7.50% Preferred will automatically convert (unless previously converted at the option of the Corporation in accordance with Section 7, at the option of the Holder in accordance with Section 8, or a Merger Early Settlement has occurred in accordance with Section 9) on July 1, 2006 (the “Mandatory Conversion Date”), into a number of newly issued shares of Common Stock equal to the Conversion Rate (as defined in Section 10 below).  Dividends on the shares of 7.50% Preferred shall cease to accrue and such shares of 7.50% Preferred shall cease to be outstanding on the Mandatory Conversion Date.  The Holders on the Mandatory Conversion Date shall have the right to receive a dividend payment of cash, shares of Common Stock, or any combination thereof (in each case, in accordance with the provisions of Section 3(i) hereof), as the Corporation determines in its sole discretion, in an amount equal to any accrued and unpaid dividends on 7.50% Preferred as of the Mandatory Conversion Date (other than previously declared dividends on 7.50% Preferred payable to a Holder of record as of a prior date), whether or not declared, out of legally available assets of the Corporation.  To the extent the Corporation pays some or all of such dividend in shares of Common Stock, the number of shares of Common Stock issuable to a Holder in respect of such accrued and unpaid dividends shall equal the amount of accrued and unpaid dividends on 7.50% Preferred on the Mandatory Conversion Date that the Corporation determines to pay in shares of Common Stock divided by the Current Market Price (as defined below).  The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates, if any, representing Common Stock, and for the payment of cash, if any, in respect of accrued and unpaid dividends (whether or not earned or declared) on 7.50% Preferred, if any, or cash in lieu of fractional shares of Common Stock, if any, in exchange for and contingent upon surrender of certificates representing the shares of 7.50% Preferred (if such shares are held in certificated form).  The Corporation may defer the payment of dividends on Common Stock issuable upon conversion of shares of 7.50% Preferred and the voting thereof until, and make such payment and voting contingent upon, the surrender of the certificates representing the shares of 7.50% Preferred, provided that the Corporation shall give the Holders of the shares of 7.50% Preferred such notice of any such actions as the Corporation deems appropriate and upon such surrender such Holders shall be entitled to receive such dividends declared and paid on such Common Stock subsequent to the Mandatory Conversion Date.  Amounts payable in cash in respect of the shares of 7.50% Preferred or in respect of such Common Stock shall not bear interest.  Transfer

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or similar taxes in connection with the issuance of Common Stock to any person other than the Holder will be paid by the Holder.

7.             Provisional Conversion at the Option of the Corporation.

(i)            Prior to the Mandatory Conversion Date, the Corporation may, at its option, cause the conversion of all, but not less than all, the shares of 7.50% Preferred then outstanding for shares of Common Stock at a rate of 6.4440 shares of Common Stock for each share of 7.50% Preferred (the “Provisional Conversion Rate”), subject to adjustment as set forth in Section 10(ii) below (as though references in Section 10(ii) to the Conversion Rate were replaced with references to the Provisional Conversion Rate); provided that the Closing Price of Common Stock has exceeded 150% of the Threshold Appreciation Price for at least 20 Trading Days (as defined below) within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date on which the Company notifies the Holders (pursuant to paragraph (ii) below) that it is exercising its option to cause the conversion of 7.50% Preferred pursuant to this Section 7 (the “Provisional Conversion Notice Date”).  The Corporation shall be able to cause this conversion only if, in addition to issuing shares of Common Stock to the Holders to which they are entitled pursuant to this Section 7, the Corporation pays the Holders in cash (a) an amount equal to any accrued and unpaid dividends on the shares of the 7.50% Preferred then outstanding, whether or not declared, and (b) the present value of all remaining dividend payments on the shares of 7.50% Preferred outstanding, to and including July 1, 2006, in each case, out of legally available assets of the Corporation.  The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield.

(ii)           If the Corporation exercises the right to cause conversion pursuant to this Section 7 written notice (the “Provisional Conversion Notice”) shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Corporation on the Provisional Conversion Notice Date (a) notifying such Holders of the election of the Corporation to convert and of the Provisional Conversion Date (as defined below), which date shall not be less than 30 days nor be more than 60 days after the Provisional Conversion Notice Date; and (b) stating the Corporate Trust Office of the Transfer Agent at which the shares of 7.50% Preferred called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and the Provisional Conversion Rate to be applied therefor.

(iii)          The Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Corporation, to cause the Provisional Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions.  The shares of Common Stock to be issued upon conversion of 7.50% Preferred pursuant to this Section 7 and all funds necessary for the payment in cash of (a) any accrued and unpaid dividends on the shares of 7.50% Preferred then outstanding, whether or not declared, and (b) the present value of all remaining dividend payments on the shares of 7.50% Preferred then outstanding to and

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including July 1, 2006, shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Provisional Conversion Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Company, so as to be and continue to be available therefor.  Neither failure to mail such Provisional Conversion Notice to one or more such Holders nor any defect in such Provisional Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders.

(iv)          If a Provisional Conversion Notice shall have been given as hereinbefore provided, then each Holder shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this certificate until and including the Provisional Conversion Date.  From and after the Provisional Conversion Date, upon delivery by the Corporation of Common Stock and payment of the funds to the Transfer Agent as described in paragraph (iii) above, 7.50% Preferred shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive Common Stock and any amounts to be paid pursuant to this Section 7.

(v)           The deposit of monies in trust with the Transfer Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Transfer Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of the shares converted shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the Holders entitled thereto at the expiration of two years from the Provisional Conversion Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation, shall look only to the Corporation for such payment without interest.

8.             Early Conversion at the Option of the Holder.

(i)            Shares of 7.50% Preferred are convertible, in whole or in part, at the option of the Holders thereof (“Optional Conversion”), at any time prior to the Mandatory Conversion Date, into shares of Common Stock at a rate of 6.4440 shares of Common Stock for each share of 7.50% Preferred (the “Optional Conversion Rate”), subject to adjustment as set forth in Section 10(ii) below (as though references in Section 10(ii) to the Conversion Rate were replaced with references to the Optional Conversion Rate).

(ii)           Optional Conversion of shares of 7.50% Preferred may be effected by delivering certificates evidencing such shares (if such shares are held in certificated form), together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, payment of an amount equal to the dividend payable on such shares pursuant to the second sentence of Section 8(iii), to the Corporate Trust Office of the Transfer Agent for 7.50% Preferred or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation.  Each Optional Conversion shall be deemed to have been effected immediately prior to the

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close of business on the date on which the foregoing requirements shall have been satisfied.

(iii)          Holders of shares of 7.50% Preferred at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares following such Dividend Record Rate and prior to such Dividend Payment Date.  However, shares of 7.50% Preferred surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date.  Except as provided above, upon any Optional Conversion of shares of 7.50% Preferred, the Corporation shall make no payment or allowance for unpaid preferred dividends, whether or not in arrears, on such shares of 7.50% Preferred as to which Optional Conversion has been effected or for dividends or distributions on Common Stock issued upon such Optional Conversion.

9.             Early Conversion Upon Cash Merger.

(i)            In the event of a merger or consolidation of the Corporation of the type described in Section 10(iii) in which the shares of Common Stock outstanding immediately prior to such merger or consolidation are exchanged for consideration consisting of at least 30% cash or cash equivalents (any such event, a “Cash Merger”), then the Corporation (or the successor to the Corporation hereunder) shall be required to offer the Holder of each share of 7.50% Preferred the right to convert shares of 7.50% Preferred prior to the Mandatory Conversion Date (“Merger Early Settlement”) as provided herein.  On or before the fifth Business Day after the consummation of a Cash Merger, the Corporation or, at the request and expense of the Corporation, the Transfer Agent, shall give all Holders notice of the occurrence of the Cash Merger and of the right of Merger Early Settlement arising as a result thereof.  The Corporation shall also deliver a copy of such notice to the Transfer Agent.  Each such notice shall contain:

(a)           the date, which shall be not less than 20 nor more than 30 calendar days after the date of such notice, on which the Merger Early Settlement will be effected (the “Merger Early Settlement Date”);

(b)           the date, which shall be on or one Business Day prior to the Merger Early Settlement Date, by which the Merger Early Settlement right must be exercised;

(c)           the Conversion Rate in effect immediately before such Cash Merger and the kind and amount of securities, cash and other property receivable by the Holder upon conversion of shares of 7.50% Preferred pursuant to Section 10(iii); and

(d)           the instructions a Holder must follow to exercise the Merger Early Settlement right.

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(ii)           To exercise a Merger Early Settlement right, a Holder shall deliver to the Transfer Agent at the Corporate Trust Office (as defined below) by 5:00 p.m., New York City time on or one Business Day before the date by which the Merger Early Settlement right must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the shares of 7.50% Preferred with respect to which the Merger Early Settlement right is being exercised duly endorsed for transfer to the Corporation or in blank with a written notice to the Corporation stating the Holder’s intention to convert early in connection with the Cash Merger and providing the Corporation with payment instructions.

(iii)          On the Merger Early Settlement Date, the Corporation shall deliver or cause to be delivered the net cash, securities and other property to be received by such exercising Holder determined by the Corporation (or the successor Corporation hereunder) by assuming the Holder had converted, immediately before the Cash Merger at the Conversion Rate (as adjusted pursuant to Section 10(ii)), the shares of 7.50% Preferred for which such Merger Early Settlement right was exercised into shares of Common Stock.  In the event a Merger Early Settlement right shall be exercised by a Holder in accordance with the terms hereof, all references herein to Mandatory Conversion Date shall be deemed to refer to such Merger Early Settlement Date.

(iv)          Upon a Merger Early Settlement, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof on the notice provided to the Corporation as set forth in paragraph (ii) above, deliver to the Holder such net cash, securities or other property issuable upon such Merger Early Settlement together with payment in lieu of any fraction of a share, as provided herein.

(v)           In the event that Merger Early Settlement is effected with respect to shares of 7.50% Preferred representing less than all the shares of 7.50% Preferred held by a Holder, upon such Merger Early Settlement the Corporation (or the successor to the Corporation hereunder) shall execute and the Transfer Agent shall authenticate, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares as to which Merger Early Settlement was not effected.

10.           Definition of Conversion Rate; Anti-dilution Adjustments.

(i)            The “Conversion Rate” is equal to (a) if the Average Market Price (as defined below) is greater than or equal to $7.76 (the “Threshold Appreciation Price”), 6.4440 shares of Common Stock per share of 7.50% Preferred; (b) if the Average Market Price is less than the Threshold Appreciation Price, but is greater than $6.36, the number of shares of Common Stock per share of 7.50% Preferred that equals $50 divided by the Average Market Price; and (c) if the Average Market Price is equal to or less than $6.36, 7.8616 shares of Common Stock per share of 7.50% Preferred, in each case subject to adjustment as provided in Section 10(ii) (and in each case rounded upward or downward to the nearest 1/10,000th of a share).

(ii)           Upon the occurrence of any of the following events, (x) the formula for determining the Conversion Rate and, (y) the number of shares of Common Stock to be

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delivered on an early conversion as set forth in Section 7, 8 or 9, shall each be subject to the following adjustments (in the case of clause (y) as though references to the Conversion Rate were replaced with references to the number of shares of Common Stock to be delivered on such conversion):

(a)           Stock Dividends.  In case the Corporation shall pay or make a dividend or other distribution on the shares of Common Stock in Common Stock, the Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

(b)           Stock Purchase Rights.  In case the Corporation shall issue (other than pursuant to a dividend reinvestment, share purchase or similar plan) rights, options or warrants to all holders of its Common Stock (not being available on an equivalent basis to Holders of the shares of 7.50% Preferred upon conversion) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) per share of Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Current Market Price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

(c)           Stock Splits; Reverse Splits.  In case outstanding shares of Common Stock shall be subdivided or split into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision or split becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to

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become effective immediately after the opening of business on the day following the day upon which such subdivision, split or combination becomes effective.

(d)           Debt, Asset or Security Distributions.

(1)           In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of capital stock, securities, cash or other assets (excluding any rights, options or warrants referred to in paragraph (b) of this Section 10(ii), any dividend or distribution paid exclusively in cash and any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in the next subparagraph, or distribution referred to in paragraph (a) of this Section 10(ii)), the Conversion Rate shall be increased by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price per share of Common Stock on the date fixed for such determination less the then fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent) of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of Common Stock and the denominator of which shall be such Current Market Price per share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.  In any case in which this subparagraph (d)(1) is applicable, subparagraph (d)(2) of this Section 10(ii), shall not be applicable.

(2)           In the case of a Spin-Off, the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying the Conversion Rate by a fraction, the numerator of which is the Current Market Price per share of Common Stock plus the Fair Market Value (as defined below) of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of Common Stock and the denominator of which is the Current Market Price per share of Common Stock.  Any adjustment to the Conversion Rate under this subparagraph (d)(2) will occur at the earlier of (A) the tenth Trading Day from, and including the effective date of, the Spin-Off and (B) the date of the securities being offered in the Initial Public Offering of the Spin-Off, if that Initial Public Offering is effected simultaneously with the Spin-Off.

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(e)           Cash Distributions.  In case the Corporation shall, by dividend or otherwise, (i) pay any distribution consisting exclusively of cash during any twelve-month period ending June 30 (commencing with the twelve-month period ending June 30, 2004) to all holders of its Common Stock, and/or (ii) declare by dividend or otherwise any distribution consisting exclusively of cash payable on or after July 1, 2006 to all holders of its Common Stock as of a record date occurring on or prior to June 30, 2006, in each case, excluding any cash that is distributed in a Reorganization Event to which Section 10(iii) applies or as part of a distribution referred to in paragraph (d) of this Section 10(ii), in an aggregate amount that when combined together with (each such distribution and/or declaration that when so combined with the distributions, declarations or payments set forth in (1) and (2) below exceeds the Dividend Cap (as defined below), a “Cash Distribution”) (1) the aggregate amount of any other Cash Distributions paid during such twelve-month period (or, in the case of a Cash Distribution of the type described in (ii) above, aggregated with the amount of all Cash Distributions paid during the twelve-month period ending June 30 during which the record date for such Cash Distribution of the type described in (ii) above occurs), and in respect of which no adjustment pursuant to this paragraph (e) or paragraph (f) of this Section 10(ii) has been made, and (2) the aggregate of any cash plus the fair market value, as of the date of the expiration of each tender or exchange offer referred to in paragraph (f) of this Section 10(ii) (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent), of the consideration payable in respect of such tender or exchange offer by the Corporation or any of its subsidiaries for all or any portion of Common Stock concluded during such twelve-month period and in respect of which no adjustment pursuant to this paragraph (e) or paragraph (f) of this Section 10(ii) has been made, exceeds the product of (a) $0.08 appropriately adjusted from time to time for any stock dividends on or subdivisions or combinations of or other similar events with respect to Common Stock (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent) multiplied by (b) the number of shares of Common Stock outstanding on the date fixed for the determination of holders of Common Stock entitled to receive such Cash Distribution (such product, the “Dividend Cap”), then and in each such case, immediately after the close of business on such date fixed for determination of the stockholders entitled to receive such Cash Distribution, the Conversion Rate shall be increased so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on such date fixed for determination of the stockholders entitled to receive such Cash Distribution by a fraction (A) the numerator of which shall be equal to (i) the Current Market Price per share of Common Stock on such date fixed for such determination of the stockholders entitled to receive such Cash Distribution, (ii) plus $0.08 (iii) less an amount equal to the sum of (x) the quotient of (I) the combined amount distributed or payable in the transactions described in clauses (1) and (2) of this paragraph (e) and (II) the number of shares of Common Stock outstanding on such date fixed

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for determination of the stockholders entitled to receive such Cash Distribution, plus (y) the quotient of (I) the aggregate of any cash plus the fair market value of the consideration (determined in accordance with clause (2) of this paragraph (e) in respect of each tender or exchange offer referred to in clause (2) of this paragraph (e) and (II) the number of shares of Common Stock outstanding as of the Expiration Time (as defined in paragraph (f) of this Section 10(ii)) with respect to such tender or exchange offer, and (B) the denominator of which shall be equal to the Current Market Price per share of Common Stock on such date fixed for determination of the stockholders entitled to receive such Cash Distribution.

(f)            Tender Offers.  In case (1) a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to holders (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent) that combined together with (2) the aggregate of such payment plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution filed with the Transfer Agent), as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer by the Corporation or any subsidiary of the Corporation for all or any portion of Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to paragraph (e) of this Section 10(ii) or this paragraph (f) has been made and (3) the aggregate amount of any distributions to all Holders of the Corporation’s Common Stock made exclusively in cash within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to paragraph (e) of this Section 10(ii) or this paragraph (f) has been made, exceeds 10% of the product of the Current Market Price per share of Common Stock as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer (as it may be amended) times the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Current Market Price per share of Common Stock on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered shares) on the Expiration Time less (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the transactions described in clauses (1), (2) and (3) of this paragraph (f) (assuming in

15

the case of clause (1) the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Current Market Price per share of Common Stock as of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any tendered shares) as of the Expiration Time less the number of all shares validly tendered and not withdrawn and accepted for purchase as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”).

(g)           Reclassification.  The reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a Reorganization Event to which Section 10(iii) applies) shall be deemed to involve (1) a distribution of such securities other than Common Stock to all Holders of Common Stock (and the effective date of such reclassification shall be deemed to be the “date fixed for the determination of stockholders entitled to receive such distribution” and the “date fixed for such determination” within the meaning of paragraph (d) of this Section 10(ii) and (2) a subdivision, split or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective,” as the case may be, and “the day upon which such subdivision, split or combination becomes effective” within the meaning of paragraph (c) of this Section 10(ii).

(h)           Calculation of Adjustments.  All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share).  No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  If an adjustment is made to the Conversion Rate pursuant to paragraph (a), (b), (c), (d), (e), (f), (g), or (i) of this Section 10(ii), an adjustment shall also be made to the Average Market Price solely to determine which of clauses (a), (b) or (c) of the definition of Conversion Rate will apply on the Mandatory Conversion Date.  Such adjustment shall be made by multiplying the Average Market Price by a fraction, the numerator of which shall be the Conversion Rate immediately after such adjustment pursuant to paragraph (a), (b), (c), (d), (e), (f), (g), or (i) of this Section 10(ii) and the denominator of which shall be the Conversion Rate immediately before such adjustment; provided, that if such adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated by paragraph (a), (b), (c), (d), (e), (f), or (g) of this Section 10(ii) during the period taken into consideration for determining the Average Market Price, appropriate and customary adjustments shall be made to the Conversion Rate.

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(i)            Increase of Conversion Rate.  The Corporation may make such increases in the Conversion Rate, in addition to those required by this Section 10(ii), as it considers to be advisable in order to avoid or diminish any income tax to any Holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons.  The Corporation shall have the power to resolve any ambiguity or correct any error in this Section 10(ii) and its action in so doing, as evidenced by a resolution of the Board of Directors, shall be final and conclusive.

(j)            Notice of Adjustment.  Whenever the Conversion Rate is adjusted in accordance with Section 10(ii), the Corporation shall:  (i) forthwith compute the Conversion Rate in accordance with Section 10(ii), and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 10(ii) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware) provide a written notice to the Holders of 7.50% Preferred of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the adjusted Conversion Rate.

(iii)          In the event of:

(a)           any consolidation or merger of the Corporation with or into another person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another corporation); or

(b)           any sale, transfer, lease or conveyance to another person of the property of the Corporation as an entirety or substantially as an entirety; or

(c)           any statutory exchange of securities of the Corporation with another person (other than in connection with a merger or acquisition)

(any such event, a “Reorganization Event”) each share of 7.50% Preferred outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible solely into the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon that have a record date that is prior to the Reorganization Date) by a holder of the number of shares of Common Stock (including fractional shares for this purpose) into which such share of 7.50% Preferred (x) might have been converted immediately prior to such Reorganization Event pursuant to Section 8(i), in the case of any conversion of a share of 7.50% Preferred at the option of the

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Holder thereof, (y) would have been converted pursuant to Section 6(i) if the Mandatory Conversion Date had occurred immediately prior to such Reorganization Event, in the case of the mandatory conversion of a share of 7.50% Preferred on the Mandatory Conversion Date, or (z) might have been converted immediately prior to such Reorganization Event, in the case of a conversion at the option of the Corporation pursuant to Section 7(i), assuming in each case that such holder of such shares of Common Stock (1) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such person, a “Constituent Person”), or an Affiliate (as defined below) of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates, and (2) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-electing Share”), then for the purpose of this Section 10(iii) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares).

In the event of such a Reorganization Event, the person formed by such consolidation, merger or exchange or the person which acquires the assets of the Corporation shall execute and deliver to the Transfer Agent an agreement supplemental hereto providing that the Holder of each share of 7.50% Preferred shall have the rights provided by this Section 10(iii).  Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10.  The above provisions of this Section 10(iii) shall similarly apply to successive Reorganization Events.

11.           Definitions.

(i)            “Affiliate” has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

(ii)           The “Average Market Price” means the average of the Closing Prices (as defined below) per share of Common Stock on each of the 20 consecutive Trading Days (as defined below) ending on the third Trading Day immediately preceding (a) July 1, 2006 or, if earlier, the date immediately prior to a Reorganization Event with respect to a conversion pursuant to Section 6 or (b) the date immediately prior to a Cash Merger with respect to a conversion pursuant to Section 9.

(iii)          “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

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(iv)          The “Closing Price” of Common Stock or any securities distributed in a Spin-Off, as the case may be, on any date of determination means the closing sale price (or, if no closing price is reported the last reported sale price) per share on the New York Stock Exchange (“NYSE”) on such date or, if such security is not quoted for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed or quoted, or if such security is not so listed or quoted on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

(v)           “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

(vi)          “Current Market Price” means (a) on any day the average of the Closing Prices for the five consecutive Trading Days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring computation, (b) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the Closing Price of Common Stock on the Trading Day on which the initial public offering price of the securities being distributed in the Spin-Off is determined, and (c) in the case of any other Spin-Off, the average of the Closing Prices of Common Stock over the first 10 Trading Days after the effective date of such Spin-Off.  For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which Common Stock trades in a regular way on such exchange or in such market without the right to receive such issuance or distribution.

(vii)         “Fair Market Value” means (a) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of such securities, the initial public offering price of those securities, and (b) in the case of any other Spin-Off, the average of the Closing Prices of those securities over the first 10 Trading Days after the effective date of such Spin-Off.

(viii)        “Holder” means the person in whose name any shares of 7.50% Preferred are registered in the books and records of the Corporation.

(ix)           “Initial Public Offering” means the first time securities of the same class or type as the securities being distributed in the Spin-Off are offered to the public for cash.

(x)            “Provisional Conversion Date” means the date fixed for conversion of shares of 7.50% Preferred for shares of Common Stock pursuant to Section 7 above, or if the Corporation shall default in the cash payment of (a) an amount equal to any accrued

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and unpaid dividends on the shares of 7.50% Preferred then outstanding, whether or not declared, and (b) the present value of all remaining dividend payments on the shares of 7.50% Preferred then outstanding, through and including July 1, 2006, in connection with such conversion on such date, the date the Corporation actually makes such payment.

(xi)           “Spin-Off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Corporation.

(xii)          “Trading Day” means a day on which Common Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Common Stock.

(xiii)         “Transfer Agent” shall be the                                     unless and until a successor is selected by the Corporation, and then such successor.

(xiv)        “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Provisional Conversion Date (or, if such Statistical Release is no longer published, any publicly available source for similar market data selected by the Corporation)) most nearly equal to the then remaining term to July 1, 2006; provided, however, that if the then remaining term to July 1, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated by the Corporation to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to July 1, 2006, is less than one year, the weekly average yield on actually traded United States Treasury securities to a constant maturity of one year shall be used.

12.           Fractional Shares.  No fractional Common Stock shall be issued upon the conversion of any shares of 7.50% Preferred.  In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of 7.50% Preferred surrendered by the same Holder upon a conversion as described in Section 6, 7, 8 or 9, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (a) in the case of Section 6, the Current Market Price or (b) in the case of Sections 7(i), 8(i) or 9(i), the Closing Price of Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

13.           Miscellaneous.

(i)            Procedures for conversion of shares of 7.50% Preferred, in accordance with Sections 6, 7, 8 or 9 not held in certificated form will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through

20

participants designed to permit conversion without the physical movement of certificates.  Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

(ii)           The liquidation preference and the annual dividend rate set forth herein, each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving 7.50% Preferred.  Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(iii)          For the purposes of Section 10, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Corporation will not pay any dividend or make any distribution with respect to shares held in treasury.

(iv)          If the Corporation shall take any action affecting Common Stock, other than action described in Section 10, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders of the shares of 7.50% Preferred, then (x) the Conversion Rate, (y) the number of shares of Common Stock to be delivered on an early conversion as set forth in Sections 7, 8 or 9 may each be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(v)           The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock for the purpose of effecting conversion of 7.50% Preferred, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of 7.50% Preferred not theretofore converted.  For purposes of this Section 13(v), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of 7.50% Preferred shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(vi)          The Corporation covenants that any shares of Common Stock issued upon conversion of shares of 7.50% Preferred shall be validly issued, fully paid and non-assessable.

(vii)         The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of shares of 7.50% Preferred, prior to such delivery, upon each national securities exchange or quotation system, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

(viii)        The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of shares of 7.50% Preferred pursuant thereto; provided, however, that the Corporation shall not be required to pay any tax that may be

21

payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of 7.50% Preferred to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(ix)           This Series is not redeemable.

(x)            All shares of 7.50% Preferred shall be deemed outstanding except, from the date of registration of transfer, all shares of 7.50% Preferred held of record by the Corporation or any subsidiary of the Corporation.

(xi)           Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(xii)          This Series may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of 7.50% Preferred.

(xiii)         Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of 7.50% Preferred, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(xiv)        Except as may otherwise be required by law, the shares of 7.50% Preferred shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations.

(xv)         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(xvi)        If any of the voting powers, preferences and relative participating, optional and other special rights of 7.50% Preferred and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative

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participating, optional and other special rights of 7.50% Preferred and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of 7.50% Preferred and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of 7.50% Preferred and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of 7.50% Preferred and qualifications limitations and restrictions thereof unless so expressed herein.

(xvii)       Shares of 7.50% Preferred that have been issued and reacquired in any manner, including shares purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as 7.50% Preferred must be in compliance with the terms hereof.

(xviii)      If any certificates of shares of 7.50% Preferred shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificates of shares of 7.50% Preferred, or in lieu of and substitution for certificates of 7.50% Preferred lost, stolen or destroyed, a new certificate of 7.50% Preferred and of like tenor and representing an equivalent amount of shares of 7.50% Preferred, but only upon receipt of evidence of such loss, theft or destruction of such certificate of 7.50% Preferred and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.  The Corporation is not required to issue any certificates representing shares of 7.50% Preferred on or after the Mandatory Conversion Date.  In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver shares of Common Stock pursuant to the terms of 7.50% Preferred evidenced by the certificate.

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Exhibit C-2

CERTIFICATE OF DESIGNATIONS
OF
CLASS B COMMON STOCK
OF
[NEWCO]

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

[Newco], a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”).

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), and pursuant to a resolution of the Board of Directors dated                     , 2004, the Board of Directors hereby fixes the number, designation, relative rights, preferences and limitations of the Class B Common Stock as follows (certain capitalized terms being herein used as defined in Section 7 below):

1.             Designation and Number of Shares.  Out of the shares of Common Stock of the Corporation authorized by the Amended and Restated Certificate of Incorporation, 5,458,955 shall be, and be designated as, Class B Common Stock, $0.01 par value (“Class B Common”).  The number of authorized shares of Class B Common may be increased or decreased by further resolution adopted by the Board of Directors and by filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”) stating that such increase or decrease, as the case may be, has been so authorized.

2.             Ranking.  Class B Common shall rank, with respect to distributions upon the liquidation, winding up or dissolution of the Corporation (i) pari passu to (a) the Common Stock, par value $0.01 per share, of the Corporation (“Common Stock”); and (b) to each other class or series of stock of the Corporation, the terms of which expressly provide that the class or series will rank pari passu with Class B Common as to distributions upon the liquidation, winding up or dissolution of the Corporation; (ii) junior to (a) the 7.50% Mandatory Convertible Preferred

Shares, par value $0.01 per share, of the Corporation (“7.5% Preferred”); and (b) any other equity security, the terms of which expressly provide that such class or series will rank senior to Class B Common as to distributions upon liquidation, winding up or dissolution of the Corporation.

3.             Dividends.  The Holders of shares of Class B Common shall have no rights to receive dividends, except as expressly required by applicable law.

4.             Voting Rights.

(i)            On all matters to be voted on by the holders of Common Stock, the Holders of shares of Class B Common shall be entitled to one vote for each share thereof held of record.  On all such matters on which the holders of shares of Class B Common are so entitled to vote, the holders of Common Stock and the holders of Class B Common shall vote as a single class.  Except as expressly set forth in this Section 4(i), in Section 4(ii) or as otherwise required by the General Corporation Law, the holders of shares of Class B Common shall have no voting rights.

(ii)           So long as any shares of Class B Common is outstanding the affirmative vote or consent of the Holders of at least 66-2/3% of the outstanding shares of Class B Common will be required for any amendment, alteration or repeal of the Amended and Restated Certificate of Incorporation (or any certificate supplemental thereto, including any Certificate of Designation or any similar document relating to any series of stock) that will adversely affect the powers, preferences, privileges or rights of Class B Common.

5.             Mandatory Conversion.

(i)            Each time that a share of 7.50% Preferred is converted into one or more shares of Common Stock pursuant to the provisions of the Certificate of Designations of 7.50% Mandatory Convertible Preferred Shares of the Corporation (such Certificate of Designations, as may be amended from time to time, the “7.5% Preferred Certificate of Designation”), 1.98507454 shares of Class B Common then outstanding will automatically convert, without any further action on the part of the Corporation or the Holder thereof (subject to Section 5(i)) into a number of newly issued shares of Common Stock equal to the Class B Conversion Rate (as defined in Section 6 below).

(ii)           In the event that less than all outstanding 7.50% Preferred is converted into shares of Common Stock, the Corporation shall, within five (5) business days of such conversion, provide Cargill, Incorporated (“Cargill”) with written notification of such conversion.  Within ten (10) business days of receipt of such notice, Cargill shall provide the Corporation with written instructions identifying of the shares of Class B Common to be converted into shares of Common Stock in accordance with the Section 5(i).

(iii)          The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates, if any, representing Common Stock, and for the payment of cash in lieu of fractional shares of Common Stock, if any, in exchange for and contingent upon surrender of certificates representing the shares of Class B Common (if such shares

2

are held in certificated form).  The Corporation may defer the payment of dividends on the Common Stock issuable upon conversion of shares of Class B Common and the voting thereof until, and make such payment and voting contingent upon, the surrender of the certificates representing the shares of Class B Common, provided that the Corporation shall give the Holders of the shares of Class B Common such notice of any such actions as the Corporation deems appropriate and upon such surrender such Holders shall be entitled to receive such dividends declared and paid on such Common Stock subsequent to the date of conversion.  Amounts payable in cash in respect of the shares of Class B Common or in respect of such Common Stock shall not bear interest.  Transfer or similar taxes in connection with the issuance of Common Stock to any person other than the Holder will be paid by the Holder.

(iv)          Upon conversion of any share of Class B Common as described in this Section 5, such share of Class B Common shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate representing each share of Class B Common so converted shall, insofar as it relates to such share, cease to have any rights with respect thereto, except the right to receive the shares of Common Stock issuable upon surrender of such certificate.

6.             Definition of Conversion Rate; Anti-dilution Adjustments.

(i)            The “Class B Conversion Rate” is equal to (a) the Conversion Rate (as defined in the 7.50% Preferred Certificate of Designations applicable to the conversion of 7.50% Preferred at the time of such conversion), multiplied by (b) 1.98507454 (and in each case rounded upward or downward to the nearest 1/10,000th of a share).

(ii)           In the event of:

(a)           any consolidation or merger of the Corporation with or into another person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another corporation); or

(b)           any sale, transfer, lease or conveyance to another person of the property of the Corporation as an entirety or substantially as an entirety; or

(c)           any statutory exchange of securities of the Corporation with another person (other than in connection with a merger or acquisition)

(any such event, a “Reorganization Event”) each share of Class B Common outstanding immediately prior to such Reorganization Event shall, after such Reorganization Event, be convertible solely into the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon that have a record date that is prior to the Reorganization Date) by a holder of the number of shares of Common Stock (including fractional shares for this purpose) into which such share of Class B Common in the case of any conversion of a share of Class B Common would have been converted pursuant to

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Section 5 if the conversion date had occurred immediately prior to such Reorganization Event assuming in each case that such holder of such shares of Common Stock (1) is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such person, a “Constituent Person”), or an Affiliate (as defined below) of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates, and (2) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-electing Share”), then for the purpose of this Section 6(ii) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares).

In the event of such a Reorganization Event, the person formed by such consolidation, merger or exchange or the person which acquires the assets of the Corporation shall execute and deliver to the Transfer Agent an agreement supplemental hereto providing that the Holder of each share of Class B Common shall have the rights provided by this Section 6(ii).  Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6.  The above provisions of this Section 6(ii) shall similarly apply to successive Reorganization Events.

7.             Definitions.

(i)            “Affiliate” has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

(ii)           “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

(iii)          The “Closing Price” of the Common Stock or any other securities, as the case may be, on any date of determination means the closing sale price (or, if no closing price is reported the last reported sale price) per share on the New York Stock Exchange (“NYSE”) on such date or, if such security is not quoted for trading on NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed or quoted, or if such security is not so listed or quoted on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or, if such bid price is not available, the market

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value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

(iv)          “Holder” means the person in whose name any shares of Class B Common are registered in the books and records of the Corporation.

(v)           “Trading Day” means a day on which the Common Stock (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(vi)          “Transfer Agent” shall be the                                 unless and until a successor is selected by the Corporation, and then such successor.

8.             Fractional Shares.  No fractional Common Stock shall be issued upon the conversion of any shares of Class B Common.  In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of Class B Common surrendered by the same Holder upon a conversion as described in Section 5, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

9.             Miscellaneous.

(i)            Procedures for conversion of shares of Class B Common, in accordance with Section 5 not held in certificated form will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit conversion without the physical movement of certificates.  Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

(ii)           For the purposes of Section 6, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Corporation will not pay any dividend or make any distribution with respect to shares held in treasury.

(iii)          If the Corporation shall take any action affecting the Common Stock, other than action described in Section 6, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders of the shares of Class B Common, then (x) the Class B Conversion Rate, and (y) the number of shares of Common Stock to be delivered on conversion may each be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

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(iv)          The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock for the purpose of effecting conversion of Class B Common, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Class B Common not theretofore converted.  For purposes of this Section 9(i), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class B Common shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(v)           The Corporation covenants that any shares of Common Stock issued upon conversion of shares of Class B Common shall be validly issued, fully paid and non-assessable.

(vi)          The Corporation shall endeavor to list the shares of Common Stock required to be delivered upon conversion of shares of Class B Common, prior to such delivery, upon each national securities exchange or quotation system, if any, upon which the outstanding shares of Common Stock are listed at the time of such delivery.

(vii)         The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property on conversion of shares of Class B Common pursuant thereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of Class B Common to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(viii)        Shares of Class B Common are not redeemable.

(ix)           All shares of Class B Common shall be deemed outstanding except, from the date of registration of transfer, all shares of Class B Common held of record by the Corporation or any subsidiary of the Corporation.

(x)            Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(xi)           Shares of Class B Common may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise

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voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Class B Common.

(xii)          Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of Class B Common, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof.  Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(xiii)         Except as may otherwise be required by law, the shares of Class B Common shall not have any voting powers, preemptive or other subscription rights, preferences and relative, participating, optional or other special rights, other than those, if any, specifically set forth in this Certificate of Designations.

(xiv)        The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(xv)         If any of the voting powers, preferences and relative participating, optional and other special rights of Class B Common and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative participating, optional and other special rights of Class B Common and qualifications, limitations and restrictions thereof set forth herein that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative participating, optional and other special rights of Class B Common and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative participating, optional or other special rights of Class B Common and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative participating, optional or other special rights of Class B Common and qualifications limitations and restrictions thereof unless so expressed herein.

(xvi)        Shares of Class B Common that have been issued and reacquired in any manner, including shares purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Common Stock of the Corporation.

(xvii)       If any certificates of shares of Class B Common shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificates of shares of Class B Common, or in lieu of and substitution for certificates of Class B Common lost, stolen or destroyed, a new certificate of Class B Common and of like tenor and representing an equivalent amount of shares of Class B Common, but only upon receipt of evidence of such loss, theft or destruction of such certificate of Class B Common and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.  The Corporation is not required

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to issue any certificates representing shares of Class B Common on or after the conversion date.  In place of the delivery of a replacement certificate following the conversion date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver shares of Common Stock pursuant to the terms of Class B Common evidenced by the certificate.

(xviii)      In the event that, upon conversion of the last share of Series A Preferred outstanding into Common Stock, any share of Class B Common remains outstanding, all remaining shares of Class B Common shall be deemed automatically converted into Common Stock.

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Exhibit D

AMENDED AND RESTATED

BYLAWS

OF

[NEWCO]

                  , 2004

i

ii

AMENDED AND RESTATED
BYLAWS OF [NEWCO]
(as adopted on               , 2004)

PREAMBLE

For purposes of clarification, each provision of these Bylaws that is subject to the Investor Rights Agreement, dated January 26, 2004, between Cargill, Incorporated (“Cargill”) and the Corporation, as amended from time to time, (the “Investor Rights Agreement”), is subject to the Investor Rights Agreement only until the earlier of (i) the termination of the Standstill Period, or (ii) the termination of the Investor Rights Agreement.  The term “Standstill Period” shall have the meaning ascribed thereto in the Investor Rights Agreement.

ARTICLE I
MEETINGS OF STOCKHOLDERS

Section 1.1             Annual Meeting.  An annual meeting of the stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which date shall be within thirteen months after the organization of the Corporation or after its last annual meeting of stockholders.

Section 1.2             Special Meetings.  Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called by (a) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), (b) the Chairman of the Board, (c) the President or (d) the holders of shares entitled to cast not less than twenty percent (20%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as they shall fix.  Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice.

Section 1.3             Notice of Meetings.  Written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation of the Corporation).

When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, date, and time of the adjourned meeting shall be given in conformity herewith.  At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 1.4             Quorum.  At any meeting of the stockholders, the holders of a majority of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law or by the Certificate of Incorporation.

If a quorum shall fail to attend any meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date, or time.

If a notice of any adjourned special meeting of stockholders is sent to all stockholders entitled to vote thereat, stating that it will be held with those present constituting a quorum, then except as otherwise required by law, those present at such adjourned meeting shall constitute a quorum, and all matters shall be determined by a majority of the votes cast at such meeting.

Section 1.5             Organization.  Such person as the Board of Directors may have designated or, in the absence of such a person, the chief executive officer of the Corporation or, in his absence, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting.  The secretary of the meeting shall be such person as the chairman appoints.

Section 1.6             Conduct of Business.  The chairman of any meeting of stockholders shall determine the order of business and the rules, regulations and procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order.

Section 1.7             Notice of Stockholder Business.  At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before a meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) properly brought before the meeting by or at the direction of the Board of Directors, or (c) properly brought before an annual meeting by a stockholder and if, and only if, the notice of a special meeting provides for business to be brought before the meeting by stockholders, properly brought before the special meeting by a stockholder.  For business to be properly brought before a meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal offices of the Corporation no less than (i) in the case of an annual meeting, ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting, (provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty (30) days from the anniversary date of the preceding year’s annual meeting date, written notice by a stockholder in order to be timely must be received not later than the tenth day following the day on which the first public disclosure of the date of the annual meeting was made), and (ii) in the case of a special meeting, ten (10) days prior to date of such meeting.  A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual or special meeting (1) a brief description of the business desired to be brought before the annual or special meeting and the reasons for conducting such business at the annual or special meeting, (2) the name and address,

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as they appear on the Corporation’s books, of the stockholder proposing such business, (3) the class and number of shares of the Corporation which are beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business.  Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at an annual or special meeting except in accordance with the procedures set forth in this Section 1.7.  The chairman of an annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 1.7, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Section 1.8             Proxies and Voting.  At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each stockholder shall have one vote for every share of stock entitled to vote which is registered in his name on the record date for the meeting, except as otherwise provided herein or required by law.

All voting, including on the election of directors, and except where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or by his proxy, a stock vote shall be taken.  Every stock vote shall be taken by ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.  Every vote taken by ballots shall be counted by an inspector or inspectors appointed by the chairman of the meeting.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law or the Certificate of Incorporation or the Bylaws of this Corporation, all other matters shall be determined by a majority of the votes cast.

Section 1.9             Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his name, shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held.

The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present.  This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

ARTICLE II
BOARD OF DIRECTORS

Section 2.1             Number and Term of Office.  The number of directors shall initially be eleven (11), and, subject to the provisions of the Investor Rights Agreement, the number and

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term of office shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).  In accordance with the provisions of the Investor Rights Agreement, during the Standstill Period, four of the eleven (11) directors shall be IMC Directors (of which at least three shall qualify as Non-Associated Directors) and seven of such directors shall be designated by Cargill (of which at least three shall qualify as Non-Associated Directors).  The term “IMC Directors” shall have the meaning ascribed thereto in the Investor Rights Agreement.  The term “Non-Associated Directors” shall have the meaning set forth in Section 3.1 of these Bylaws.  Each director shall hold office until his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

Section 2.2             Vacancies and Newly Created Directorships.  Subject to the Investor Rights Agreement or the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders, in the case of a newly created directorship resulting from any increase in the authorized number of directors, or for the remainder of the term of the director he or she is replacing.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 2.3             Removal.  Subject to the Investor Rights Agreement or the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of its then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.  Subject to the Investor Rights Agreement, vacancies in the Board of Directors resulting from such removal may be filled by (i) a majority of the directors then in office, though less than a quorum, or (ii) the stockholders at a special meeting of the stockholders properly called for that purpose, by the vote of the holders of a plurality of the shares entitled to vote at such special meeting.  Directors so chosen shall hold office until the next annual meeting of stockholders.

Section 2.4             Regular Meetings.  Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors.  A notice of each regular meeting shall not be required.

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Section 2.5             Special Meetings.  Special meetings of the Board of Directors may be called by three (3) of the directors then in office, by the chairman of the board or by the chief executive officer and shall be held at such place, on such date, and at such time as they or he shall fix.  Notice of the place, date, and time of each such special meeting shall be given to each director who does not waive the right to a notice by (i) mailing written notice not less than five (5) days before the meeting, (ii) sending notice one (1) day before the meeting by an overnight courier service and two (2) days before the meeting if by overseas courier service, or (iii) by telephoning, telecopying, telegraphing or personally delivering the same not less than twenty-four (24) hours before the meeting.  Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 2.6             Quorum.  At any meeting of the Board of Directors, a majority of the total number of authorized directors shall constitute a quorum for all purposes.  If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 2.7             Participation in Meetings by Conference Communications Equipment.  Members of the Board of Directors, or of any committee of the Board of Directors, may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 2.8             Conduct of Business.  At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein, in the Investor Rights Agreement or required by law.

Section 2.9             Powers.  The Board of Directors may, except as otherwise required by law and subject to the Investor Rights Agreement, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, including, without limiting the generality of the foregoing, the unqualified power:

(a)           To declare dividends from time to time in accordance with law;

(b)           To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;

(c)           To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(d)           To remove any officer of the Corporation with or without cause, and from time to time to pass on the powers and duties of any officer upon any other person for the time being;

(e)           To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

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(f)            To adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(g)           To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and

(h)           To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

Section 2.10           Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the board shall individually or collectively consent in writing to such action.  Such written consent or consents shall be filed with the minutes of the proceedings of the board.  Such action by written consent shall have the same force and effect as a unanimous vote of such directors.

Section 2.11           Compensation of Directors.  Directors, as such, may receive, pursuant to resolution of the Board of Directors or a committee of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.

Section 2.12           Nomination of Director Candidates.  Subject to any limitations stated in the Certificate of Incorporation of this Corporation or the Investor Rights Agreement, nominations for the election of Directors may be made by the Board of Directors or a proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of Directors generally.  Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the secretary of the Corporation not less than (i), with respect to an election to be held at an annual meeting of stockholders, ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within thirty (30) days from the anniversary date of the preceding year’s annual meeting, written notice by a stockholder in order to be timely must be received not later than the tenth day following the day on which the first public disclosure of the date of the annual meeting was made), and (ii), with respect to the election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders.  Each such notice shall set forth (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) the number of shares of the Corporation entitled to vote at such meeting held by the stockholder; (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination

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or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the consent of each nominee to serve as a director of the Corporation if so elected.  The presiding officer of the meeting shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

ARTICLE III
COMMITTEES

Section 3.1             Committees of the Board of Directors.  The Board of Directors shall have four (4) standing committees, which shall be designated the Executive Committee, the Audit Committee, the Governance Committee and the Compensation Committee, and each of which shall be governed by its charter as approved by the Board of Directors and which shall comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange applicable to Board committees of such nature.  All standing committees shall be comprised of five (5) directors, to the extent practicable to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange applicable to Board committees of such nature.  In accordance with the provisions of the Investor Rights Agreement, during the Standstill Period, two (2) of such five (5) directors shall be IMC Directors and three (3) of such five (5) directors shall be designated by Cargill.  The Board of Directors, by a vote of a majority of the whole Board, may from time to time designate one or more other committees of the Board, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

The Audit Committee shall be comprised entirely of Non-Associated Directors, all of whom satisfy the applicable independence requirements of the New York Stock Exchange applicable to audit committees.  The Governance Committee shall be comprised of a majority of Non-Associated Directors.  The Chairman of the Compensation Committee, if there be such an officer, shall be a Non-Associated Director and, if required by Section 162(m) of the Internal Revenue Code of 1934, as amended, or Section 16 of the Securities Exchange Act of 1934, as amended, all other members of the Compensation Committee shall be Non-Associated Directors.  The term “Non-Associated Director” shall mean a member of the Board of Directors who would have been considered an “independent director” of each of Cargill, IMC Global Inc. and the Corporation immediately prior to                    , 2004 under (a) Section 303A.02 of the New York Stock Exchange Listed Company Manual and (b) the rules and regulations of the Securities and Exchange Commission.

Any committee so designated may exercise the power and authority of the Board of Directors to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger if the resolution which designates the committee or a supplemental resolution of the Board of Directors shall so provide.  In the absence or disqualification of any member of any committee and any alternate member in his place, the member or members of the

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committee present at the meeting and not disqualified from voting, whether or not he or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 3.2             Conduct of Business.  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein, in the Investor Rights Agreement or required by law.  Adequate provision shall be made for notice to members of all meetings; one-half of the authorized members shall constitute a quorum unless the committee shall consist of one or two members, in which event all members of the committee shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.  Action may be taken by any committee without a meeting if all members thereof consent thereto in writing.  Such written consent or consents shall be filed with the minutes of the proceedings of such committee.

ARTICLE IV
OFFICERS

Section 4.1             Generally.  The officers of the Corporation shall consist of a President, a Secretary and a Treasurer.  The Corporation may also have, at the discretion of the Board of Directors, a Chairman of the Board, one or more Vice Presidents, and such other officers as may from time to time be appointed by the Board of Directors.  Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of stockholders.  Each officer shall hold office at the pleasure of the Board, until his successor is elected and qualified or until his earlier resignation or removal.  Any number of offices may be held by the same person.

Section 4.2             Chairman of the Board.  The Chairman of the Board, if there shall be such an officer, shall, if present, preside at all meetings of the Board of Directors, and exercise and perform such other powers and duties as may be from time to time assigned to him by the Board of Directors or as provided by these Bylaws.

Section 4.3             President.  Subject to such supervisory powers, if any, as may be given by the Board of Directors to the Chairman of the Board, if there be such an officer, the President shall be the general manager and chief executive officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and other officers, employees and agents of the Corporation.  He shall preside at all meetings of the stockholders.  He shall have the general powers and duties of management usually vested in the office of president of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or by these Bylaws.  He shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized by the Board of Directors.

Section 4.4             Vice President.  In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President.  The Vice Presidents, if any, shall have such other powers and perform such other

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duties as from time to time may be prescribed for them respectively by the Board of Directors or these Bylaws.

Section 4.5             Treasurer.  The Treasurer shall keep and maintain or cause to be kept and maintained, adequate and correct financial books and records of account of the Corporation in written form or any other form capable of being converted into written form.  The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors.  He shall disburse all funds of the Corporation as may be ordered by the Board of Directors, shall render to the President and Directors, whenever they request it, an account of all of his transactions as Treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by these Bylaws.

Section 4.6             Secretary.  The Secretary shall keep, or cause to be kept, a book of minutes in written form of the proceedings of the Board of Directors, committees of the Board, and stockholders.  Such minutes shall include all waivers of notice, consents to the holding of meetings, or approvals of the minutes of meetings executed pursuant to these Bylaws or the Delaware General Corporation Law.  The Secretary shall keep, or cause to be kept at the principal executive office or at the office of the Corporation’s transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each.

The Secretary shall give or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required by these Bylaws or by law to be given, and shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or these Bylaws.

Section 4.7             Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.8             Removal.  Subject to the rights and obligations set forth in a written Employment Agreement or the Investor Rights Agreement, if any, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 4.9             Action With Respect to Securities of Other Corporations.  Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V
STOCK

Section 5.1             Certificates of Stock.  Each stockholder shall be entitled to a certificate signed by, or in the name of the Corporation by, the President or a Vice President, and the

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Secretary, an Assistant Secretary or the Treasurer, certifying the number of shares owned by him or her.  Any or all the signatures on the certificate may be facsimile.

Section 5.2             Transfers of Stock.  Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.  Except where a certificate is issued in accordance with Section 5.4 of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 5.3             Record Date.  The Board of Directors may fix a record date, which shall not be more than sixty (60) nor fewer than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for the other action hereinafter described, as of which there shall be determined the stockholders who are entitled: to notice of or to vote at any meeting of stockholders or any adjournment thereof; to express consent to corporate action in writing without a meeting; to receive payment of any dividend or other distribution or allotment of any rights; or to exercise any rights with respect to any change, conversion or exchange of stock or with respect to any other lawful action.

Section 5.4             Lost, Stolen or Destroyed Certificates.  In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.5             Regulations.  The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI
NOTICES

Section 6.1             Notices.  Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram, mailgram or commercial courier service.  Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his last known address as the same appears on the books of the Corporation.  The time when such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if hand delivered, or dispatched, if delivered through the mails or by telegram, courier or mailgram, shall be the time of the giving of the notice.

Section 6.2             Waivers.  A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent.  Neither the business nor the purpose of any meeting need be specified in such a waiver.  Attendance of a person at a meeting shall constitute a waiver of notice for such meeting, except when the person attends a meeting for the express

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purpose of objecting, and does in fact object, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

ARTICLE VII
MISCELLANEOUS

Section 7.1             Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 7.2             Corporate Seal.  The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary.  If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or other officer designated by the Board of Directors.

Section 7.3             Reliance Upon Books, Reports and Records.  Each director, each member of any committee designated by the Board of Directors, and each officer of the Corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser.

Section 7.4             Fiscal Year.  The fiscal year of the Corporation shall begin on the first day of January and end on the last day of December.

Section 7.5             Time Periods.  In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 7.6             Transactions With Interested Parties.  No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors at which the contract or transaction is authorized or solely because any such director’s or officer’s votes are counted for such purpose if (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and (b) the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum.  Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.  Notwithstanding the foregoing, during the Standstill Period, any contract or transaction between the Corporation and Cargill or the subsidiaries of Cargill (other than the Corporation and the Corporation’s subsidiaries) shall be

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subject to the approval of the IMC Directors who are Non-Associated Directors to the extent required by the Investor Rights Agreement.

ARTICLE VIII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.1             Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 8.2, the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such Proceeding in advance of its final disposition to the extent not prohibited by the Sarbanes-Oxley Act of 2002; provided, however, that, if required by the General Corporation Law of Delaware, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Section or otherwise.

Any indemnification as provided herein (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of a director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the General Corporation Law of Delaware.  Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

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Section 8.2             Right of Claimant to Bring Suit.  If a claim under Section 8.1 is not paid in full by the Corporation within ninety (90) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the Corporation to indemnify the claimant for the amount claimed.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

Section 8.3             Indemnification of Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of related expenses to the extent not prohibited by the Sarbanes-Oxley Act of 2002, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

Section 8.4             Non-Exclusivity of Rights.  The rights conferred on any person by Sections 8.1, 8.2 and 8.3 shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provisions of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.5             Indemnification Contracts.  The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to those provided for in this Article VIII.

Section 8.6             Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under Delaware General Corporation Law.

Section 8.7             Effect of Amendment.  Any amendment, repeal or modification of any provision of this Article VIII by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

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Section 8.8             Savings Clause.  If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee and agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE IX
AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend, alter or repeal Bylaws of the Corporation, subject to the right of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation; provided, however, that the Board of Directors may make no such adoption, amendment, alteration or repeal that is inconsistent with the provisions of the Investor Rights Agreement.  Subject to the provisions of the Investor Rights Agreement, any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board).  Without limitation of the provisions of the Investor Rights Agreement, the stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation.

[The remainder of this page deliberately left blank]

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Exhibit E

IMC AFFILIATE LETTER

                                , 2004

[Newco]

Ladies and Gentlemen:

Reference is made to the terms of the Agreement and Plan of Merger and Contribution dated as of January 26, 2004 (the “Agreement”), by and among IMC Global Inc., a Delaware corporation (“IMC”), Global Nutrition Solutions, Inc., a Delaware corporation (“Newco”), GNS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), Cargill, Incorporated, a Delaware corporation, and Cargill Fertilizer, Inc., a Delaware corporation, pursuant to which, among other things, Merger Sub would be merged (the “Merger”) with and into IMC and each outstanding share of common stock, par value $1.00 per share, of IMC (“IMC Common Stock”) would be converted into the right to receive common stock, par value $0.01 per share, of Newco (“Newco Common Stock”), and each outstanding share of preferred stock, par value $1.00 per share, of IMC (“IMC Preferred Stock”, and together with IMC Common Stock, “IMC Stock”) would be converted into the right to receive preferred stock, par value $0.01 per share, of Newco (“Newco Preferred Stock”, and together with Newco Common Stock, “Newco Stock”).  I understand that as a result of the Merger and the other transactions contemplated by the Agreement, I may receive shares of Newco Stock in exchange for my shares of IMC Stock.  I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of IMC, as that term is defined by the Securities and Exchange Commission (the “SEC”) for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the foregoing, I hereby represent, warrant and covenant to Newco that:

1.             All shares of IMC Stock owned by me on the date hereof shall be subject to the provisions of this letter agreement, and all shares of IMC Stock acquired by me subsequent to the date hereof shall be subject to the provisions of this letter agreement as if held by me as of the date hereof.

2.             I will not sell, transfer or otherwise dispose of any of the shares of Newco Stock that I receive in exchange for IMC Securities in the Merger in violation of the Securities Act or any rules or regulations promulgated thereunder.

3.             I understand that Newco will issue stop transfer instructions to its transfer agent with respect to Newco Stock I receive in exchange for IMC Securities in the Merger and that a restrictive legend will be placed on the certificates for the Newco Stock issued to me, which legend will be in substantially the following form:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), applies and may not be sold or otherwise disposed of unless the proposed sale of disposition is either registered under the Securities Act pursuant to a registration statement in effect at the time or can be made in compliance with Rule 145 or without registration in reliance on another exemption from the registration requirements of the Securities Act.  The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement dated                                , 2004, between the holder and Newco.”

In connection with any sale or other transfer of Newco Stock acquired in the Merger, the undersigned agrees to provide to Newco (i) satisfactory written evidence that such Newco Stock has been sold in compliance with Rule 145 (in which case, a substitute certificate will be issued in the name of the transferee free of the restrictive legend referred to above), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Newco, to the effect that (A) such Newco Stock has been sold in reliance on another exemption from the registration requirements of the Securities Act or (B) public sale of such Newco Stock by the holder thereof is no longer subject to Rule 145.

4.             I understand that the representations, warranties and covenants by me set forth herein will be relied upon by Newco, IMC and their respective affiliates and counsel.  I have carefully read this letter agreement and the Agreement and have discussed their requirements and the limitations on my ability to offer to sell, transfer or dispose of Newco Stock, to the extent I felt necessary, with my counsel or counsel for IMC.

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Execution of this letter agreement shall not be considered an admission on my part that I am an affiliate of IMC as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.  This letter agreement shall terminate and be of no further force or effect if the Agreement is terminated pursuant to the terms thereof.

Sincerely,

Agreed and accepted this         day of                    , 2004 by

[Newco]

By
Its

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Exhibit F

OFFICERS’ CERTIFICATE

CARGILL, INCORPORATED

CARGILL FERTILIZER, INC.

GLOBAL NUTRITION SOLUTIONS, INC.

AND

GNS ACQUISITION CORPORATION

[dated the Effective Date]

Fried, Frank, Harris, Shriver & Jacobson LLP

1001 Pennsylvania Avenue, N.W.

Washington, DC  20004

Sidley Austin Brown & Wood LLP

Bank One Plaza
10 South Dearborn Street
Chicago, Illinois  60603

Ladies and Gentlemen:

In connection with the opinions (the “Opinions”) to be delivered pursuant to Sections 10.02(d) and 10.03(d) of the Agreement and Plan of Merger and Contribution (the “Agreement”),* dated as of January 26, 2004, among IMC Global Inc., a Delaware corporation (“IMC”), Global Nutrition Solutions, Inc., a Delaware corporation (“Newco”), GNS Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub”), Cargill, Incorporated, a Delaware corporation (“Cargill”) and Cargill Fertilizer, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cargill (“CFI”), and recognizing that the Opinions may not accurately describe the consequences of the Contribution and the Merger (each as defined below), as applicable, if any of the following representations are not accurate in all respects, the undersigned officers of the Cargill Contributing Corporations (as defined below), Newco and Merger Sub hereby (i) certify and represent, after due inquiry and investigation that and to the extent the following representations relate to IMC or any person related to IMC (within the meaning of Treas. Reg. § 1.368-1(e)(3)), the undersigned officers of the Cargill Contributing Corporations, Newco and Merger Sub have no reason to believe such representations are not true, and (ii) further certify and represent, after due inquiry and investigation (this letter being hereinafter referred to in its entirety as the “Cargill Officers’ Certificate”), that:

1.             As part of a single unified transaction, (i) on the Effective Date and immediately

*                                            References to the Agreement contained in this Cargill Officers’ Certificate include, unless the context otherwise requires, each document attached as an exhibit or annex.  All defined terms used herein and not otherwise defined, other than the term “knowledge”, have the meaning ascribed to them in the Agreement.

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prior to the Effective Time, Cargill, CFI and/or one or more of Cargill’s other Subsidiaries (such other Subsidiaries, plus Cargill and CFI, are collectively referred to as the “Cargill Contributing Corporations”) shall contribute all of the outstanding equity interests in the Contributed Subsidiaries and the equity interests owned by the Cargill Contributing Corporations in the Cargill Fertilizer Joint Ventures (to the extent not owned by the Contributed Subsidiaries)  to Newco (the “Contribution”) and (ii) at the Effective Time, Merger Sub will be merged with and into IMC in accordance with the Agreement and the separate existence of Merger Sub shall cease, with IMC as the surviving corporation (the “Merger”).  Upon completion of the Contribution and the Merger, IMC and each of the Contributed Subsidiaries will be a direct, wholly owned subsidiary of Newco.

2.             The Cargill Contributing Corporations and Newco will effect the Contribution, and Newco, IMC and Merger Sub will effect the Merger, for good and valid business reasons.

3.             IMC Common Stock and IMC Preferred Stock (collectively, “IMC Stock”) are, as of the date hereof, and will be prior to and at the Effective Time, the only issued and outstanding equity interests of IMC.  Since the date of the Agreement, IMC has not issued any additional shares of IMC Stock or any other equity interests.  Other than IMC Common Stock and IMC Preferred Stock, IMC has no other instruments outstanding that could be considered equity for tax purposes.

4.             The number of shares of Newco Common Stock to be exchanged for shares of IMC Common Stock in the Merger was determined through arm’s length negotiations between the managements of Cargill, CFI , Newco and IMC.  Each share of IMC Common Stock will be exchanged for one share of Newco Common Stock in the Merger.  The fair market value of the Newco Common Stock to be received in the Merger by each holder of shares of IMC Common Stock will be, at the Effective Time, approximately equal to the fair market value of the IMC Common Stock surrendered in exchange therefor.  In connection with the Merger, no holder of shares of IMC Common Stock will receive in exchange for such shares, directly or indirectly, any consideration other than shares of Newco Common Stock.

5.             The number of shares of Newco Preferred Stock to be exchanged for shares of IMC Preferred Stock in the Merger was determined through arm’s length negotiations between the managements of Cargill, CFI, Newco and IMC.  Each share of IMC Preferred Stock will be exchanged for one share of Newco Preferred Stock in the Merger. The fair market value of the Newco Preferred Stock to be received in the Merger by each holder of shares of IMC Preferred Stock will be, at the Effective Time, approximately equal to the fair market value of the IMC Preferred Stock surrendered in exchange therefor.  In connection with the Merger, no holder of shares of IMC Preferred Stock will receive in exchange for such shares, directly or indirectly, any consideration other than shares of Newco Preferred Stock.

6.             Prior to and in connection with the Merger, neither IMC nor any person related to IMC (within the meaning of Treas. Reg. § 1.368-1(e)(3)) has redeemed, purchased, exchanged or otherwise acquired or will redeem, purchase, exchange or otherwise acquire, directly or

2

indirectly, any IMC Stock and IMC has not made, and will not make, any distribution with respect to IMC Stock in contemplation or as part of the Merger, excluding for purposes of this Paragraph 6 (i) IMC Common Stock acquired in the ordinary course of business in connection with employee incentive and benefit programs, and (ii) regular, normal dividends.  For purposes of this Paragraph 6, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

7.             Neither Newco nor any person related to Newco (within the meaning of Treas. Reg. §  1.368-1(e)(3)), has redeemed, purchased, exchanged or otherwise acquired or will redeem, purchase, exchange or otherwise acquire, directly or indirectly, any shares of IMC Common Stock for any consideration other than shares of Newco Common Stock.  Neither Newco nor any person related to Newco (within the meaning of Treas. Reg. §  1.368-1(e)(3)), has redeemed, purchased, exchanged or otherwise acquired or will redeem, purchase, exchange or otherwise acquire, directly or indirectly, any shares of IMC Preferred Stock for any consideration other than shares of Newco Preferred Stock.  Newco will not redeem, purchase, exchange or otherwise acquire, directly or indirectly through a related person (within the meaning of Treas. Reg. § 1.368-1(e)(3), any shares of Newco Common Stock or Newco Preferred Stock to be received by holders of shares of IMC Stock pursuant to the Agreement.  Newco will not redeem, purchase, exchange or otherwise acquire, directly or indirectly through a related person (within the meaning of Treas. Reg. § 1.368-1(e)(3)), any shares of Newco Common Stock or Newco Class B Common Stock issued to the Cargill Contributing Corporations in exchange for the Contributed Subsidiaries transferred to Newco in the Contribution.  For purposes of this Paragraph 7, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

8.             At the Effective Time, IMC will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Effective Time.  Following the Effective Time, IMC will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Merger Sub’s net assets and at least 70% of the fair market value of Merger Sub’s gross assets held immediately prior to the Effective Time.  For purposes of this Paragraph 8, assets of IMC and Merger Sub held immediately prior to the Effective Time include, as the case may be, amounts used by IMC or Merger Sub to pay reorganization expenses and all payments, redemptions and distributions (except for regular, normal dividends) made as part of any overall plan of which the Merger is part.  Without limiting the foregoing, in the last two years, there has been no share repurchase or share buy-back program, no spin-off or other irregular distribution by IMC, and, other than in the ordinary course of business or pursuant to a refinancing, no significant debt repayment by IMC.

9.             Merger Sub has been newly formed solely in order to consummate the Merger, and at no time (i) has Merger Sub had any assets, other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by IMC following the Merger, or (ii) has or

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will Merger Sub conduct any business activities or other operations of any kind other than the issuance of its stock to Newco prior to the Effective Time.  Merger Sub is, and always has been, wholly and directly owned by Newco.  Immediately prior to and at the Effective Time, Newco will be in “control” of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

10.           Immediately following the Effective Time, Newco will be in “control” of IMC within the meaning of Section 368(c) of the Code.  At the Effective Time, IMC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire IMC Stock that, if exercised or converted, would affect Newco’s acquisition or retention of “control” of IMC within the meaning of Section 368(c) of the Code.  IMC has no plan or intention to issue, and Newco has no plan or intention to cause IMC to issue, additional shares of stock of IMC (or equity equivalents, or securities, options, warrants or instruments giving the holder thereof the right to acquire stock of IMC or equity equivalents ) following the Effective Time that would (or if exercised would), or any plan or intention to take any action that could, result in Newco losing “control” of IMC within the meaning of Section 368(c) of the Code following the Effective Time.

11.           Neither Newco nor any corporation affiliated with Newco has any plan or intention to liquidate IMC, to cause IMC to merge with and into another corporation or other entity, to sell, exchange, transfer or otherwise dispose of any shares of stock of IMC or to cause IMC to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Sub in the Merger, except, in each case, for dispositions made in the ordinary course of business or transfers of assets or stock described in Treas. Reg. § 1.368-2(k)(2).

12.           IMC will not assume any liabilities of Merger Sub in the Merger and will not acquire any assets of Merger Sub subject to liabilities in the Merger.

13.           Immediately prior to the Effective Time, IMC will be carrying on IMC’s historic business or using a significant portion of IMC’s historic business assets in a business (within the meaning of Treas. Reg. § 1.368-1(d)) and no assets of IMC have been acquired, sold, transferred, or otherwise disposed of which would prevent Newco and/or members of Newco’s “qualified group” (within the meaning of Treas. Reg. § 1.368-1(d)(4)(ii)) from continuing the historic business of IMC or from using a significant portion of IMC’s historic business assets in a business (within the meaning of Treas. Reg. § 1.368-1(d)) following the Merger, and, following the Merger, IMC will continue its historic business or use a significant portion of its historic business assets in a business.

14.           There is no intercorporate indebtedness existing between Cargill, CFI or the Cargill Contributing Corporations (or their respective subsidiaries) and IMC (or its subsidiaries), between Newco (or its subsidiaries) and IMC (or its subsidiaries) or between Merger Sub and IMC (or its subsidiaries) that was issued, acquired or was or will be settled at a discount.

15.           All shares of Newco Common Stock and Newco Preferred Stock into which shares of IMC Stock will be converted pursuant to the Merger will be newly issued and will be

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issued by Newco directly to record holders of shares of IMC Stock pursuant to the Merger.

16.           In the Merger, shares of IMC Common Stock will be exchanged solely for shares of Newco Common Stock and shares of IMC Preferred Stock will be exchanged solely for shares of Newco Preferred Stock.  Each share of Newco Preferred Stock, Newco Common Stock and Newco Class B Common Stock issued in the Merger and the Contribution will be entitled to one vote on all matters on which shareholders generally vote, including for the election of directors.  No shares or other securities of IMC will be issued to the holders of shares of IMC Stock pursuant to the Merger.

17.           In the Merger, each issued and outstanding share of common stock of Merger Sub shall be converted into and become that number of shares of common stock and that number of shares of preferred stock of the Surviving Corporation equal to the number of shares of IMC Common Stock and the number of shares of IMC Preferred Stock, respectively, as existed immediately prior to the Effective Time, with the same rights, power and privileges as the shares of IMC Common Stock and IMC Preferred Stock, respectively, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

18.           Newco will not assume any liabilities of holders of shares of IMC Stock in connection with the Merger, nor will any of the IMC Stock acquired by Newco in the Merger be subject to liabilities.

19.           Neither Newco nor any person related to Newco (within the meaning of Treas. Reg. § 1.368-1(e)(3)) will own, at the Effective Time, nor has Newco or any person related to Newco owned during the five-year period ending at the Effective Time, any shares of any class of stock of IMC or any securities of IMC or any instrument giving the holder the right to acquire any such stock or securities.

20.           None of the Cargill Contributing Corporations, Newco, Merger Sub or IMC is an investment company as defined in Section 368(a)(2)(F) of the Code.

21.           At the Effective Time, the fair market value of the assets of IMC will exceed the sum of the liabilities of IMC, plus the amount of liabilities, if any, to which the assets are subject.  The liabilities of IMC have been incurred by IMC in the ordinary course of its business.

22.           None of the Cargill Contributing Corporations, Newco, Merger Sub or IMC is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code, and the Newco Common Stock and Newco Class B Common Stock received by the Cargill Contributing Corporations in exchange for the assets transferred in the Contribution will not be used to satisfy the indebtedness of any debtor.  [Except for holders of IMC Stock holding, in the aggregate, less than [one] percent of the issued and outstanding shares

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of IMC Stock,](1) To the actual knowledge of the management of IMC, no holder of shares of IMC Stock is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code, and the Newco Common Stock and Newco Preferred Stock received in exchange for IMC Stock will not be used to satisfy the indebtedness of any such IMC shareholder.

23.           No holders of shares of IMC Common Stock or IMC Preferred Stock have dissenters’ rights with respect to the Merger under applicable laws.

24.           None of the compensation received or to be received by any holder of shares of IMC Stock who is an employee or independent contractor of IMC or any affiliate of IMC at the Effective Time is or will be separate consideration for, or allocable to, any of such person’s shares of IMC Stock to be surrendered in the Merger.  None of the shares of Newco Common Stock or Newco Preferred Stock to be received by any holder of shares of IMC Stock who is an employee or independent contractor of IMC or any affiliate of IMC at the Effective Time pursuant to the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement.  Any compensation paid or to be paid to any holder of shares of IMC Stock who is an employee or independent contractor of IMC who will be an employee of or will perform advisory services for Newco, IMC, or any affiliate thereof after the Merger, will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

25.           At the Effective Time, there will be no accrued but unpaid dividends on any IMC Stock (except for regular, normal dividends).

26.           The Agreement and the documents described in the Agreement represent the entire understanding between or among (i) Cargill, CFI and their subsidiaries, (ii) Newco and its subsidiaries and (iii) IMC and its subsidiaries and, to the best knowledge of the managements of the Cargill Contributing Corporations, Newco, Merger Sub and IMC, between or among such entities and the affiliates and holders of shares of Newco stock and IMC Stock with respect to the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to therein.

27.           The Merger will be effected immediately after, and will be dependent upon, the Contributing Subsidiaries effecting the Contribution.  The Merger and the Contribution will be carried out strictly in accordance with the Agreement and as described in the Proxy Statement/Prospectus of Newco, dated [date], relating to the Contribution and Merger, and none of the material terms and conditions therein have been or will be waived or modified.

28.           Each of Cargill, CFI, the Cargill Contributing Corporations, Newco, Merger Sub,

(1)                                  The bracketed language to be included only if IMC obtains actual knowledge that it cannot give the representation without the qualification.

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IMC and the holders of shares of IMC Stock will pay its or their own expenses, if any, incurred in connection with the Merger, the Contribution and related transactions, and none of Cargill, CFI, the Cargill Contributing Corporations, Newco, Merger Sub or IMC has agreed to assume, nor will they, directly or indirectly, assume, any expense or other liability, whether fixed or contingent, of any holder of shares of IMC Stock, except that Cargill and IMC shall bear and pay 66.5% and 33.5%, respectively, of (a) the filing fees for the pre-merger notification and report forms under the HSR Act and all applicable filings under foreign competition, merger control or antitrust Laws, (b) the SEC filing fee for the Form S-4 and Proxy Statement and fees for the printing and mailing of the Form S-4 and Proxy Statement, and (c) all other expenses incurred by Newco to Third Parties in connection with the Agreement and the transactions contemplated by the Agreement. IMC will pay all transfer taxes attributable to the Merger out of IMC’s own funds (and not out of funds provided, directly or indirectly, by Newco).

29.           In connection with the Contribution, no shares of stock or securities of Newco will be issued for services rendered to or for the benefit of Newco.

30.           The Cargill Contributing Corporations will not retain any rights in the Contributed Subsidiaries transferred to Newco in the Contribution.  Holders of shares of IMC Stock will not retain any rights in the IMC Stock exchanged for Newco Common Stock and Newco Preferred Stock.

31.           The adjusted basis and the fair market value of the Contributed Subsidiaries transferred to Newco in the Contribution will, in each instance, be equal to or exceed the sum of the liabilities to be assumed by Newco plus any liabilities to which the transferred assets are subject.

32.           The liabilities of the Cargill Contributing Corporations to be assumed by Newco were incurred in the ordinary course of business and are associated with the Contributed Subsidiaries transferred to Newco in the Contribution.  The IMC Stock that is exchanged in the Merger is not subject to any liabilities that are being assumed by Newco.

33.           The Contribution and the Merger will create no indebtedness in favor of the Cargill Contributing Corporations or the holders of shares of IMC Stock.

34.           No Newco Common Stock, Newco Class B Common Stock or Newco Preferred Stock will be placed in escrow or will be issued under a contingent stock arrangement.

35.           In exchange for the Contributed Subsidiaries transferred to Newco in the Contribution, the Cargill Contributing Corporations will receive solely shares of Newco Common Stock and Newco Class B Common Stock; such stock of Newco will be approximately equal to the fair market value of the Contributed Subsidiaries transferred to Newco in the Contribution.

36.           Newco intends to use the assets of the Contributed Subsidiaries in a trade or business conducted directly or indirectly by Newco, and there is no plan or intention by Newco

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to dispose of the assets of the Contributed Subsidiaries transferred to it in the Contribution.

37.           Immediately after the Contribution and Merger, (i) the holders of shares of IMC Stock who exchange their shares of IMC Stock for shares of Newco Common Stock and Newco Preferred Stock in the Merger and (ii) the Cargill Contributing Corporations (collectively, the “Transferors”) will be in “control” of Newco within the meaning of Section 368(c) of the Code.  Newco has no plan or intention to issue additional shares of Newco Common Stock, Newco Class B Common Stock, Newco Preferred Stock or other class of stock of Newco that would cause the Transferors not to be in “control” of Newco within the meaning of Section 368(c) of the Code.

38.           The Cargill Contributing Corporations have no plan or intent to dispose of any of the shares of Newco Common Stock or Newco Class B Common Stock issued to the Cargill Contributing Corporations in the Contribution.  [Except for holders of IMC Stock holding, in the aggregate, less than [one] percent of the issued and outstanding shares of IMC Stock,](2) To the actual knowledge of the managements of the Cargill Contributing Corporations, Newco, Merger Sub and IMC, holders of shares of IMC Stock have no plan or intent to dispose of any of the shares of Newco Preferred Stock or Newco Common Stock issued to such holders pursuant to the Merger.

39.           IMC has not been a distributing corporation or a controlled corporation in a transaction to which Section 355 of the Code applies that is part of a plan (or series or related transaction) that includes the Merger.

40.           Newco will not be an “investment company” within the meaning of Section 351(e)(1) of the Code and Treasury Regulation § 1.351-1(c)(1)(ii).

41.           Newco will not be a “personal services corporation” within the meaning of Section 269A of the Code.

42.           Newco will remain in existence following the Contribution and the Merger.  None of the Cargill Contributing Corporations or Newco have any plan or intention to liquidate or dissolve Newco, or to merge Newco with another entity.

43.           None of Cargill, CFI, the Cargill Contributing Corporations, Newco, Merger Sub or IMC will take any position on any federal, state, or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with any of the foregoing representations or the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the Contribution and the Merger, when taken together, as an exchange

(2)                                  The bracketed language to be included only if one or more of the Cargill Contributing Corporations, Newco, Merger Sub and IMC obtains actual knowledge that it cannot give the representation without the qualification.

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described in Section 351(a) of the Code, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by an analogous determination under applicable state or local law.  IMC will satisfy the information reporting requirements of Treas. Reg. § 1.368-3 with respect to the Merger, and each of the Cargill Contributing Corporations will satisfy the information reporting requirements of Treas. Reg. § 1.351-3 with respect to the Contribution.

44.           The undersigned officers of the Cargill Contributing Corporations, Newco and Merger Sub have reviewed the IMC Officer’s Certificate and have no reason to believe that the representations contained therein are not true, correct and complete in all respects as of the date hereof and have no reason to believe that the representations contained therein will not be true, correct and complete in all respects as of the Effective Time.

45.           As to the Cargill Contributing Corporations, Newco and Merger Sub, the facts relating to the Contribution and the Merger, as described in the Proxy Statement, are true, correct and complete in all respects as of the date hereof, and will remain true as of the Effective Time.

46.           As to IMC or any person related to IMC (within the meaning of Treas. Reg. §  1.368-1(e)(3), the Cargill Contributing Corporations, Newco and Merger Sub have no reason to believe that the facts relating to the Contribution and the Merger, as described in the Proxy Statement, are not true, correct and complete in all respects as of the date hereof, and have no reason to believe that such facts will not remain true, correct and complete as of the Effective Time.

47.           The undersigned officers of the Cargill Contributing Corporations, Newco and Merger Sub are authorized to make all representations set forth herein on behalf of the Cargill Contributing Corporations, Newco and Merger Sub.

We understand that Fried, Frank, Harris, Shriver & Jacobson LLP and Sidley Austin Brown & Wood LLP will rely, without further inquiry, on this Cargill Officers’ Certificate in rendering their opinions as to certain United States federal income tax consequences of the Contribution or the Merger, as applicable, and each of the undersigned will promptly and timely inform them if, after signing this Cargill Officers’ Certificate, any of such undersigned has reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this Cargill Officers’ Certificate are or have become untrue, incorrect or incomplete in any respect.

We understand that (i) the Opinions will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Agreement and the various other documents related thereto, and (ii) the Opinions will be subject to certain limitations and qualifications and may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.  We further understand that the Opinions will not address any tax consequences of the Contribution or the Merger or any action taken in connection therewith except as expressly set forth in each such Opinion.

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IN WITNESS WHEREOF, We have, each on behalf of the Cargill Contributing Corporations, Newco, and Merger Sub, respectively, signed this Cargill Officers’ Certificate this          day of [date].

CARGILL, INCORPORATED

By:

Title:

CARGILL FERTILIZER, INC.

By:

Title:

[CARGILL CONTRIBUTING CORPORATIONS

By:

Title: ]

GLOBAL NUTRITION SOLUTIONS, INC.

By:

Title:

GNS ACQUISITION CORP.

By:

Title:

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Exhibit G

OFFICER’S CERTIFICATE

IMC GLOBAL INC.

[dated the Effective Date]

Fried, Frank, Harris, Shriver & Jacobson LLP

1001 Pennsylvania Avenue, N.W.

Washington, DC  20004

Sidley Austin Brown & Wood LLP

Bank One Plaza
10 South Dearborn Street
Chicago, Illinois  60603

Ladies and Gentlemen:

In connection with the opinions (the “Opinions”) to be delivered pursuant to Sections 10.02(d) and 10.03(d) of the Agreement and Plan of Merger and Contribution (the “Agreement”),* dated as of January 26, 2004, among IMC Global Inc., a Delaware corporation (“IMC”), Global Nutrition Solutions, Inc., a Delaware corporation (“Newco”), GNS Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Newco (“Merger Sub”), Cargill, Incorporated, a Delaware corporation (“Cargill”) and Cargill Fertilizer, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cargill (“CFI”), and recognizing that the Opinions may not accurately describe the consequences of the Contribution and the Merger (each as defined below), as applicable, if any of the following representations are not accurate in all respects, the undersigned officer of IMC hereby (i) certifies and represents, after due inquiry and investigation that and to the extent the following representations relate to the Cargill Contributing Corporations (as defined below), Newco or Merger Sub or any person related to the Cargill Contributing Corporations, Newco or Merger Sub (within the meaning of Treas. Reg. § 1.368-1(e)(3)), the undersigned officer of IMC has no reason to believe such representations are not true, and (ii) further certifies and represents, after due inquiry and investigation (this letter being hereinafter referred to in its entirety as the “IMC Officer’s Certificate”), that:

1.             As part of a single unified transaction, (i) on the Effective Date and immediately prior to the Effective Time, Cargill, CFI and/or one or more of Cargill’s other Subsidiaries (such other Subsidiaries, plus Cargill and CFI, are collectively referred to as the “Cargill Contributing Corporations”) shall contribute all of the outstanding equity interests in the Contributed Subsidiaries and the equity interests owned by the Cargill Contributing Corporations in the

*                                            References to the Agreement contained in this IMC Officer’s Certificate include, unless the context otherwise requires, each document attached as an exhibit or annex.  All defined terms used herein and not otherwise defined, other than the term “knowledge”, have the meaning ascribed to them in the Agreement.

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Cargill Fertilizer Joint Ventures (to the extent not owned by the Contributed Subsidiaries) to Newco (the “Contribution”) and (ii) at the Effective Time, Merger Sub will be merged with and into IMC in accordance with the Agreement and the separate existence of Merger Sub shall cease, with IMC as the surviving corporation (the “Merger”).  Upon completion of the Contribution and the Merger, IMC and each of the Contributed Subsidiaries will be a direct, wholly owned subsidiary of Newco.

2.             The Cargill Contributing Corporations and Newco will effect the Contribution, and Newco, IMC and Merger Sub will effect the Merger, for good and valid business reasons.

3.             IMC Common Stock and IMC Preferred Stock (collectively, “IMC Stock”) are, as of the date hereof, and will be prior to and at the Effective Time, the only issued and outstanding equity interests of IMC.  Since the date of the Agreement, IMC has not issued any additional shares of IMC Stock or any other equity interests.  Other than IMC Common Stock and IMC Preferred Stock, IMC has no other instruments outstanding that could be considered equity for tax purposes.

4.             The number of shares of Newco Common Stock to be exchanged for shares of IMC Common Stock in the Merger was determined through arm’s length negotiations between the managements of Cargill, CFI, Newco and IMC.  Each share of IMC Common Stock will be exchanged for one share of Newco Common Stock in the Merger.  The fair market value of the Newco Common Stock to be received in the Merger by each holder of shares of IMC Common Stock will be, at the Effective Time, approximately equal to the fair market value of the IMC Common Stock surrendered in exchange therefor.  In connection with the Merger, no holder of shares of IMC Common Stock will receive in exchange for such shares, directly or indirectly, any consideration other than shares of Newco Common Stock.

5.             The number of shares of Newco Preferred Stock to be exchanged for shares of IMC Preferred Stock in the Merger was determined through arm’s length negotiations between the managements of Cargill, CFI, Newco and IMC.  Each share of IMC Preferred Stock will be exchanged for one share of Newco Preferred Stock in the Merger. The fair market value of the Newco Preferred Stock to be received in the Merger by each holder of shares of IMC Preferred Stock will be, at the Effective Time, approximately equal to the fair market value of the IMC Preferred Stock surrendered in exchange therefor.  In connection with the Merger, no holder of shares of IMC Preferred Stock will receive in exchange for such shares, directly or indirectly, any consideration other than shares of Newco Preferred Stock.

6.             Prior to and in connection with the Merger, neither IMC nor any person related to IMC (within the meaning of Treas. Reg. § 1.368-1(e)(3)) has redeemed, purchased, exchanged or otherwise acquired or will redeem, purchase, exchange or otherwise acquire, directly or indirectly, any IMC Stock and IMC has not made, and will not make, any distribution with respect to IMC Stock in contemplation or as part of the Merger, excluding for purposes of this Paragraph 6 (i) IMC Common Stock acquired in the ordinary course of business in connection with employee incentive and benefit programs, and (ii) regular, normal dividends.  For purposes of this Paragraph 6, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s

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interest in the partnership.

7.             Neither Newco nor any person related to Newco (within the meaning of Treas. Reg. §  1.368-1(e)(3)), has redeemed, purchased, exchanged or otherwise acquired or will redeem, purchase, exchange or otherwise acquire, directly or indirectly, any shares of IMC Common Stock for any consideration other than shares of Newco Common Stock.  Neither Newco nor any person related to Newco (within the meaning of Treas. Reg. §  1.368-1(e)(3)), has redeemed, purchased, exchanged or otherwise acquired or will redeem, purchase, exchange or otherwise acquire, directly or indirectly, any shares of IMC Preferred Stock for any consideration other than shares of Newco Preferred Stock.  Newco will not redeem, purchase, exchange or otherwise acquire, directly or indirectly through a related person (within the meaning of Treas. Reg. § 1.368-1(e)(3), any shares of Newco Common Stock or Newco Preferred Stock to be received by holders of shares of IMC Stock pursuant to the Agreement.  Newco will not redeem, purchase, exchange or otherwise acquire, directly or indirectly through a related person (within the meaning of Treas. Reg. § 1.368-1(e)(3)), any shares of Newco Common Stock or Newco Class B Common Stock issued to the Cargill Contributing Corporations in exchange for the Contributed Subsidiaries transferred to Newco in the Contribution.  For purposes of this Paragraph 7, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

8.             At the Effective Time, IMC will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Effective Time.  Following the Effective Time, IMC will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Merger Sub’s net assets and at least 70% of the fair market value of Merger Sub’s gross assets held immediately prior to the Effective Time.  For purposes of this Paragraph 8, assets of IMC and Merger Sub held immediately prior to the Effective Time include, as the case may be, amounts used by IMC or Merger Sub to pay reorganization expenses and all payments, redemptions and distributions (except for regular, normal dividends) made as part of any overall plan of which the Merger is part.  Without limiting the foregoing, in the last two years, there has been no share repurchase or share buy-back program, no spin-off or other irregular distribution by IMC, and, other than in the ordinary course of business or pursuant to a refinancing, no significant debt repayment by IMC.

9.             Merger Sub has been newly formed solely in order to consummate the Merger, and at no time (i) has Merger Sub had any assets, other than nominal assets contributed upon the formation of Merger Sub, which assets will be held by IMC following the Merger, or (ii) has or will Merger Sub conduct any business activities or other operations of any kind other than the issuance of its stock to Newco prior to the Effective Time.  Merger Sub is, and always has been, wholly and directly owned by Newco.  Immediately prior to and at the Effective Time, Newco will be in “control” of Merger Sub within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

10.           Immediately following the Effective Time, Newco will be in “control” of IMC within the meaning of Section 368(c) of the Code.  At the Effective Time, IMC will not have

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outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire IMC Stock that, if exercised or converted, would affect Newco’s acquisition or retention of “control” of IMC within the meaning of Section 368(c) of the Code.  IMC has no plan or intention to issue, and Newco has no plan or intention to cause IMC to issue, additional shares of stock of IMC (or equity equivalents, or securities, options, warrants or instruments giving the holder thereof the right to acquire stock of IMC or equity equivalents ) following the Effective Time that would (or if exercised would), or any plan or intention to take any action that could, result in Newco losing “control” of IMC within the meaning of Section 368(c) of the Code following the Effective Time.

11.           Neither Newco nor any corporation affiliated with Newco has any plan or intention to liquidate IMC, to cause IMC to merge with and into another corporation or other entity, to sell, exchange, transfer or otherwise dispose of any shares of stock of IMC or to cause IMC to sell, exchange, transfer or otherwise dispose of any of its assets or of any assets acquired from Merger Sub in the Merger, except, in each case, for dispositions made in the ordinary course of business or transfers of assets or stock described in Treas. Reg. § 1.368-2(k)(2).

12.           IMC will not assume any liabilities of Merger Sub in the Merger and will not acquire any assets of Merger Sub subject to liabilities in the Merger.

13.           Immediately prior to the Effective Time, IMC will be carrying on IMC’s historic business or using a significant portion of IMC’s historic business assets in a business (within the meaning of Treas. Reg. § 1.368-1(d)) and no assets of IMC have been acquired, sold, transferred, or otherwise disposed of which would prevent Newco and/or members of Newco’s “qualified group” (within the meaning of Treas. Reg. § 1.368-1(d)(4)(ii)) from continuing the historic business of IMC or from using a significant portion of IMC’s historic business assets in a business (within the meaning of Treas. Reg. § 1.368-1(d)) following the Merger, and, following the Merger, IMC will continue its historic business or use a significant portion of its historic business assets in a business.

14.           There is no intercorporate indebtedness existing between Cargill, CFI or the Cargill Contributing Corporations (or their respective subsidiaries) and IMC (or its subsidiaries), between Newco (or its subsidiaries) and IMC (or its subsidiaries) or between Merger Sub and IMC (or its subsidiaries) that was issued, acquired or was or will be settled at a discount.

15.           All shares of Newco Common Stock and Newco Preferred Stock into which shares of IMC Stock will be converted pursuant to the Merger will be newly issued and will be issued by Newco directly to record holders of shares of IMC Stock pursuant to the Merger.

16.           In the Merger, shares of IMC Common Stock will be exchanged solely for shares of Newco Common Stock and shares of IMC Preferred Stock will be exchanged solely for shares of Newco Preferred Stock.   Each share of Newco Preferred Stock, Newco Common Stock and Newco Class B Common Stock issued in the Merger and the Contribution will be entitled to one vote on all matters on which shareholders generally vote, including for the election of directors.  No shares or other securities of IMC will be issued to the holders of shares of IMC Stock pursuant to the Merger.

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17.           In the Merger, each issued and outstanding share of common stock of Merger Sub shall be converted into and become that number of shares of common stock and that number of shares of preferred stock of the Surviving Corporation equal to the number of shares of IMC Common Stock and the number of shares of IMC Preferred Stock, respectively, as existed immediately prior to the Effective Time, with the same rights, power and privileges as the shares of IMC Common Stock and IMC Preferred Stock, respectively, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

18.           Newco will not assume any liabilities of holders of shares of IMC Stock in connection with the Merger, nor will any of the IMC Stock acquired by Newco in the Merger be subject to liabilities.

19.           Neither Newco nor any person related to Newco (within the meaning of Treas. Reg. § 1.368-1(e)(3)) will own, at the Effective Time, nor has Newco or any person related to Newco owned during the five-year period ending at the Effective Time, any shares of any class of stock of IMC or any securities of IMC or any instrument giving the holder the right to acquire any such stock or securities.

20.           None of the Cargill Contributing Corporations, Newco, Merger Sub or IMC is an investment company as defined in Section 368(a)(2)(F) of the Code.

21.           At the Effective Time, the fair market value of the assets of IMC will exceed the sum of the liabilities of IMC, plus the amount of liabilities, if any, to which the assets are subject.  The liabilities of IMC have been incurred by IMC in the ordinary course of its business.

22.           None of the Cargill Contributing Corporations, Newco, Merger Sub or IMC is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code, and the Newco Common Stock and Newco Class B Common Stock received by the Cargill Contributing Corporations in exchange for the assets transferred in the Contribution will not be used to satisfy the indebtedness of any debtor.  [Except for holders of IMC Stock holding, in the aggregate, less than [one] percent of the issued and outstanding shares of IMC Stock,](1) To the actual knowledge of the management of IMC, no holder of shares of IMC Stock is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code, and the Newco Common Stock and Newco Preferred Stock received in exchange for IMC Stock will not be used to satisfy the indebtedness of any such IMC shareholder.

23.           No holders of shares of IMC Common Stock or IMC Preferred Stock have dissenters’ rights with respect to the Merger under applicable laws.

(1)                                  The bracketed language to be included only if IMC obtains actual knowledge that it cannot give the representation without the qualification.

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24.           None of the compensation received or to be received by any holder of shares of IMC Stock who is an employee or independent contractor of IMC or any affiliate of IMC at the Effective Time is or will be separate consideration for, or allocable to, any of such person’s shares of IMC Stock to be surrendered in the Merger.  None of the shares of Newco Common Stock or Newco Preferred Stock to be received by any holder of shares of IMC Stock who is an employee or independent contractor of IMC or any affiliate of IMC at the Effective Time pursuant to the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement.  Any compensation paid or to be paid to any holder of shares of IMC Stock who is an employee or independent contractor of IMC who will be an employee of or will perform advisory services for Newco, IMC, or any affiliate thereof after the Merger, will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

25.           At the Effective Time, there will be no accrued but unpaid dividends on any IMC Stock (except for regular, normal dividends).

26.           The Agreement and the documents described in the Agreement, represent the entire understanding between or among (i) Cargill, CFI and their subsidiaries, (ii) Newco and its subsidiaries and (iii) IMC and its subsidiaries and, to the best knowledge of the managements of the Cargill Contributing Corporations, Newco, Merger Sub and IMC, between or among such entities and the affiliates and holders of shares of Newco stock and IMC Stock with respect to the Merger, and there are no other written or oral agreements regarding the Merger other than those expressly referred to therein.

27.           The Merger will be effected immediately after, and will be dependent upon, the Contributing Subsidiaries effecting the Contribution.  The Merger and the Contribution will be carried out strictly in accordance with the Agreement and as described in the Proxy Statement/Prospectus of Newco, dated [date], relating to the Contribution and Merger, and none of the material terms and conditions therein have been or will be waived or modified.

28.           Each of Cargill, CFI, the Cargill Contributing Corporations, Newco, Merger Sub, IMC and the holders of shares of IMC Stock will pay its or their own expenses, if any, incurred in connection with the Merger, the Contribution and related transactions, and none of Cargill, CFI, the Cargill Contributing Corporations, Newco, Merger Sub or IMC has agreed to assume, nor will they, directly or indirectly, assume, any expense or other liability, whether fixed or contingent, of any holder of shares of IMC Stock, except that Cargill and IMC shall bear and pay 66.5% and 33.5%, respectively, of (a) the filing fees for the pre-merger notification and report forms under the HSR Act and all applicable filings under foreign competition, merger control or antitrust Laws, (b) the SEC filing fee for the Form S-4 and Proxy Statement and fees for the printing and mailing of the Form S-4 and Proxy Statement, and (c) all other expenses incurred by Newco to Third Parties in connection with the Agreement and the transactions contemplated by the Agreement. IMC will pay all transfer taxes attributable to the Merger out of IMC’s own funds (and not out of funds provided, directly or indirectly, by Newco).

29.           In connection with the Contribution, no shares of stock or securities of Newco will be issued for services rendered to or for the benefit of Newco.

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30.           The Cargill Contributing Corporations will not retain any rights in the Contributed Subsidiaries transferred to Newco in the Contribution.  Holders of shares of IMC Stock will not retain any rights in the IMC Stock exchanged for Newco Common Stock and Newco Preferred Stock.

31.           The adjusted basis and the fair market value of the Contributed Subsidiaries transferred to Newco in the Contribution will, in each instance, be equal to or exceed the sum of the liabilities to be assumed by Newco plus any liabilities to which the transferred assets are subject.

32.           The liabilities of the Cargill Contributing Corporations to be assumed by Newco were incurred in the ordinary course of business and are associated with the Contributed Subsidiaries transferred to Newco in the Contribution.  The IMC Stock that is exchanged in the Merger is not subject to any liabilities that are being assumed by Newco.

33.           The Contribution and the Merger will create no indebtedness in favor of the Cargill Contributing Corporations or the holders of shares of IMC Stock.

34.           No Newco Common Stock, Newco Class B Common Stock or Newco Preferred Stock will be placed in escrow or will be issued under a contingent stock arrangement.

35.           In exchange for the Contributed Subsidiaries transferred to Newco in the Contribution, the Cargill Contributing Corporations will receive solely shares of Newco Common Stock and Newco Class B Common Stock; such stock of Newco will be approximately equal to the fair market value of the Contributed Subsidiaries transferred to Newco in the Contribution.

36.           Newco intends to use the assets of the Contributed Subsidiaries in a trade or business conducted directly or indirectly by Newco, and there is no plan or intention by Newco to dispose of the assets of the Contributed Subsidiaries transferred to it in the Contribution.

37.           Immediately after the Contribution and Merger, (i) the holders of shares of IMC Stock who exchange their shares of IMC Stock for shares of Newco Common Stock and Newco Preferred Stock in the Merger and (ii) the Cargill Contributing Corporations (collectively, the “Transferors”) will be in “control” of Newco within the meaning of Section 368(c) of the Code.  Newco has no plan or intention to issue additional shares of Newco Common Stock, Newco Class B Common Stock, Newco Preferred Stock or other class of stock of Newco that would cause the Transferors not to be in “control” of Newco within the meaning of Section 368(c) of the Code.

38.           The Cargill Contributing Corporations have no plan or intent to dispose of any of the shares of Newco Common Stock or Newco Class B Common Stock issued to the Cargill

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Contributing Corporations in the Contribution.  [Except for holders of IMC Stock holding, in the aggregate, less than [one] percent of the issued and outstanding shares of IMC Stock,](2) To the actual knowledge of the managements of the Cargill Contributing Corporations, Newco, Merger Sub and IMC, holders of shares of IMC Stock have no plan or intent to dispose of any of the shares of Newco Preferred Stock or Newco Common Stock issued to such holders pursuant to the Merger.

39.           IMC has not been a distributing corporation or a controlled corporation in a transaction to which Section 355 of the Code applies that is part of a plan (or series or related transaction) that includes the Merger.

40.           Newco will not be an “investment company” within the meaning of Section 351(e)(1) of the Code and Treasury Regulation § 1.351-1(c)(1)(ii).

41.           Newco will not be a “personal services corporation” within the meaning of Section 269A of the Code.

42.           Newco will remain in existence following the Contribution and the Merger.  None of the Cargill Contributing Corporations or Newco have any plan or intention to liquidate or dissolve Newco, or to merge Newco with another entity.

43.           None of Cargill, CFI, the Cargill Contributing Corporations, Newco, Merger Sub or IMC will take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with any of the foregoing representations or the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the Contribution and the Merger, when taken together, as an exchange described in Section 351(a) of the Code, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by an analogous determination under applicable state or local law.  IMC will satisfy the information reporting requirements of Treas. Reg. § 1.368-3 with respect to the Merger, and each of the Cargill Contributing Corporations will satisfy the information reporting requirements of Treas. Reg. § 1.351-3 with respect to the Contribution.

44.           The undersigned officer of IMC has reviewed the Cargill Officers’ Certificate and has no reason to believe that the representations contained therein are not true, correct and complete in all respects as of the date hereof and has no reason to believe that the representations contained therein will not be true, correct and complete in all respects as of the Effective Time.

45.           As to IMC, the facts relating to the Contribution and the Merger, as described in the Proxy Statement, are true, correct and complete in all respects as of the date hereof, and will remain true as of the Effective Time.

(2)                                  The bracketed language to be included only if one or more of the Cargill Contributing Corporations, Newco, Merger Sub and IMC obtains actual knowledge that it cannot give the representation without the qualification.

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46.           As to the Cargill Contributing Corporations and Newco or any person related to the Cargill Corporations and Newco (within the meaning of Treas. Reg. §  1.368-1(e)(3)), IMC has no reason to believe that the facts relating to the Contribution and the Merger, as described in the Proxy Statement, are not true, correct and complete in all respects as of the date hereof, and has no reason to believe that such facts will not remain true, correct and complete as of the Effective Time.

47.           The undersigned officer of IMC is authorized to make all representations set forth herein on behalf of IMC.

I understand that Fried, Frank, Harris, Shriver & Jacobson LLP and Sidley Austin Brown & Wood LLP will rely, without further inquiry, on this IMC Officer’s Certificate in rendering their opinions as to certain United States federal income tax consequences of the Contribution or the Merger, as applicable, and I will promptly and timely inform them if, after signing this IMC Officer’s Certificate, I have reason to believe that any of the facts described herein or in the Proxy Statement or any of the representations made in this IMC Officer’s Certificate are or have become untrue, incorrect or incomplete in any respect.

I understand that (i) the Opinions will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Agreement and the various other documents related thereto, and (ii) the Opinions will be subject to certain limitations and qualifications and may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.  I further understand that the Opinions will not address any tax consequences of the Contribution or the Merger or any action taken in connection therewith except as expressly set forth in each such Opinion.

IN WITNESS WHEREOF, I have, on behalf of IMC, signed this IMC Officer’s Certificate this         day of [date].

IMC GLOBAL INC.

By:

Title:

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